Exhibit 2.1

Execution Version

TRANSACTION AGREEMENT

by and among

ATLANTIC TELE-NETWORK, INC.,

ATN CARIBBEAN HOLDINGS, LTD.,

ATN BERMUDA HOLDINGS, LTD.,

KEYTECH LIMITED,
and

CHANCERY HOLDINGS LIMITED

dated as of October 5, 2015

i

ii

This TRANSACTION AGREEMENT, dated as of October 5, 2015 (this “Agreement”), is entered into by and among Atlantic Tele-Network, Inc., a Delaware corporation (“ATN”), ATN Caribbean Holdings, Ltd., an exempted Bermuda company and a direct wholly owned subsidiary of ATN (“New ABH”), ATN Bermuda Holdings, Ltd., a Bermuda company and a direct wholly owned subsidiary of ATN (“ABH”), KeyTech Limited, a Bermuda company (“KeyTech”), and Chancery Holdings Limited, a Bermuda company and a direct wholly owned subsidiary of KeyTech (“Chancery”).  Unless otherwise noted, capitalized terms shall have the meanings set forth or referenced in Section 10.12.

RECITALS

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, ATN desires to acquire, and KeyTech desires to issue to ATN, a controlling interest in KeyTech and in furtherance thereof the parties shall undertake the Transactions, as provided in this Agreement;

WHEREAS, the board of directors of ATN, by unanimous vote, and the board of directors of each of New ABH, ABH and Chancery, by written resolutions, have approved the entry into this Agreement and the transactions contemplated hereby;

WHEREAS, the board of directors of KeyTech (the “KeyTech Board”), by unanimous vote, (a) has authorized and approved (i) the KeyTech Amendments, and (ii) the issuance of KeyTech Common Shares to (x) New ABH as consideration for the ABH Sale (the “First Consideration Share Issuance”) and (y) Chancery for use as consideration in the Merger (the “Second Consideration Share Issuance” and together with the First Consideration Share Issuance, the “KeyTech Share Issuances”), in each case, subject to obtaining the Required KeyTech Vote, the BSX Consent and the KeyTech Transaction Approvals, and  (b) deems it advisable and in the best interests of KeyTech to consummate the Transactions and (c) has recommended that the shareholders of KeyTech vote in favor of the approval and adoption of the KeyTech Amendments, the KeyTech Share Increase, the KeyTech Share Issuances, the listing on the BSX of the new KeyTech Common Shares issued pursuant to such KeyTech Share Issuances, and the KeyTech Board Reorganization;

WHEREAS, for U.S. federal income Tax purposes, it is intended that (i) the ABH Sale qualify as a “reorganization” described in Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”) and (ii) this agreement constitutes, and is adopted as, a “plan of reorganization” (within the meaning of Treasury Regulation § 1.368-2(g)) for this purpose;

WHEREAS, for U.S. federal income Tax purposes, it is intended that (i) the merger of BDC with and into NewCo qualify as a “reorganization” described in Section 368(a) of the Code and (ii) this agreement constitutes, and is adopted as, a “plan of reorganization” (within the meaning of Treasury Regulation § 1.368-2(g)) for this purpose;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereby agree as follows:

ARTICLE I

THE TRANSACTIONS

Section 1.1                                    The Transactions; Effective Times.  (a)                             Declaration of KeyTech Dividend.  Subject to the conditions set forth in this Agreement, KeyTech shall use its best efforts to cause the KeyTech Board to declare in accordance with the Companies Act, a cash dividend of $0.75 per issued common share, par value $0.25, of KeyTech (each, a “KeyTech Common Share” and such dividend, the “KeyTech Dividend”), payable to holders of KeyTech Common Shares as of a date prior to the ABH Sale Effective Time.  KeyTech shall take, or cause to be taken, all other actions, and do, or cause to be done, all other things necessary, proper or advisable, including obtaining any and all necessary approvals from relevant Governmental Entities and taking any and all required actions in accordance with the Companies Act, to facilitate the payment of the KeyTech Dividend.  For the avoidance of doubt, it is the intention of the parties that the KeyTech Dividend shall not be payable to New ABH or the Minority Shareholders in respect of KeyTech Common Shares to be obtained by them as a result of, respectively, the ABH Sale or the Merger.

(b)                                 The ATN Contribution.  Subject to the conditions set forth in this Agreement, ATN shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable, including obtaining any and all necessary approvals from relevant Governmental Entities, to effect the contribution, as contributed surplus, prior to the ABH Sale Effective Time, to New ABH of all issued common shares, par value $0.01, of ABH, (each, an “ABH Common Share”) and cash in the amount of $41,563,438.00 (the “Cash Amount”) (together, the “ATN Contribution”).

(c)                                  The ATN Carve-Out.  Subject to the conditions set forth in this Agreement, prior to the ABH Sale Effective Time, ATN and ABH shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable, including obtaining any and all necessary approvals from relevant Governmental Entities, to effect the direct or indirect distribution or other transfer by ABH to New ABH or an Affiliate of all outstanding shares of the Retained ABH Subsidiaries (the “ATN Carve-Out”).

(d)                                 The New ABH Contribution.  Subject to the conditions set forth in this Agreement, following the ATN Contribution and prior to the ABH Sale Effective Time, New ABH shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable, including obtaining any and all necessary approvals from relevant Governmental Entities, to effect the contribution to ABH of the Cash Amount (the “New ABH Contribution”).

(e)                                  Chancery Tax Election.  KeyTech shall, or shall cause Chancery to, file an election for Chancery to be treated as a disregarded entity for U.S. federal income Tax purposes, effective at least two days prior to the ABH Sale Effective Time.

(f)                                   The ABH Sale; ABH Sale Effective Time.  Subject to the conditions set forth in this Agreement, New ABH shall sell, assign, transfer and convey to KeyTech and KeyTech shall purchase, acquire and accept from New ABH, all issued ABH Common Shares (the “ABH Sale”) in consideration for the ABH Sale Consideration.  The parties agree that the effective time of the ABH Sale will be 10:00 a.m., Bermuda time, on the Closing Date (the “ABH Sale Effective Time”).

(g)                                  ABH Tax Election.  Following the ABH Sale, KeyTech shall, or shall cause ABH to, file an election for ABH to be treated as a disregarded entity for U.S. federal income Tax purposes, effective as of the day following the ABH Sale Effective Time.

(h)                                 The ABH Dividend; The ABH Contribution.  Subject to the conditions set forth in this Agreement, promptly following the ABH Sale and prior to the Merger Effective Time, (i) KeyTech and ABH shall cause the board of directors of ABH, if permitted by applicable Law, to declare and pay a dividend to KeyTech in the aggregate amount of the Cash Amount (the “ABH Dividend”) and (ii) ABH shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable, including obtaining any and all necessary approvals from relevant Governmental Entities, to effect the contribution and transfer to Chancery of all the shares it currently holds representing approximately a 42.79% interest in Bermuda Digital Communications Ltd., a Bermuda company (“BDC”) (such contribution, the “ABH Contribution”).

(i)                                     NewCo Tax Election.  Chancery shall, or shall cause NewCo to, file an election for NewCo to be treated as a disregarded entity for U.S. federal income Tax purposes, effective as of the date of incorporation of NewCo.

(j)                                    Second Consideration Share Issuance.  Subject to the conditions set forth in this Agreement, promptly following the ABH Contribution and the payment of the ABH Dividend, KeyTech shall issue to Chancery, for use as consideration in the Merger, the Minority Shareholders Consideration in exchange for the Chancery Share Consideration.

(k)                                 The Merger; Merger Effective Time.  Subject to the conditions set forth in this Agreement, BDC will be merged with and into NewCo under the Laws of Bermuda (the “Merger”), with NewCo surviving such Merger (the “Surviving Company”), upon the terms and subject to the conditions of the merger agreement substantially in the form attached hereto as Exhibit A (the “Merger Agreement”) and in accordance with the Companies Act and the respective bye-laws of NewCo and BDC, and Chancery shall, take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable, including obtaining any and all necessary approvals from relevant Governmental Entities, to effect the Merger.  In furtherance of the Merger, promptly following the ABH Contribution and the payment of the ABH Dividend, subject to the provisions of this Agreement and the Merger Agreement, (i) Chancery shall cause the board of directors of NewCo and the board of directors of BDC, to approve and adopt the Merger Agreement and the transactions contemplated by this Agreement, including the Merger, and to make any and all determinations necessary or appropriate in respect thereof; (ii) Chancery shall (A) as the sole shareholder of NewCo, vote to approve the Merger (the “Required NewCo Vote”) and (B) as the majority shareholder of BDC, vote to approve the Merger (the “Required BDC Vote”); and (iii) NewCo and BDC will cause (A) the Merger Agreement to be executed and delivered and (B) an application for registration of the Surviving Company (the “Merger Application”) to be prepared, executed and delivered to the Registrar of Companies in Bermuda (the “Registrar”) as provided under Section 108 of the Companies Act on the Continued Closing Date and will cause the Merger to become effective under the Companies Act.  The Merger shall become effective upon issuance of the certificate of merger by the Registrar (the “Certificate of Merger”) on the Continued Closing Date.  The parties agree that the effective time of the Merger will be noon, Bermuda time, on the Continued Closing Date (the “Merger Effective Time”).

(l)                                     Payment of the KeyTech Dividend.  Promptly following the Merger Effective Time and subject always to the requirements of the BSX and the Companies Act, KeyTech will pay the KeyTech Dividend.

Section 1.2                                    Closing.  The closing of the ABH Sale (the “First Closing”) will take place at 10:00 a.m., Bermuda time, on the date (the “Closing Date”) that is the third Business Day after the satisfaction or waiver (if such waiver is permitted and effective under applicable Law) of the latest to be satisfied or waived of the conditions to the ABH Sale set forth in Article VII (excluding conditions that, by their terms, are to be satisfied on the Closing Date), unless another time or date is agreed to in writing by the parties.  The closing of the Merger (the “Closing Continuation” and together with the First Closing, the “Closing”) will take place at noon, Bermuda time, on the Closing Date or, if later, the date on which all conditions to the Merger set forth in Article VII shall have been satisfied or waived (if such waiver is permitted and effective under applicable Law) (the “Continued Closing Date”).  The Closing shall be held at the offices of Wakefield Quin Limited, Victoria Place, 31 Victoria Street, Hamilton HM10, Bermuda, unless another place is agreed to in writing by the parties.

Section 1.3                                    Effects of the Merger.

(a)                                 As of the Merger Effective Time, subject to the terms and conditions of this Agreement and the Merger Agreement, BDC shall be merged with and into NewCo under Section 104(H) of the Companies Act, the separate corporate existence of BDC shall cease and BDC shall be struck from the Register of Companies, and NewCo shall survive such Merger.  The parties acknowledge and agree that (a) the Merger shall be effected so as to constitute a “merger” as such term is understood under the Laws of Bermuda and (b) the Surviving Company shall be deemed to be a “surviving company” in accordance with Section 104H of the Companies Act.  Pursuant to Section 109(2) of the Companies Act, from and after the Merger Effective Time: (i) the Merger and the vesting of BDC’s and NewCo’s respective undertaking, property and liabilities in the Surviving Company shall become effective; (ii) the Surviving Company shall continue to be liable for the pre-merger obligations and liabilities of each of BDC and NewCo; (iii) any existing cause of action, claim or liability to prosecution by or against BDC or NewCo shall be unaffected; (iv) any civil, criminal or administrative action or proceeding pending by or against BDC or NewCo may be continued to be prosecuted by or against the Surviving Company; (v) a conviction against, or ruling, order or judgment in favor of or against, BDC or NewCo may be enforced by or against the Surviving Company; (vi) the Certificate of Merger shall be deemed to be the certificate of incorporation of the Surviving Company; and (vii) the cessation of BDC shall not be a winding up within Part XIII of the Companies Act.

(b)                                 Surviving Company Memorandum of Association and Bye-Laws of the Surviving Company.  The memorandum of association and bye-laws of NewCo shall be the memorandum of association and bye-laws of the Surviving Company until thereafter amended in accordance with the Companies Act and as provided therein.

(c)                                  Directors of the Surviving Company.  The directors of NewCo in office immediately before the Merger Effective Time shall be the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed.

ARTICLE II

CONSIDERATION; TRANSFER AND EXCHANGE

Section 2.1                                    ABH Sale Consideration.

(a)                                 Subject to the conditions set forth in this Agreement, at the First Closing, KeyTech shall issue to New ABH such number of validly issued, fully paid and non-assessable KeyTech Common Shares, free and clear of all Encumbrances, rounded up to the next whole number (collectively, the “ABH Sale Consideration”), as shall, after giving effect to such issuance, constitute at least 51% of the KeyTech Common Shares on a Fully Diluted Basis.

(b)                                 If at any time it is determined that the number of KeyTech Common Shares issued as ABH Sale Consideration to New ABH did not constitute at least 51% of the KeyTech Common Shares at the Closing on a Fully Diluted Basis, whether because of a miscalculation, a misrepresentation or error in the capitalization described in Section 3.2, or otherwise, or such KeyTech Common Shares were not validly issued, fully paid or non-assessable or free and clear of all Encumbrances, (x) additional KeyTech Common Shares will be issued by KeyTech and delivered to New ABH in Book Entry Form for no additional consideration such that the aggregate number of KeyTech Common Shares issued and delivered to New ABH in Book Entry Form shall constitute at least 51% of the KeyTech Common Shares on a Fully Diluted Basis as of the Closing Date and (y) KeyTech will indemnify and hold harmless ATN and New ABH from and against any Losses arising out of any such additional issuance or otherwise incurred as a result or in relation to this paragraph (b) in accordance with Article IX ((x) and (y) collectively, the “Ownership Covenant”).

(c)                                  New ABH agrees and acknowledges that (i) any KeyTech Common Shares issued to it shall be in Book Entry Form only and (ii) that upon the issue of any share certificate(s) at the request of New ABH, it shall indemnify KeyTech from and against (x) any Taxes arising solely in connection with the issue of such certificate(s) and (y) any Losses arising solely in connection with the enforcement of the payment of the Taxes referenced in (x).

Section 2.2                                    Merger Consideration(a)            . Subject to the conditions set forth in this Agreement, at the Merger Effective Time, by virtue of the Merger and without any action on the part of the parties to this Agreement, the holders of any ordinary shares, each having a par value of BD$0.05, in BDC (each, a “BDC Ordinary Share”), as evidenced by share certificates registered in the name of a shareholder and representing outstanding BDC Ordinary Shares (each, a “BDC Certificate”) and by way of entry in the register of shareholders of BDC (the “BDC Share Register”), and the holders of any common shares in NewCo, as evidenced by way of entry in the register of shareholders of NewCo:

(a)                                 Conversion of BDC Ordinary Shares.  Each BDC Ordinary Share in issue immediately before the Merger Effective Time shall automatically be cancelled, without any further action on the part of BDC, and be converted as follows:

(i)                                     Shares of Minority Holders. Each BDC Ordinary Share in issue immediately before the Merger Effective Time owned by the Minority Shareholders (each, a “Minority Share”) (other than Dissenting Shares) shall automatically be cancelled and be converted into the right to receive a number of KeyTech Common Shares per BDC Ordinary Share equal to the quotient obtained by dividing (x) the Minority Shareholders Consideration by (y) the aggregate number of Minority Shares issued, taking into account such Minority Shares as may be issued following the full or partial exercise of the BDC Share Option (the “Per Share Minority Shareholders Consideration”), together with any cash paid in lieu of fractional shares in accordance with Section 2.3(c) (collectively, the “Minority Shareholders Merger Consideration”).

(ii)                                  Shares of Dissenting Holders.  Notwithstanding anything in this Agreement to the contrary, any Dissenting Shares shall automatically be cancelled and be converted into the right to receive the fair value from BDC (which, if paid following the Merger Effective Time, will be paid by the Surviving Company) thereof under Section 106(2) of the Companies Act.  In respect of the Merger, the Surviving Company and Chancery shall give ATN (i) prompt notice of (A) any demands for appraisal of

Dissenting Shares or attempted withdrawal or withdrawals of such demands received by the Surviving Company or Chancery and any other instruments served under the Companies Act and received by the Surviving Company or Chancery relating to any Dissenting Holder’s right to be paid the fair value of such Dissenting Holder’s Dissenting Shares and (B) to the extent that the Surviving Company or Chancery has knowledge, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares and (ii) to the extent permitted by applicable Law, the opportunity to participate with the Surviving Company or Chancery in any and all negotiations and proceedings with respect to any written demands for appraisal under the Companies Act.  Absent express prior written consent of ATN, neither the Surviving Company nor Chancery shall, and each shall cause its Subsidiaries not to, voluntarily make any payment with respect to, or settle, or offer to settle, any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the Companies Act.

(iii)                               Cancellation of Other BDC Ordinary Shares.  Except as set forth in Section 2.2(a)(i) and Section 2.2(a)(ii) above as to the Minority Shares and the Dissenting Shares, each other BDC Ordinary Share in issue, including all BDC Ordinary Shares that are held by BDC as treasury shares or owned by Chancery immediately before the Merger Effective Time shall, by virtue of the Merger, and without any action on the part of the holder thereof, automatically be cancelled and shall cease to exist, and no payment shall be made in respect thereof.

(iv)                              Upon such conversion and / or cancellation, each BDC Ordinary Share shall be cancelled and each holder of a BDC Ordinary Share registered in the BDC Share Register immediately before the Merger Effective Time shall thereafter cease to have any rights with respect to such BDC Ordinary Shares except the rights as set forth in this Section 2.2(a).

(b)                                 Conversion of NewCo Shares. Each common share in NewCo in issue immediately before the Merger Effective Time shall automatically be cancelled, without any further action on the part of NewCo, and be converted into one validly issued, fully paid and non-assessable share, par value BD$1.00 per share, of the Surviving Company.

Section 2.3                                    Transfer and Exchange Procedures

(a)                                 Share Register Registration.  On the First Closing, the transfer of the ABH Common Shares pursuant to the ABH Sale shall be registered by way of entry of such transfer in the register of shareholders of ABH (the “ABH Share Register”).

(b)                                 No Further Rights in BDC Ordinary Shares.  All Minority Shareholders Merger Consideration paid or issued upon the cancellation of BDC Ordinary Shares in accordance with the terms of this Article II (including any cash paid under this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shareholders of BDC in their capacity as shareholders of BDC before the Merger Effective Time.  If, after the Merger Effective Time, BDC Certificates are presented to the Surviving Company or Chancery for any reason, they shall be marked as cancelled, except as otherwise required by applicable Law.

(c)                                  No Fractional Shares.  Notwithstanding anything in this Agreement to the contrary, no fraction of a KeyTech Common Share shall be issued in connection with the Merger, and in lieu thereof any shareholder of BDC who would otherwise have been entitled to a fraction of a KeyTech Common Share, shall be paid upon cancellation of BDC Ordinary Shares pursuant to the terms of the Merger (and after taking into account and aggregating BDC Ordinary Shares as set out in the BDC Share Register), cash in an amount (without interest) equal to the product obtained by multiplying (i) the fractional share interest to which such shareholder (after taking into account and aggregating all BDC Ordinary Shares as set out in the BDC Share Register) would otherwise be entitled by (ii) the Average KeyTech Share Price as of the Continued Closing Date.

(d)                                 Lost, Stolen or Destroyed Certificates.  If any BDC Certificate shall have been lost, stolen or destroyed Chancery shall, in place of such lost, stolen or destroyed certificates, accept an indemnity by the registered holder of the BDC Ordinary Shares represented by such BDC Certificate in a form reasonably acceptable to ATN and Chancery, and deliver the Minority Shareholders Merger Consideration as may be required under this Article II and the Merger Agreement in respect of the BDC Ordinary Shares represented by such lost, stolen or destroyed BDC Certificates.

(e)                                  No Liability.  To the extent permitted under applicable Law, any Minority Shareholders Merger Consideration payable to any shareholder of BDC in accordance with Section 2.2 that remain unclaimed by the shareholders of BDC shall become the property of Chancery on the Business Day immediately before the day that such property is required to be delivered to any public official under any applicable abandoned property, escheat or similar Law.  Notwithstanding anything in the Agreement to the contrary, to the extent permitted under applicable Law, neither Chancery nor the Surviving Company shall be liable to any shareholder of BDC for any such property received by Chancery or a public official under any applicable abandoned property, escheat or similar Law

(f)                                   Withholding.  KeyTech and Chancery (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law.  To the extent that amounts are so withheld by KeyTech or Chancery, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.  The parties agree to cooperate reasonably with each other for purposes of determining whether any Taxes are required to be withheld with respect to the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF KEYTECH AND CHANCERY

Except as set forth in the disclosure letter delivered by KeyTech to ATN simultaneously with the execution of this Agreement (the “KeyTech Disclosure Letter”) (each section of which qualifies the correspondingly numbered and lettered Section of this Article III and any other numbered and lettered Section of this Article III to the extent it is reasonably apparent upon reading the disclosure contained in such section of the KeyTech Disclosure Letter, without independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such other numbered and lettered Section of this Article III), KeyTech and Chancery, jointly and severally, hereby represent and warrant to ATN, New ABH and ABH that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date (except for representations and warranties that speak as of a specific date, in which case such representations and warranties are true and correct as of such date) as follows:

Section 3.1                                    Organization, Standing and Power.

(a)                                 Each of KeyTech and its Subsidiaries is a company or other legal entity duly organized or incorporated (as applicable) and validly existing and in good standing (or the equivalent concept to the extent applicable) under the Laws of its jurisdiction of incorporation or organization.  Except as set forth in Section 3.1(a) of the KeyTech Disclosure Letter, each of KeyTech and its Subsidiaries has full power and authority to own, lease and operate its properties and to carry on its business as it is currently being conducted and as it will be conducted as at Closing, and is duly licensed and qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such licensing and qualification necessary.  Use of the term “in good standing” is taken to mean that each of KeyTech and its Subsidiaries has received a certificate of compliance (or the equivalent concept to the extent applicable) from the Registrar, the BSX or the Registrar of Companies in the Cayman Islands (the “General Registry”), as applicable.

(b)                                 True and complete copies of the memorandum of association, registers of directors and officers, registers of members and KeyTech Bye-Laws and each operating Subsidiary have been made available to ATN before the execution of this Agreement, are in full force and effect and have not been amended or otherwise modified (except as they may be or have been amended or otherwise modified under the KeyTech Amendments).  Neither KeyTech nor any of its Subsidiaries is in breach of any provision of its memorandum of association or bye-laws or other equivalent organizational documents.

(c)                                  Prior to the date hereof, applications have been made to deregister KeyTech Communications Ltd., Logic Communications Limited, Atlantic Communications Ltd. and Cayman International Television (Caribbean) Network Ltd. (the “Deregistered Companies”) from the General Registry with effect as of December 31, 2015, in accordance with applicable Law.  Except as described in Section 3.1(c) of the KeyTech Disclosure Letter, the Deregistered Companies and Bahamas Data & Media Limited have no Liabilities.

Section 3.2                                    Capital Structure.

(a)                                 The authorized share capital and issued common shares of KeyTech, as of the date set forth in Section 3.2(a) of the KeyTech Disclosure Letter, including any shares reserved for issuance upon the exercise or payment of outstanding warrants and outstanding share options or other equity-related securities or awards (such share option and other equity-related award plans, agreements and programs, collectively, the “KeyTech Share Plans”), are described in Section 3.2(a) of the KeyTech Disclosure Letter.  Other than the shares to be issued pursuant to the Second Consideration Share Issuance, none of its common shares, options or warrants are held by KeyTech or any of its Subsidiaries.  All of its issued common shares have been duly authorized and validly issued and are fully paid and non-assessable and, other than pursuant to the Listing Regulations of the BSX, are not subject to preemptive rights, and were issued in compliance with all applicable securities Laws.  Section 3.2(a) of the KeyTech Disclosure Letter sets forth a true and complete list of all warrants, options, restricted shares, or other equity-related securities or awards outstanding, as of the date set forth in Section 3.2(a) of the KeyTech Disclosure Letter, the name of each holder thereof and the number of the KeyTech Common Shares for which any such warrant, option, restricted share or other equity-related security or award is exercisable for as of the date of this Agreement (without regard to any vesting or other limitations with respect thereof), and, where applicable for warrants, options, restricted shares or other equity-related securities, exercise prices, dates of grant, vesting schedules, expiration dates, performance periods, performance targets, the KeyTech Share Plan, if any, under which such awards were granted or whether such awards were issued under the BOTCAT Agreement.  From the date set forth in Section 3.2(a) of the KeyTech Disclosure Letter through the date of this Agreement, KeyTech has not issued any KeyTech Common Shares or any warrants, options, restricted shares or other equity-related securities or award.

(b)                                 Section 3.2(b) of the KeyTech Disclosure Letter sets forth, a true and complete list of (i) the Subsidiaries of KeyTech (including such Subsidiaries’ jurisdiction of incorporation or organization, the amount of its authorized share capital), and (ii) each other Person (other than its Subsidiaries) in which it has, or under an agreement has the right to acquire at any time by any means, directly or indirectly, an equity interest.  KeyTech or one or more of its wholly owned Subsidiaries owns all of the issued shares in the share capital of its Subsidiaries, beneficially and of record, and all such shares are fully paid and non-assessable, are not subject to preemptive rights and are free and clear of any Encumbrances, including any Encumbrance arising in connection with or relating to the issue, acquisition or disposition of any shares in the share capital of any Subsidiary of KeyTech or any dissolution or distribution of the assets of any other Person to any such Subsidiary.  Neither KeyTech nor any of its Subsidiaries owns or has the right to acquire, directly or indirectly, any share capital or other voting securities of, or ownership interests in, any Person.  As at the date of this Agreement, Chancery owns 2,677,528 issued BDC Ordinary Shares, beneficially and of record, and all such shares are fully paid and non-assessable, are not subject to preemptive rights and are free and clear of all Encumbrances.

(c)                                  No bonds, debentures, notes or other Indebtedness having the right to vote (or which are exercisable or exchangeable for or convertible or redeemable into securities having the right to vote) on any matters on which shareholders of KeyTech or any of its Subsidiaries may vote (“KeyTech Voting Debt”) are issued or outstanding.

(d)                                 Except as set forth in Section 3.2(d) of the KeyTech Disclosure Letter, there are no options, warrants, calls, convertible, redeemable, exercisable or exchangeable securities, rights, commitments or agreements of any character to which KeyTech or any of its Subsidiaries is a party or by which it or any such Subsidiary is bound (i) obligating KeyTech or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the share capital or any KeyTech Voting Debt or other equity rights of KeyTech or any of its Subsidiaries, (ii) obligating KeyTech or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, convertible, redeemable, exercisable or exchangeable security, right, commitment or agreement or (iii)

that provide the economic or voting equivalent of an equity ownership interest in KeyTech or any of its Subsidiaries.

(e)                                  None of KeyTech or any of its Subsidiaries is a party to any agreement relating to disposition, voting or dividends with respect to any equity securities of KeyTech or any of its Subsidiaries.  Other than as may be entered into in connection with this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the share capital of KeyTech or any of its Subsidiaries.  There are no outstanding contractual obligations of KeyTech or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares in the share capital of KeyTech or any of its Subsidiaries.

(f)                                   Since January 1, 2013, other than the KeyTech Dividend, KeyTech has not declared or announced an intention to declare, set aside, made or paid to its shareholders dividends or other distributions on the outstanding shares in its share capital.

(g)                                  KeyTech has not waived any voting cut-back, transfer restrictions or similar provisions of its or its Subsidiaries’ bye-laws with respect to any of its or their shareholders.

(h)                                 KeyTech owns all of the issued share capital and any other debt or equity securities of Chancery and no Person has any right to acquire any such share capital or debt or equity securities.

Section 3.3                                    Authority; Non-Contravention.

(a)                                 Each of KeyTech and Chancery has all requisite corporate power and authority to enter into this Agreement and, to consummate the transactions contemplated hereby to which it is a party subject to obtaining the Required KeyTech Vote, the BSX Consent, the Required NewCo Vote and the Required BDC Vote.  The execution, delivery and performance of this Agreement by KeyTech and Chancery and the consummation of the transactions contemplated hereby to which each of KeyTech and Chancery is a party have been duly authorized by all necessary corporate action of KeyTech and Chancery and no other corporate proceedings on its part are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject to obtaining the Required KeyTech Vote, the BSX Consent, the KeyTech Transaction Approvals, the Required NewCo Vote and the Required BDC Vote.  This Agreement has been duly executed and delivered by each of KeyTech and Chancery and (assuming the due authorization, execution and delivery by the other parties hereto) constitutes a valid and binding obligation of each of KeyTech and Chancery, as applicable, enforceable against it in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (whether considered in a proceeding at law or in equity).

(b)

(i)                                     The KeyTech Board, by resolutions duly approved at a meeting duly called and held, has: (A) deemed it advisable and in the best interests of, KeyTech to enter into this Agreement and to consummate the KeyTech Amendments, the KeyTech Share Issuances, the KeyTech Dividend and the other transactions contemplated hereby; (B) approved the content and entry into of this Agreement and authorized and approved the transactions contemplated hereby, including the KeyTech Amendments, the KeyTech Share Increase, the KeyTech Share Issuances, the listing on the BSX of the new KeyTech Common Shares issued pursuant to such KeyTech Share Issuances, and the KeyTech Board Reorganization, subject to the receipt of the Required KeyTech Vote, the BSX Consent and the KeyTech Transaction Approvals; and (C) adopted the KeyTech Recommendation, subject to Section 6.4(c), and directed that such matters be submitted for consideration by KeyTech shareholders at the KeyTech Shareholder Meeting.  In the case of KeyTech, if the size of the KeyTech board of directors needs to be increased in order to effect the KeyTech Board Reorganization, the only action necessary for approval of the KeyTech Board Reorganization will be the adoption of the resolutions by the KeyTech board of directors increasing its size and electing the ATN Directors and such resolutions are permitted by, and comply with, the Laws of Bermuda and the memorandum of association and KeyTech Bye-Laws.

(ii)                                  The board of directors of Chancery, by unanimous written consent without a meeting, has (A) deemed it advisable and in the best interests of, Chancery to enter into this Agreement and to consummate the transactions contemplated hereby and (B) approved the content and entry into of this Agreement and authorized and approved the transactions contemplated hereby.

(c)                                  Except as set forth in Section 3.3(c) of the KeyTech Disclosure Letter, neither the execution, delivery and performance of this Agreement by each of KeyTech and Chancery nor the consummation of the transactions contemplated hereby to which each of KeyTech and Chancery is a party, nor compliance by KeyTech and Chancery, as applicable, with any of the terms or provisions hereof, will (i) violate, conflict with or result in any breach of any provision of KeyTech’s memorandum of association or KeyTech Bye-Laws (as they may be or have been amended or otherwise modified under the KeyTech Amendments) or the equivalent organizational documents of any of its Subsidiaries, (ii) trigger any rights of first refusal, preemptive rights (other than in the case of KeyTech pursuant to the Listing Regulations of the BSX), preferential purchase or similar rights or (iii) assuming that (A) the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 3.3(d) are duly obtained or made and (B) the Required KeyTech Vote, the Required NewCo Vote and the Required BDC Vote are obtained, (x) violate any Law applicable to KeyTech, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, require an approval or a consent or waiver under, result in the cancellation, suspension, non-renewal or termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other Encumbrance upon any Permit or any of the respective properties, rights, obligations or assets of KeyTech or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, note, mortgage, indenture, lease, Compensation and Benefit Plan  or other agreement, obligation or instrument to which KeyTech or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

(d)                                 No consent, approval, order or authorization of, permit or waiver from, or registration, declaration, notice or filing with any Governmental Entity is required to be made or obtained by KeyTech or any of its Subsidiaries at or before the Closing in connection with the execution, delivery and performance of this Agreement by each of KeyTech and Chancery or the consummation of the transactions contemplated hereby to which each of KeyTech and Chancery is a party, except for (i) (A) the filing of the Merger Application and related attachments with the Registrar, (B) the written notification from the BMA confirming that the BMA has no objection to the Sales, (C) approvals or filing under all applicable Laws of Bermuda, including the Exchange Control Act 1972 of Bermuda, (D) compliance with applicable requirements of the Companies Act and the Listing Regulations of the BSX, (E) notices, applications, filings, authorizations, orders, approvals and waivers as may be required under applicable Telecommunications Laws or pursuant to the terms of any Required Telecommunications/Spectrum License or Other Telecommunications Licenses, including (x) the approval of the change of control with respect to the ICOLs and spectrum licenses listed on Section 3.10 of the KeyTech Disclosure Letter by the Bermuda Minister of Economic Development and the BRA, (y) the approval (or waiver or exemption) of, and notice regarding, the change of control of the Subsidiaries of KeyTech incorporated in the Cayman Islands and holding licenses under the ICTA Law by or to the ICTA and (z) the approval of the transactions by the BRA, and which are set forth in Section 3.3(d)(i)(D) of the KeyTech Disclosure Letter (the notices, applications, filings, authorizations, orders, approvals and waivers described in clauses (D) and (E) the “KeyTech Transaction Approvals”), (F) the filing with the BSX of such registration statements, prospectuses, reports and other materials as may be required in connection with this Agreement and the transactions contemplated hereby, including the KeyTech Shareholders’ Circular, and the obtaining of the BSX Consent in connection therewith and (G) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various jurisdictions in connection with the issuance of KeyTech Common Shares under this Agreement and (ii) any other consent, approval, order or authorization of, waiver from, or registration, declaration, notice or filing.

Section 3.4                                    Financial Statements and Reports; Regulatory Reports; Undisclosed Liabilities.

(a)                                 KeyTech and its Subsidiaries have timely filed, submitted or furnished all required forms, reports, statements, schedules, registration statements and other documents required to be filed, submitted or furnished by it or any of its Subsidiaries with or to the, the BSX or any other Governmental Entity since January 1, 2013 (the documents referred to in this Section 3.4(a), collectively with any other forms, reports, statements, schedules, registration statements, prospectuses, proxy statements and other documents filed with, submitted or furnished to the BSX or any other Governmental Entity after the date hereof, in the case of KeyTech and its Subsidiaries the “KeyTech Reports”).  As of its filing, submission or furnishing date, each KeyTech Report complied in all material respects , (A) as to form  with the requirements of the Companies Act and the Listing Regulations of the BSX and (B) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments from the BSX or any other Governmental Entity with respect to any KeyTech Report.

(b)                                 The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the KeyTech Report complied as to form in all material respects with the published rules and regulations of the BSX with respect thereto, were prepared in accordance with IFRS applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by the Companies Act and the Listing Regulations of the BSX) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the consolidated financial position of KeyTech and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

(c)                                  Except for (i) those Liabilities that are specifically reflected and adequately reserved for in its audited consolidated financial statements for the fiscal year ended March 31, 2015, or specifically reflected in the notes or in the auditors’ report thereto, as filed with the BSX, (ii) liabilities and obligations incurred as permitted under this Agreement and (iii) Liabilities incurred since March 31, 2015 in the ordinary course of business consistent with past practice, KeyTech and its Subsidiaries do not have any Liabilities of any nature whatsoever (whether or not required to be specifically reflected in its financial statements in accordance with IFRS).

(d)                                 The aggregate value of all assets held, directly or indirectly, by KeyTech in the United States is less than $76,300,000.  Revenues received from customers located in the United States, and from calls to the United States and roaming charges for customers visiting the United States did not, in the aggregate, equal or exceed $76,300,000 during the fiscal year ended March 31, 2015.

Section 3.5                                    Compliance with Applicable Laws and Reporting Requirements.

(a)                                 Except as set forth in Section 3.5(a) of the KeyTech Disclosure Letter, KeyTech and its Subsidiaries hold in full force and effect all material Permits, and KeyTech and its Subsidiaries are in compliance in all material respects with the terms and requirements of its Permits and any applicable Laws.  KeyTech and its Subsidiaries have not received, at any time since January 1, 2013, any written notice or communication from any Governmental Entity regarding any actual, alleged, or potential violation of, or a failure to comply with, any Laws or the terms and requirements of any Permit or any actual or potential revocation, withdrawal, suspension, cancellation, modification, or termination of any Permit and have complied, in all material respects, with all applicable directions and instructions from the BRA.  All applications required to have been filed for the renewal of each Permit or other material filings required to be made with respect to each Permit held by KeyTech or its Subsidiaries have been duly filed on a timely basis with the appropriate Governmental Entity.

(b)                                 (i) KeyTech has established and maintains disclosure controls and procedures under the Companies Act and the Listing Regulations of the BSX. KeyTech and its Subsidiaries maintain a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with IFRS; (iii) the records, systems, controls, data and information of KeyTech and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of KeyTech or its Subsidiaries or accountants (including all means of access thereto and therefrom) and are held or maintained in such places as may be required under all applicable Laws (including Telecommunications Laws); and (iv) KeyTech has disclosed, based on its most recent evaluation of internal controls before the date hereof, to its auditors and audit committee (A) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect its ability to record, process, summarize and report financial information and (B) any fraud that involves management or other employees who have a significant role in internal controls.

(c)                                  There are no outstanding loans or other extensions of credit made by KeyTech or any of its Subsidiaries to any of its or any of its Subsidiaries’ executive officers or directors.

(d)                                 Since January 1, 2013, KeyTech has complied in all material respects with the Listing Regulations of the BSX and has not received any written notice or communication from the BSX regarding any actual, alleged or potential violation of or a failure to comply with the Listing Regulations.

(e)                                  Neither KeyTech nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among KeyTech and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement”.

Section 3.6                                    Legal and Arbitration Proceedings and Investigations.  There are no Legal Proceedings pending or, to the Knowledge of KeyTech, threatened, against KeyTech or any of its Subsidiaries, any present or former officer, director or employee thereof in his or her capacity as such or any Person for whom KeyTech or its Subsidiaries may be liable or affecting any of their respective properties or assets, nor are there any Orders binding upon KeyTech or any of its Subsidiaries or any of their respective properties or assets.  There have been no formal or informal BMA, BSX or BRA inquiries, investigations or subpoenas, other Governmental Entity inquiries or investigations or internal investigations or whistle-blower complaints pending or, to the Knowledge of KeyTech, threatened involving KeyTech or its Subsidiaries or any current or former officer or director thereof in his or her capacity as such.  There are no Legal Proceedings by KeyTech or any of its Subsidiaries pending, or which KeyTech or any of its Subsidiaries intends to initiate on behalf of KeyTech or any of its Subsidiaries, against any other Person.

Section 3.7                                    Taxes.

(a)                                 All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, KeyTech or any of its Subsidiaries have been filed when due (taking into account extensions of time to file) in accordance with all applicable Laws, and all such Tax Returns are true, correct and complete in all material respects.  All such Tax Returns have been examined and closed by the appropriate Taxing Authority or the period for assessment, after giving effect to extensions or waivers, of the Taxes in respect of which such Tax Returns were required to be filed has expired.

(b)                                 There are no liens for any Taxes upon the assets of KeyTech or any of its Subsidiaries, other than (i) statutory liens for Taxes not yet due and payable or (ii) liens that are being contested in good faith by appropriate proceedings, for which adequate reserves have been established on its financial statements in accordance with IFRS.

(c)                                  KeyTech and each of its Subsidiaries have duly and timely paid, or have duly and timely withheld and remitted (or properly set aside in accounts for such purpose), to the appropriate Taxing Authority all material Taxes due and payable, and have properly established in accordance with IFRS an adequate accrual for all material Taxes not yet due and payable.

(d)                                 There is no Legal Proceeding pending or, to the Knowledge of KeyTech, threatened against or with respect to KeyTech or any of its Subsidiaries in respect of any Tax or Tax Asset, and any deficiencies asserted or assessments made as a result of any Legal Proceeding have been paid in full.

(e)                                  KeyTech and each of its Subsidiaries have withheld all material amounts required to have been withheld by them in connection with amounts paid or owed to (or any benefits or property provided to) any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose.  KeyTech and each of its Subsidiaries have reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under Law.

(f)                                   Neither KeyTech nor any of its Subsidiaries is a party to a Tax allocation, sharing, indemnity or similar agreement or arrangement (other than indemnities or gross-ups included in ordinary course contracts or leases that will require any payment by it or any of its Subsidiaries of any Tax of another Person after the Closing Date.

(g)                                  Neither KeyTech nor any of its Subsidiaries (i) has filed any extension of time within which to file any Tax Returns that have not been filed, (ii) has entered into any agreement or other arrangement waiving or extending the statute of limitations or the period of assessment or collection of any material Taxes, which waiver or extension is still outstanding, (iii) has granted any power of attorney that is in force with respect to any matters relating to any material Taxes, (iv) has applied for a ruling from a Taxing Authority relating to any material Taxes that has not been granted or has proposed to enter into an agreement with a Taxing Authority that is pending or (v) has entered into any other agreement with a Taxing Authority with respect to liabilities for Taxes, or been issued any private letter rulings, technical advice memoranda or similar agreement or rulings by any Taxing Authority.

(h)                                 Except as set forth in Section 3.7(h) of the KeyTech Disclosure Letter, none of KeyTech nor any of its Subsidiaries owns any interest in real property located in the United States or the Virgin Islands, including any interest other than a creditor’s interest in any land, products of land, improvements on land (including buildings or other permanent structures affixed to land, and their structural components), and property associated with the use of any of the foregoing.

(i)                                     Neither KeyTech nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any activity or transaction entered into prior to the Closing Date or any election made prior to the Closing Date.

(j)                                    Neither KeyTech nor any of its Subsidiaries has received any notice or inquiry from any Governmental Entity in a jurisdiction in which it or any of its Subsidiaries has not filed a particular type of Tax Return that it or such Subsidiary is required to file such Tax Return in such jurisdiction.

(k)                                 No material transaction or arrangement involving KeyTech or any of its Subsidiaries has taken place or is in existence that is such that it has resulted, or is reasonably likely to result, in the income, profits or gains of it or of any of its Subsidiaries being adjusted for Tax purposes in any jurisdiction in accordance with applicable transfer pricing or thin capitalization laws.

(l)                                     (i) Except as expressly contemplated in Section 1.1, neither KeyTech nor any of its Subsidiaries has elected to be a pass through entity for U.S. federal income Tax purposes and (ii) neither it nor any of its Subsidiaries organized outside of the United States is or has ever been treated as a domestic corporation for any purpose under the Code.

Section 3.8                                    Absence of Certain Changes or Events.  Since the fiscal year ended March 31, 2015, (a) there has not been any Effect that, alone or in combination with any other Effect, is or would reasonably be expected to have a KeyTech Material Adverse Effect, and (b) neither KeyTech nor any of its Subsidiaries has taken any action or failed to take any action that would have resulted in a breach in any material respect of Section 5.1 had such section been in effect since the fiscal year ended March 31, 2015.  Since the fiscal year ended March 31, 2015 until the date hereof, there has not been any Effect that, alone or in combination with any other Effect, is or would reasonably be expected to have a KeyTech Disproportionate Material Adverse Effect.

Section 3.9                                    Vote Required.

(a)                                 In the case of KeyTech, the affirmative vote of the holders of a majority of the votes cast at a meeting of the shareholders of KeyTech at which a quorum is present in accordance with the KeyTech Bye-Laws to approve and adopt the KeyTech Amendments, the KeyTech Share Increase, the KeyTech Share Issuances, the listing on the BSX of the new KeyTech Common Shares issued pursuant to such KeyTech Share Issuances, and the KeyTech Board Reorganization (the “Required KeyTech Vote”), is the only vote of the holders of any class or series of KeyTech’s share capital or other securities necessary to consummate the transactions contemplated hereby.

(b)                                 In the case of Chancery, no vote of the holders of any class or series of Chancery’s share capital or other securities is necessary to approve this Agreement and consummate the transactions contemplated hereby.

Section 3.10                             Required Telecommunications/Spectrum Licenses.

(a)                                 Section 3.10(a) of the KeyTech Disclosure Letter sets forth, each Required Telecommunications/Spectrum License owned or held for use by KeyTech or any of its Subsidiaries and the holder of each such Required Telecommunications/Spectrum License (each such holder, a “License Holder”).  The applicable Required Telecommunications/Spectrum Licenses are in full force and effect and are held free and clear of any Encumbrances other than (i) those Encumbrances set forth on the applicable Section 3.10(a) of the KeyTech Disclosure Letter, (ii) Permitted Encumbrances and (iii) those Encumbrances that apply to such Required Telecommunications/Spectrum Licenses.

(b)                                 The applicable License Holder is qualified under the relevant Governmental Entity to hold the applicable Required Telecommunications/Spectrum Licenses.  No Person other than the applicable License Holder has any right, title or interest (legal or beneficial) in or to, or any right or license to use, any of the applicable Required Telecommunications/Spectrum Licenses, except for the use rights set forth in Section 3.10(b) of the KeyTech Disclosure Letter.  There are no existing applications, petitions to deny or complaints or proceedings (other than proceedings affecting the wireless industry generally) pending before any Governmental Entity having jurisdiction over the applicable License Holder relating to the right of the applicable License Holder to hold any of the applicable Required Telecommunications/Spectrum Licenses.  Except as set forth in Section 3.10(b) of the KeyTech Disclosure Letter, each of the applicable License Holders has not received any notice of any claim of default by it with respect to any of the applicable Required Telecommunications/Spectrum Licenses.  Except as set forth in Section 3.10(b) of the KeyTech Disclosure Letter, the applicable License Holder has not entered into any obligation, agreement, arrangement or understanding to sell, transfer, deliver, convey, assign or otherwise dispose of any applicable Required Telecommunications/Spectrum Licenses or that would affect the applicable License Holder’s ownership or use of any applicable Required Telecommunications/Spectrum Licenses after the Closing.

(c)                                  Except as set forth in Section 3.10(c) of the KeyTech Disclosure Letter, the applicable License Holder is in compliance in all material respects with the terms and conditions of each applicable Required Telecommunications/Spectrum License.  Except as set forth in Section 3.10(c) of the KeyTech Disclosure Letter and except for proceedings affecting the wireless industry generally, there is not pending or, to the Knowledge of KeyTech, threatened against the applicable License Holder or any of its Affiliates, and KeyTech has no Knowledge of any basis for, any application, action, complaint, claim, investigation, suit, notice of violation, petition, objection or other pleading, or any proceeding against the applicable License Holder or any of its Affiliates by any Governmental Entity, which questions or contests the validity of, or seeks the revocation, cancellation, forfeiture, non-renewal or suspension of, any applicable Required Telecommunications/Spectrum License, or which seeks the imposition of any modification or amendment with respect thereto, or the payment of a fine, sanction, penalty, damages or contribution in connection with the use of any applicable Required Telecommunications/Spectrum Licenses.

(d)                                 All documents required to be filed with the relevant Governmental Entity during the applicable License Holder’s ownership or holding of the applicable Required Telecommunications/Spectrum Licenses have been timely filed or the time period for such filing has not lapsed, except where such failure to timely file would not reasonably be expected to result in the revocation, cancellation, forfeiture, non-renewal or suspension of relevant governmental authorization or the imposition of any material monetary forfeiture.  All of such filings are complete and correct in all material respects.  No applicable Required Telecommunications/Spectrum License is subject to any conditions other than those appearing on its face and those generally applicable to such Required Telecommunications/Spectrum Licenses.  All payment obligations of the applicable License Holder with respect to the applicable Required Telecommunications/Spectrum Licenses, including those to the relevant Governmental Entity, have been timely paid, or paid within permitted grace periods, including any associated late payment fees, and no such material amounts are owing.  KeyTech has furnished or made available to ATN copies of all correspondence with the relevant Governmental Entity with respect to the applicable Required Telecommunications/Spectrum Licenses that is not publicly available.  Neither KeyTech nor any of its Subsidiaries is aware of any reasons why the applicable

License Holder would not qualify for an extension of the applicable Required Telecommunications/Spectrum Licenses other than matters similarly affecting holders of such Required Telecommunications/Spectrum Licenses generally.

(e)                                  The applicable Section 3.10(e) of the KeyTech Disclosure Letter sets forth each material telecommunications license (other than the Required Telecommunications/Spectrum Licenses) owned or held for use by KeyTech or any of its Subsidiaries (such telecommunications licenses, the “Other Telecommunications Licenses”) and the holder of each such Other Telecommunications License (each such holder, an “Other License Holder”).  All applicable Other Telecommunications Licenses are in full force and effect and are held free and clear of any Encumbrances other than (i) those Encumbrances set forth on the applicable Section 3.10(e) of the KeyTech Disclosure Letter, (ii) Permitted Encumbrances and (iii) those Encumbrances that apply to such Other Telecommunications Licenses generally.  The applicable Other License Holder is qualified under the relevant Governmental Entity to hold the applicable Other Telecommunications Licenses.  No Person other than the applicable Other License Holder has any right, title or interest (legal or beneficial) in or to, or any right or license to use, any of the applicable Other Telecommunications Licenses, except for the use rights set forth in the applicable Section 3.10(e) of the KeyTech Disclosure Letter.  The applicable Other License Holder is in compliance in all material respects with the terms and conditions of each applicable Other Telecommunications License.

Section 3.11                             Insurance Matters.  Section 3.11 of the KeyTech Disclosure Letter sets forth a correct and complete list of all material insurance policies and coverage (including self-insurance programs) (the “Policies”) maintained by or otherwise relating to KeyTech, its Subsidiaries and their respective properties, assets and businesses, which are in effect as of the date hereof, including, for each, the amount and type of coverage, carrier, term and annual premiums.  Such Policies provide sufficient coverage for the risks and liabilities associated with the business and operations of KeyTech and each of its Subsidiaries of a scope and nature consistent with customary practice in the industries in which KeyTech and its Subsidiaries operate.  Section 3.11 of the KeyTech Disclosure Letter also sets forth a correct and complete list, as of the date hereof, of all material claims made by KeyTech or any of its Subsidiaries (or any Affiliate of KeyTech or any of its Subsidiaries in connection with the properties, assets or businesses of KeyTech or any of its Subsidiaries) under any such insurance policy or coverage since January 1, 2013.  Each such policy is in full force and effect. All premiums due and payable thereunder have been paid in full, and none of and its Subsidiaries or Affiliate thereof is in default with respect to the obligations under any such policies or has otherwise failed to comply in any material respect with the terms and conditions of such policies.  None of KeyTech, its Subsidiaries and Affiliates has received any notice of cancellation or non-renewal with respect to any such policy or coverage, and no insurer under any such policy or coverage has questioned, disputed or denied or, to the Knowledge of KeyTech, threatened to question, dispute or deny any material claim thereunder.

Section 3.12                             Material Contracts.

(a)                                 Section 3.12(a) of the KeyTech Disclosure Letter sets forth a correct and complete list as of the date hereof of the following Contracts to which KeyTech or any of its Subsidiaries is party or by which any of KeyTech or its assets or properties are bound (collectively, the “Material Contracts”):

(i)                                     any Contract pursuant to which KeyTech or any of its Subsidiaries may be entitled to receive or obligated to pay more than $100,000 in any calendar year;

(ii)                                  any Contract that requires any Person to purchase its total requirements of any product or service from any other Person or contains “take or pay” or similar provisions;

(iii)                               any Contract that contains a “most-favored-nation” clause or similar term that provides preferential pricing or treatment;

(iv)                              any Contract that limits or purports to limit (or that following the Closing could limit) the ability of KeyTech or any of its Subsidiaries to (A) compete in any line of business, with any Person, in any geographic area or during any period of time, including by limiting the ability to sell any particular services or products to any Persons, or (B) solicit any customers or individuals for employment;

(v)                                 any Contract requiring or otherwise relating to any future capital expenditures by KeyTech or any of its Subsidiaries;

(vi)                              any Contract relating to the creation, incurrence, assumption or guarantee of any Indebtedness;

(vii)                           any Contract that provides for the indemnification or assumption of any Liability of any Person by KeyTech or any of its Subsidiaries;

(viii)                        any Contract that relates to the acquisition or disposition of any business, a material amount of stock or assets of any Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(ix)                              any Contract that provides for the establishment or operation of any joint venture, partnership, joint development, strategic alliance or similar arrangement;

(x)                                 any broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting or advertising Contract;

(xi)                              any Contract to which a Governmental Entity is a party;

(xii)                           any Contract involving any resolution or settlement of any actual or threatened Legal Proceeding with a value in excess of $25,000 or that provides for any injunctive or other non-monetary relief;

(xiii)                        any hedging, swap, derivative or similar Contract;

(xiv)                       any contract relating to real property leased to or by KeyTech or any of its Subsidiaries and any contract relating to real property reflected as an asset in the books and financial statements of KeyTech as disclosed to the BSX in accordance with the Listing Regulations;

(xv)                          any Contract or other document pertaining to the ICOLs and/or other regulatory licenses or Permits;

(xvi)                       any Contract in respect of the Intellectual Property used or licensed by KeyTech or any of its Subsidiaries, other than generic “shrink wrap” third party licenses with an annual payment not in excess of $25,000;

(xvii)                    any employment contracts and similar arrangements between the KeyTech or any of its Subsidiaries and its directors, officers, employees, independent contractors, advisors or consultants with an annual or one-off value in excess of $100,000, and all contracts, plans and arrangements pursuant to which the KeyTech or any of its Subsidiaries are obligated to make any payment or confer any benefit upon any of its directors, officers, employees, independent contractors, advisors or consultants as a result of or in connection with any of the transactions contemplated by this Agreement or any transaction or transactions resulting in a change of control of the KeyTech or any of its Subsidiaries including, without limitation, in respect of the issuance of KeyTech Common Shares, options or warrants on KeyTech Common Shares or any other right to acquire KeyTech Common Shares or other securities of KeyTech;

(xviii)                 any insurance policies required to be set forth in Section 3.11 of the KeyTech Disclosure Letter;

(xix)                       any nondisclosure agreement, confidentiality agreement or similar Contract pertaining to a material business partner of KeyTech or any of its Subsidiaries;

(xx)                          any Contract between or among KeyTech or any of its Subsidiaries, on the one hand, and KeyTech or any Affiliate of KeyTech (other than any Subsidiary of KeyTech), on the other hand;

(xxi)                       any Contract that requires a Consent in connection with the transactions contemplated by this Agreement or that contains a provision relating to a change of control;

(xxii)                    any Contract that could or could reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement;

(xxiii)                 any agreements to resell bulk air time with any Person, including mobile virtual network operators;

(xxiv)                agreements which relate to the provision of any interconnection or other material telecommunications services; and

(xxv)                   any other Contract that is material to the business of KeyTech or any of its Subsidiaries that is not required to be disclosed pursuant to any of the foregoing clauses of this Section 3.12(a).

(b)                                 KeyTech has made available to ATN correct and complete copies of each Material Contract (including all modifications, amendments, supplements, annexes and schedules thereto and written waivers thereunder) requested to be reviewed by ATN.  To the Knowledge of KeyTech, each Material Contract is in full force and effect and is a valid and binding agreement enforceable against KeyTech or any of its Subsidiaries and, to the Knowledge of KeyTech, any other party thereto in accordance with its terms.  None of KeyTech, its Subsidiaries or any Affiliate thereof and, to the Knowledge of KeyTech, no other party to any Material Contract is in breach of or default under, or has provided or received any notice, whether written or oral, of any intention to terminate or seek renegotiation of, any Material Contract.  To the Knowledge of KeyTech, no event or circumstance has occurred that, with or without notice or lapse of time or both, would (i) constitute a breach of or event of default by, (ii) result in a right of termination for, or (iii) cause or permit the acceleration of or other changes to any right or obligation or the loss of any benefit for, in each case, any party under any Material Contract.

Section 3.13                             Employee Benefits and Executive Compensation.

(a)                                 KeyTech has disclosed its Compensation and Benefit Plans in Section 3.13(a) of the KeyTech Disclosure Letter and it has made available before the execution of this Agreement true and complete copies of (i) each of its material Compensation and Benefit Plans, (ii) each applicable trust agreement or other funding arrangement for each such Compensation and Benefit Plan (including insurance contracts), and all amendments thereto, (iii) the most recent summary plan description for any Compensation and Benefit Plan and summary of any material modifications thereto.

(b)                                 Each of KeyTech’s Compensation and Benefit Plans is in compliance in all material respects with applicable Law and has been administered in all material respects in accordance with its terms and applicable Law.  There are no Legal Proceedings pending, or, to the Knowledge of KeyTech, threatened (other than routine claims for benefits) relating to any Compensation and Benefit Plan.

(c)                                  Neither KeyTech nor any of its Subsidiaries has any obligations for retiree health and retiree life benefits under any Compensation and Benefit Plan other than with respect to benefit coverage mandated by applicable Law or as otherwise set forth on Section 3.13(c) of the KeyTech Disclosure Letter.  There has been no amendment to, announcement by KeyTech or any of its Subsidiaries relating to, or change in employee participation in coverage under, any Compensation and Benefit Plan that would reasonably be expected to materially increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(d)                                 None of the execution and delivery of this Agreement, the obtaining of the Required KeyTech Vote, the termination of the employment of any of KeyTech or its Subsidiaries’ employees within a specified time of the Merger Effective Time or the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, golden parachute, or otherwise), whether or not in conjunction with a termination of employment, becoming due to any director, officer or any employee of KeyTech or any of its Subsidiaries from KeyTech or any of its Subsidiaries under any Compensation and Benefit Plan or otherwise, other than by operation of Law, (ii) increase any benefits otherwise payable under any Compensation and Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefit or funding (through a grantor trust or otherwise) of any such payment or benefit, (iv) limit or restrict the right of KeyTech to merge, amend or terminate any Compensation and Benefit Plan or any related trust.

Section 3.14                             Labor Relations and Other Employment Matters.

(a)                                 None of KeyTech or its Subsidiaries’ employees are represented by any union, works council, labor organization, or other workers’ group (each, a “Labor Organization”) with respect to their employment by it or its Subsidiaries; no Labor Organization or group of employees of KeyTech or any of its Subsidiaries has made a demand for recognition or certification; and there are no representation or certification proceedings or petitions presently pending or threatened to be brought or filed with any Governmental Entity.  Since January 1, 2013, to the Knowledge of KeyTech, neither KeyTech nor any of its Subsidiaries has been subject to any organizing attempts by any Labor Organization, and there have been no strikes, work stoppages, slowdowns, picketing, lockouts or other organized labor disputes or disruptions or any threats of the same.

(b)                                 No unfair labor practice charges, grievances, arbitrations, administrative charges, complaints or other actions in respect of Bermuda Employment Law are pending or, to the Knowledge of KeyTech, threatened against KeyTech or any of its Subsidiaries.  As of the date of this Agreement, no employee of KeyTech or any of its Subsidiaries at the officer level or above has given written notice to KeyTech or any of its Subsidiaries that any such employee intends to terminate his or her employment with KeyTech or any of its Subsidiaries.  To the Knowledge of KeyTech, no employee or former employee of KeyTech or any of its Subsidiaries is in any respect in violation of any term of any employment contract, nondisclosure agreement (including any agreement relating to Trade Secrets or proprietary information), non-solicitation agreement, non-competition agreement, or other restrictive covenant with it or any of its Subsidiaries.  KeyTech and its Subsidiaries have complied in all material respects with applicable Laws relating to its employees, including all Laws governing the terms and conditions of employment, the termination of employment, discrimination and harassment, wages, hours, compensation, benefits, reductions in force, mass layoffs and facility closings and has remitted all contributions or other amounts required to be paid thereunder.

(c)                                  KeyTech has made available before the execution of this Agreement true and complete copies of all Contracts and similar arrangements between KeyTech and its senior management or other key employees and KeyTech’s Subsidiaries and its Subsidiaries’ senior management or other key employees.

(d)                                 Each of KeyTech and its Subsidiaries’ employees has all work permits, immigration permits, visas or other authorizations required by Law for such employee given the duties and nature of such employee’s employment and Section 3.14(c) of the KeyTech Disclosure Letter sets forth a true and complete list of such work permits, immigration permits, visas or other authorizations currently held by its and its Subsidiaries’ employees.

(e)                                  Each of KeyTech and its Subsidiaries is in material compliance with and has remitted all contributions or other amounts required to be made under the applicable Laws relating to its employees.  As of the date hereof, there is no actual, pending or, to the Knowledge of KeyTech, threatened Legal Proceeding under or in respect of the applicable Laws relating to its employees and, to the Knowledge of KeyTech, there is no fact, matter or circumstance which would be likely to give rise to such Legal Proceeding.

Section 3.15                             Intellectual Property.

(a)                                 Except as set forth in Section 3.15(a) of the KeyTech Disclosure Letter, KeyTech and each of its Subsidiaries has sufficient rights to use all of the Intellectual Property used in KeyTech and each of its Subsidiaries’ respective businesses as it is presently conducted and as it will be conducted as at Closing.  The Intellectual Property owned by KeyTech or its Subsidiaries is: (i) owned free and clear of any Encumbrance (other than Permitted Encumbrances); (ii) valid and subsisting, and is not subject to any Order adversely affecting its or its Subsidiaries use thereof, or rights thereto; and (iii) the consummation of the transactions contemplated by this Agreement shall not have any material effect on its and its Subsidiaries’ rights in such Intellectual Property;

(b)                                 all of the rights in the Intellectual Property created by KeyTech or any of its Subsidiaries’ employees or independent contractors during the course of their employment have been validly and irrevocably assigned to it or, if required by contract, the owner of such Intellectual Property;

(c)                                  KeyTech and each of its Subsidiaries has taken all reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by it or each of its Subsidiaries, and, to the Knowledge of KeyTech, such Trade Secrets have not been used, disclosed to or discovered by any Person except under valid and appropriate non-disclosure agreements that have not been materially breached;

(d)                                 KeyTech and each of its Subsidiaries has implemented reasonable measures consistent with applicable industry standards to ensure the physical and electronic security of any information systems or data owned, used or held by KeyTech or any of its Subsidiaries, from unauthorized disclosure, use or modification and the data or proprietary information owned, used or held by KeyTech or any of its Subsidiaries, as the case may be, is free and clear of any and all Encumbrances and is stored, saved and secured in such manner that it is reasonably accessible to KeyTech or any of its Subsidiaries, as the case may be. To the Knowledge of KeyTech, during the five year period immediately preceding the date of this Agreement, there has been no material breach of security involving any such systems or data;

(e)                                  to the Knowledge of KeyTech, as of the date of this Agreement, neither KeyTech nor any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any third party during the three year period immediately preceding the date of this Agreement;

(f)                                   there is no material litigation, opposition, cancellation, proceeding, reexamination, objection or claim pending, asserted or, to the Knowledge of KeyTech, threatened against KeyTech or any of its Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property;

(g)                                  to the Knowledge of KeyTech, as of the date of this Agreement, no valid basis exists for any such litigation, opposition, cancellation, proceeding, reexamination, objection or claim;

(h)                                 to the Knowledge of KeyTech, as of the date of this Agreement, no Person is infringing, misappropriating or otherwise violating any of its or its Subsidiaries’ rights in any Intellectual Property owned by KeyTech or any of its Subsidiaries, and neither KeyTech nor any of its Subsidiaries has asserted or threatened to assert a claim of such infringement, misappropriation, or violation against any third party during the three year period immediately preceding the date of this Agreement; and

(i)                                     KeyTech and its Subsidiaries has each complied in all material respects with (i) all applicable Laws, rules and regulations regarding data protection and the privacy and security of personal information and (ii) their respective privacy policies or commitments to their customers and consumers.

Section 3.16                             Properties.  Except as set forth in Section 3.16 of the KeyTech Disclosure Letter:

(a)                                 KeyTech or any of its Subsidiaries has (i) a good and valid title, leasehold or sublease interest or other comparable contract right in the real property (including licenses granted pursuant to Schedule 2 of the ICTA Law) that KeyTech or any of its Subsidiaries (x) leases, subleases or otherwise occupies without owning (each such real property, a “Leased Real Property” and each such lease, sublease or comparable right, a “Lease”) or (y) owns (each such real property, an “Owned Real Property”), and (ii) good, valid and marketable title to, or a valid leasehold, sublease interest or other comparable contract right in, the other tangible assets and properties necessary to the conduct of its business as currently conducted, in each of clauses (i) and (ii), free and clear of all Encumbrances except for Permitted Encumbrances.

(b)                                 KeyTech and its Subsidiaries are in compliance in all material respects with the terms of all Leases, and all Leases are in full force and effect.  KeyTech has not received any written notice that it is in default under any Lease or any notification of disputes with any third party relating to any Lease, nor, to the Knowledge of KeyTech, is any other party to such Lease in default thereunder.  No event has occurred, which, after the giving of notice, with lapse of time or both, would constitute a default by KeyTech under any Lease or, to the Knowledge of KeyTech, any other party under such Lease.

(c)                                  There has been no material breach by KeyTech or any of its Subsidiaries of any applicable Law, bye-law or Permit in connection with the properties.

(d)                                 No “development” as defined in the Development and Planning Act 1974 of Bermuda (the “Planning Act”) has been carried out on the Owned Real Properties without planning permission first having been granted, or otherwise in contravention of the Planning Act or any condition contained in any planning permission granted for such development.

Section 3.17                             Environmental Matters.  (i) Each of KeyTech and its Subsidiaries is in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required under Environmental Laws, (ii) all such Permits were validly issued, are in full force and effect and contain no terms or conditions that will require material changes or limitations on the activities and operations of KeyTech or any of its Subsidiaries, (iii) there is no investigation, request for information, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of KeyTech, threatened against or affecting KeyTech or any of its Subsidiaries or any real property currently or formerly owned, operated or leased by KeyTech or any of its Subsidiaries, (iv) neither KeyTech  nor any of its Subsidiaries has received any notice of or is subject to any obligation, Liability, Order or settlement relating to or arising under Environmental Laws, (v) neither KeyTech nor any of its Subsidiaries has used, generated, stored or handled any Hazardous Substance on, in, at, under, around or affecting any property currently or formerly owned, operated, occupied or leased by KeyTech or any of its Subsidiaries, except in compliance with all Environmental Laws, (vi) neither KeyTech nor any of its Subsidiaries has treated, disposed of or otherwise released any Hazardous Substance on, in, at, under, around or affecting any property currently or formerly owned, operated, occupied or leased by KeyTech or any of its Subsidiaries, and (vii) to KeyTech’s Knowledge, no facts, circumstances or conditions exist with respect to KeyTech or any of its Subsidiaries or any property currently or formerly owned, operated or leased by KeyTech or any of its Subsidiaries or any property to or at which KeyTech or any of its Subsidiaries transported or arranged for the disposal or treatment of Hazardous Substance that could reasonably be expected to result in KeyTech or any of its Subsidiaries incurring Liabilities under Environmental Laws or in any Encumbrance being imposed on any of their properties.

Section 3.18                             Anticorruption Matters.  Neither KeyTech nor any of its Subsidiaries nor, to KeyTech’s Knowledge any director, officer, agent, independent contractor, employee or Affiliate of KeyTech or any of its Subsidiaries has taken any action, directly or indirectly, that would constitute a violation in any material respect by such persons of any applicable bribery, fraud, kickback or other similar anti-corruption law or regulation of any relevant country (“Anticorruption Laws”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any public official or employee, political party or campaign, official or employee of any public international organization, or official or employee of any government-owned enterprise or institution to obtain or retain business or to secure an improper advantage, or that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any employee, agent or representative of another company or entity in the course of their business dealings with KeyTech or any of its Subsidiaries, in order to induce such person to act against the best interest of his or her employer or principal.

Section 3.19                             Brokers or Finders.  No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee that is contingent on the consummation of any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of KeyTech or any of its Subsidiaries.

Section 3.20                             Transactions with Affiliates.  Except as set forth in Section 3.20 of the KeyTech Disclosure Letter, no Affiliate of KeyTech or any of its Subsidiaries (other than KeyTech or any of its Subsidiaries) (a) owns any asset, properties or rights, tangible or intangible, used in the business of KeyTech or any of its Subsidiaries, (b) initiated or, to the Knowledge of KeyTech, threatened to bring any Legal Proceeding against KeyTech or any of its Subsidiaries during the past two (2) years, (c) provides goods or services to, or receives goods or services from, KeyTech or any of its Subsidiaries, (d) owes any Indebtedness to, or is owed any Indebtedness by, KeyTech or any of its Subsidiaries, or (e) has engaged in any non-ordinary course transaction with KeyTech or any of its Subsidiaries during the past two (2) years.

Section 3.21                             Disclosure Documents.

(a)                                 With respect to KeyTech, the KeyTech Shareholders’ Circular and any amendments or supplements thereto (i) will, when filed, comply as to form in all material respects with the requirements of the Companies Act and the Listing Regulations of the BSX and (ii) will not, on the date the KeyTech Shareholders’ Circular or any amendment or supplement thereto is first mailed to the shareholders of KeyTech, and at the time of the Required KeyTech Vote, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                                 None of the information supplied or to be supplied by it specifically for inclusion or incorporation by reference in the KeyTech Shareholders’ Circular or any amendment or supplement thereto will on the date the KeyTech Shareholders’ Circular or any amendment or supplement thereto is first mailed to the shareholders of KeyTech, and at the time of the Required KeyTech Vote (in the case of the KeyTech Shareholders’ Circular), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)                                  Notwithstanding the foregoing provisions of this Section 3.21, no representation or warranty is made by either party with respect to statements made or incorporated by reference in the KeyTech Shareholders’ Circular based on information supplied by or on behalf of the other party in writing specifically noted for inclusion or incorporation by reference therein.

Section 3.22                             Full Disclosure.  No representation or warranty or other statement made by KeyTech in this Agreement or the KeyTech Disclosure Letter or any certificate or other document furnished or to be furnished to ATN pursuant to this Agreement contains any untrue statement or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ATN, NEW ABH AND ABH

Except as set forth in the disclosure letter delivered by ATN to KeyTech simultaneously with the execution of this Agreement (the “ATN Disclosure Letter”) (each section of which qualifies the correspondingly numbered and lettered Section of this Article IV and any other numbered and lettered Section of this Article IV to the extent it is reasonably apparent upon reading the disclosure contained in such section of the ATN Disclosure Letter, without independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such other numbered and lettered Section of this Article IV), ATN, New ABH and ABH, jointly and severally, hereby represent and warrant to KeyTech and Chancery that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date (except for representations and warranties that speak as of a specific date, in which case such representations and warranties are true and correct as of such date) as follows:

Section 4.1                                    Organization, Standing and Power.

(a)                                 Each of ATN, New ABH, ABH and BDC is a company or other legal entity duly organized or incorporated (as applicable) and validly existing and in good standing (or the equivalent concept to the extent applicable) under the Laws of its jurisdiction of incorporation or organization.  Except as set forth in Section 4.1(a) of the ATN Disclosure Letter, each of ATN, New ABH, ABH and BDC has full power and authority to own, lease and operate its properties and to carry on its business as it is currently being conducted and as it will be conducted as at Closing, and is duly licensed and qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such licensing and qualification necessary.

(b)                                 The copies of (i) the restated certificate of incorporation of ATN, incorporated by reference in Form S-8 and filed on June 6, 2001, (ii) the certificate of amendment, incorporated by reference in Form 10-Q for the quarterly period ended June 30, 2006 and (iii) the by-laws of ATN incorporated by reference in Form 10-Q for the quarterly period ended September 30, 2013, are true and complete copies, are in full force and effect and have not been amended or otherwise modified.  The memorandum of association and bye-laws of each of ABH and BDC are in full force and effect and have not been amended or otherwise modified.  Neither ATN, BDC nor ABH is in breach of any provision of its memorandum of association or bye-laws or other equivalent organizational documents.

(c)                                  True and complete copies of the memorandum of association and bye-laws of New ABH have been made available to KeyTech before the execution of this Agreement, are in full force and effect and have not been amended or otherwise modified.  New ABH was formed by ATN solely for the purpose of effecting the ATN Contribution, the ATN Carve-Out, the New ABH Contribution and the ABH Sale and the other transactions contemplated by this Agreement.  Since its incorporation, New ABH has not conducted any activity or business except for those that are ancillary activities or business related to the transactions referred to in this Agreement.

Section 4.2                                    Capital Structure.

(a)                                 The authorized share capital and issued common shares of ABH, as of the date set forth in Section 4.2(a) of the ATN Disclosure Letter, are described in Section 4.2(a) of the ATN Disclosure Letter.  All of ABH’s issued common shares have been duly authorized and validly issued and are fully paid and nonassessable and not subject to preemptive rights and were issued in compliance with all applicable securities Laws.

(b)                                 The authorized share capital and issued BDC Ordinary Shares, as of the date set forth in Section 4.2(b) of the ATN Disclosure Letter, are described in Section 4.2(b) of the ATN Disclosure Letter.  All of BDC’s issued common shares have been duly authorized and validly issued and are fully paid and nonassessable and not subject to preemptive rights and were issued in compliance with all applicable securities Laws.  As at the date of this Agreement, BDC has no Subsidiaries and Section 4.2(b) of the ATN Disclosure Letter sets forth the ownership interests BDC owns in any other Person as at the date of this Agreement.

(c)                                  Section 4.2(c) of the ATN Disclosure Letter sets forth, a true and complete list of (i) the Subsidiaries of ABH (including such Subsidiaries’ jurisdiction of incorporation or organization, the amount of its authorized share capital), and (ii) each other Person (other than its Subsidiaries) in which it has, or under an agreement has the right to acquire at any time by any means, directly or indirectly, an equity interest.  ABH or one or more of its wholly owned Subsidiaries owns all of the issued shares in the share capital of its Subsidiaries, beneficially and of record, and all such shares are fully paid and non-assessable, are not subject to preemptive rights and are free and clear of any Encumbrances, including any Encumbrance arising in connection with or relating to the issue, acquisition or disposition of any shares in the share capital of any Subsidiary of ABH or any dissolution or distribution of the assets of any other Person to any such Subsidiary.  Other than the BDC Ordinary Shares and the Retained ABH Subsidiaries, ABH does not own or have the right to acquire, directly or indirectly, any share capital or other voting securities of, or ownership interests in, any Person.  As at the date of this Agreement, ABH owns 2,695,840 BDC Ordinary Shares, beneficially and of record, and all such shares are fully paid and nonassessable, are not subject to preemptive rights and are free and clear of all Encumbrances.  Such shares represent approximately 42.79% of the entire allotted, duly authorized and validly issued share capital of BDC.

(d)                                 No bonds, debentures, notes or other Indebtedness having the right to vote (or which are exercisable or exchangeable for or convertible or redeemable into securities having the right to vote) on any matters on which shareholders of ABH may vote (“ABH Voting Debt”) of it or any of its Subsidiaries are issued or outstanding.

(e)                                  Except as set forth in Section 4.2(e) of the ATN Disclosure Letter, there are no options, warrants, calls, convertible, redeemable, exercisable or exchangeable securities, rights, commitments or agreements of any character to which ABH or any of its Subsidiaries is a party or by which it or any such Subsidiary is bound (i) obligating ABH or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the share capital or any ABH Voting Debt or other equity rights of ABH or any of its Subsidiaries, (ii) obligating ABH or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, convertible, redeemable, exercisable or exchangeable security, right, commitment or agreement or (iii) that provide the economic or voting equivalent of an equity ownership interest in ABH or any of its Subsidiaries.

(f)                                   No bonds, debentures, notes or other Indebtedness having the right to vote (or which are exercisable or exchangeable for or convertible or redeemable into securities having the right to vote) on any matters on which shareholders of BDC may vote (“BDC Voting Debt”) are issued or outstanding.

(g)                                  Except as set forth in Section 4.2(g) of the ATN Disclosure Letter, there are no options, warrants, calls, convertible, redeemable, exercisable or exchangeable securities, rights, commitments or agreements of any character to which BDC is a party or by which it is bound (i) obligating BDC to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the share capital or any BDC Voting Debt or other equity rights of BDC (ii) obligating BDC to grant, extend or enter into any such option, warrant, call, convertible, redeemable, exercisable or exchangeable security, right, commitment or agreement or (iii) that provide the economic or voting equivalent of an equity ownership interest in BDC.

(h)                                 None of ATN or any of its Subsidiaries is a party to any agreement relating to disposition, voting or dividends with respect to any equity securities of ABH or any of its Subsidiaries.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the share capital of ABH or any of its Subsidiaries.  There are no outstanding contractual obligations of ABH or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares in the share capital of ABH or any of its Subsidiaries.

(i)                                     BDC is not a party to any agreement relating to disposition, voting or dividends with respect to any equity securities of BDC.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the share capital of BDC.  There are no outstanding contractual obligations of BDC to repurchase, redeem or otherwise acquire any shares in the share capital of BDC.

(j)                                    ABH has not waived any voting cut-back, transfer restrictions or similar provisions of its or its Subsidiaries’ bye-laws with respect to any of its or their shareholders.

(k)                                 Except as set forth in Section 4.2(k) of the ATN Disclosure Letter, ATN owns all of the issued share capital and any other debt or equity securities of New ABH and ABH and no Person has any right to acquire any such share capital or debt or equity securities.

Section 4.3                                    Authority; Non-Contravention.

(a)                                 Each of ATN, New ABH and ABH has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby to which it is a party subject to obtaining the Required BDC Vote.  The execution, delivery and performance of this Agreement by ATN, New ABH and ABH and the consummation of the transactions contemplated hereby to which each of ATN, New ABH and ABH is a party have been duly authorized by all necessary corporate action of ATN, New ABH and ABH and no other corporate proceedings on its part are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject to, obtaining (i) the ATN Transaction Approvals, (ii) the approval of the board of directors of ABH of the ATN Carve-Out, the ABH Contribution and the ABH Dividend, (iii) the approval of the board of directors of New ABH of the New ABH Contribution and (iv) the Required BDC Vote.  This Agreement has been duly executed and delivered by each of ATN, New ABH and ABH and (assuming the due authorization, execution and delivery by the other parties hereto) constitutes a valid and binding obligation of each of ATN, New ABH and ABH, as applicable, enforceable against it in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (whether considered in a proceeding at law or in equity).

(b)

(i)                                     The board of directors of ATN, by resolutions duly adopted at a meeting duly called and held, has (A) deemed it advisable and in the best interests of, ATN to enter into this Agreement and to consummate the ATN Contribution and the other transactions contemplated hereby and (B) adopted this Agreement and authorized and approved the transactions contemplated hereby, including the ATN Contribution, subject to the receipt of the ATN Transaction Approvals.

(ii)                                  The board of directors of ABH, by unanimous written consent without a meeting, has: (A) deemed it advisable and in the best interests of, ABH to enter into this Agreement and to consummate the transactions contemplated hereby and (B) approved the content and entry into of this Agreement and authorized and approved the transactions contemplated hereby.

(iii)                               The board of directors of New ABH, by unanimous written consent without a meeting, has (A) deemed it advisable and in the best interests of, New ABH to enter into this Agreement and to consummate the transactions contemplated hereby, and (B) approved the content and entry into of this Agreement and authorized and approved the transactions contemplated hereby.

(c)                                  Except as set forth in Section 4.3(c) of the ATN Disclosure Letter, neither the execution, delivery and performance of this Agreement by each of ATN, New ABH and ABH nor the consummation of the transactions contemplated hereby to which each of ATN, New ABH and ABH is a party, nor compliance by ATN, New ABH and ABH, as applicable, with any of the terms or provisions hereof, will (i) violate, conflict with or result in any breach of any provision of (A) in the case of ATN, its certificate of incorporation or by-laws, (B) in the case of New ABH, its memorandum of association or bye-laws, or (C) in the case of ABH, its memorandum of association or bye-laws, (ii) trigger any rights of first refusal, preemptive rights, preferential purchase or similar rights or (iii) assuming that (A) the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 4.3(d) are duly obtained or made and (B) the Required BDC Vote is obtained, (x) violate any Law applicable to ATN, New ABH or ABH or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, require an approval or a consent or waiver under, result in the cancellation, suspension, non-renewal or termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other Encumbrance upon any Permit or any of the respective properties, rights, obligations or assets of ATN, New ABH or ABH under, any of the terms, conditions or provisions of any loan or credit agreement, note, mortgage, indenture, lease, Compensation and Benefit Plan  or other agreement, obligation or instrument to which ATN, New ABH or ABH is a party, or by which they or any of their respective properties or assets may be bound or affected.

(d)                                 No consent, approval, order or authorization of, permit or waiver from, or registration, declaration, notice or filing with any Governmental Entity is required to be made or obtained by ATN, New ABH or ABH at or before the Closing in connection with the execution, delivery and performance of this Agreement by each of ATN, New ABH and ABH or the consummation of the transactions contemplated hereby to which each of ATN, New ABH and ABH is a party, except for (i) (A) the filing of the Merger Application and related attachments with the Registrar, (B) the written notification from the BMA confirming that the BMA has no objection to the Sales, (C) approvals or filing under all applicable Laws of Bermuda, including the Exchange Control Act 1972 of Bermuda and under the Exchange Act, (D) compliance with applicable requirements of the Companies Act and the Listing Regulations of the BSX, (E) as set forth in Section 4.3(d)(i)(D) of the ATN Disclosure Letter with respect to any Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Law, (F) notices, applications, filings, authorizations, orders, approvals and waivers as may be required under applicable Telecommunications Laws or pursuant to the terms of any Required Telecommunications/Spectrum License or Other Telecommunications Licenses, including (x) the approval of the change of control with respect to the ICOLs and spectrum licenses listed on Section 4.8 of the ATN Disclosure Letter by the Bermuda Minister of Economic Development and the BRA, (y) the approval (or waiver or exemption) of, and notice regarding, the change of control of the Subsidiaries of KeyTech incorporated in the Cayman Islands and holding licenses under the ICTA Law by or to the ICTA and (z) the approval of the transactions by the BRA, and which are set forth in Section 4.3(d)(i)(E) of the ATN Disclosure Letter (the notices, applications, filings, authorizations, orders, approvals and waivers described in clauses (D), (E) and (F) the “ATN Transaction Approvals”), (G) the filing with the BSX of such registration statements, prospectuses, reports and other materials as may be required in connection with this Agreement and the transactions contemplated hereby, including the KeyTech Shareholders’ Circular, and the obtaining of the BSX Consent in connection therewith and (H) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various jurisdictions in connection with the issuance of KeyTech Common Shares under this Agreement and (ii) any other consent, approval, order or authorization of, waiver from, or registration, declaration, notice or filing.

Section 4.4                                    Compliance with Applicable Laws .  Except as set forth in Section 4.4 of the ATN Disclosure Letter, ABH, its Subsidiaries and BDC hold in full force and effect all material Permits, and ABH, its Subsidiaries and BDC are in compliance in all material respects with the terms and requirements of its Permits and any applicable Laws.  ABH, its Subsidiaries and BDC have not received, at any time since January 1, 2013, any written notice or communication from any Governmental Entity regarding any actual, alleged, or potential violation of, or a failure to comply with, any Laws or the terms and requirements of any Permit or any actual or potential revocation, withdrawal, suspension, cancellation, modification, or termination of any Permit.  All applications required to have been filed for the renewal of each Permit or other material filings required to be made with respect to each Permit held by ABH, its Subsidiaries or BDC have been duly filed on a timely basis with the appropriate Governmental Entity.

Section 4.5                                    Legal and Arbitration Proceedings and Investigations.

(a)                                 There are no Legal Proceedings pending or, to the Knowledge of ABH, threatened, against ABH or any of its Subsidiaries, any present or former officer, director or employee thereof in his or her capacity as such or any Person for whom ABH or its Subsidiaries may be liable or affecting any of their respective properties or assets, nor are there any Orders binding upon ABH or any of its Subsidiaries or any of their respective properties or assets.  There have been no formal or informal BMA inquiries, investigations or subpoenas, other Governmental Entity inquiries or investigations or internal investigations or whistle-blower complaints pending or, to the Knowledge of ABH, threatened involving ABH or its Subsidiaries or any current or former officer or director thereof in his or her capacity as such.  There are no Legal Proceedings by ABH or any of its Subsidiaries pending, or which ABH or any of its Subsidiaries intends to initiate on behalf of ABH or any of its Subsidiaries, against any other Person.

(b)                                 There are no Legal Proceedings pending or, to the Knowledge of ATN, threatened, against BDC, any present or former officer, director or employee thereof in his or her capacity as such or any Person for whom BDC may be liable or affecting any of their respective properties or assets, nor are there any Orders binding upon BDC or any of their respective properties or assets.  There have been no formal or informal BMA or BRA inquiries, investigations or subpoenas, other Governmental Entity inquiries or investigations or internal investigations or whistle-blower complaints pending or, to the Knowledge of ATN, threatened involving BDC or any current or former officer or director thereof in his or her capacity as such.  There are no Legal Proceedings by BDC pending, or which BDC intends to initiate against any other Person.

Section 4.6                                    Taxes.

(a)                                 All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, BDC, ABH or any of its Subsidiaries have been filed when due (taking into account extensions of time to file) in accordance with all applicable Laws, and all such Tax Returns are true, correct and complete in all material respects.  All such Tax Returns have been examined and closed by the appropriate Taxing Authority or the period for assessment, after giving effect to extensions or waivers, of the Taxes in respect of which such Tax Returns were required to be filed has expired.

(b)                                 There are no liens for any Taxes upon the assets of BDC, ABH or any of its Subsidiaries, other than (i) statutory liens for Taxes not yet due and payable or (ii) liens that are being contested in good faith by appropriate proceedings, for which adequate reserves have been established on its financial statements in accordance with GAAP.

(c)                                  BDC, ABH and each of its Subsidiaries have duly and timely paid, or have duly and timely withheld and remitted (or properly set aside in accounts for such purpose), to the appropriate Taxing Authority all material Taxes due and payable, and have properly established in accordance with applicable accounting requirements an adequate accrual for all material Taxes not yet due and payable.

(d)                                 There is no Legal Proceeding pending or, to the Knowledge of ABH, threatened against or with respect to BDC, ABH or any of its Subsidiaries in respect of any Tax or Tax Asset, and any deficiencies asserted or assessments made as a result of any Legal Proceeding have been paid in full.

(e)                                  ABH and each of its Subsidiaries have withheld all material amounts required to have been withheld by them in connection with amounts paid or owed to (or any benefits or property provided to) any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose.  ABH and each of its Subsidiaries have reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under Law.

(f)                                   Neither ABH nor any of its Subsidiaries is a party to a Tax allocation, sharing, indemnity or similar agreement or arrangement (other than indemnities or gross-ups included in ordinary course contracts or leases that will require any payment by BDC, ABH or any of its Subsidiaries of any Tax of another Person after the Closing Date.

(g)                                  Neither ABH nor any of its Subsidiaries (i) has filed any extension of time within which to file any Tax Returns that have not been filed, (ii) has entered into any agreement or other arrangement waiving or extending the statute of limitations or the period of assessment or collection of any material Taxes, which waiver or extension is still outstanding, (iii) has granted any power of attorney that is in force with respect to any matters relating to any material Taxes, (iv) has applied for a ruling from a Taxing Authority relating to any material Taxes that has not been granted or has proposed to enter into an agreement with a Taxing Authority that is pending or (v) has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) or been issued any private letter rulings, technical advice memoranda or similar agreement or rulings by any Taxing Authority.

(h)                                 None of the Subsidiaries of ABH is now or has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(i)                                     Neither ABH nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) installment sale or open transaction disposition made on or before the Closing Date, (ii) prepaid amount received on or before the Closing Date not in the ordinary course of business, or (iii) election under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. law) made with respect to any Tax period ending on or before the Closing Date.

(j)                                    Neither ABH nor any of its Subsidiaries has received any notice or inquiry from any Governmental Entity in a jurisdiction (whether within or without the United States) in which ABH or any of its Subsidiaries has not filed a particular type of Tax Return that ABH or such Subsidiary is required to file such Tax Return in such jurisdiction.

(k)                                 No material transaction or arrangement involving ABH or any of its Subsidiaries has taken place or is in existence that is such that it has resulted, or is reasonably likely to result, in the income, profits or gains of it or of any of its Subsidiaries being adjusted for Tax purposes in any jurisdiction in accordance with applicable transfer pricing or thin capitalization laws.

Section 4.7                                    Vote Required.

(a)                                 In the case of ATN, no vote of the holders of any class or series of ATN’s share capital or other securities is necessary to approve this Agreement and consummate the transactions contemplated hereby.

(b)                                 In the case of New ABH, no vote of the holders of any class or series of New ABH’s share capital or other securities is necessary to approve this Agreement and consummate the transactions contemplated hereby.

(c)                                  In the case of ABH, no vote of the holders of any class or series of ABH’s share capital or other securities is necessary to approve this Agreement and consummate the transactions contemplated hereby.

(d)                                 In the case of BDC, the Required BDC Vote is the only vote of the holders of any class or series of BDC’s share capital or other securities necessary to consummate the transactions contemplated by this Agreement.

Section 4.8                                    Required Telecommunications/Spectrum Licenses.

(a)                                 Section 4.8(a) of the ATN Disclosure Letter sets forth, each Required Telecommunications/Spectrum License owned or held for use by BDC and, as at the date hereof, BDB, Ltd (“BDB”).  The applicable Required Telecommunications/Spectrum Licenses are in full force and effect and are held free and clear of any Encumbrances other than (i) those Encumbrances set forth in Section 4.8(a) of the ATN Disclosure Letter, (ii) Permitted Encumbrances and (iii) those Encumbrances that apply to such Required Telecommunications/Spectrum Licenses.

(b)                                 BDC is qualified under the relevant Governmental Entity to hold the applicable Required Telecommunications/Spectrum Licenses.  No Person other than BDC has any right, title or interest (legal or beneficial) in or to, or any right or license to use, any of the applicable Required Telecommunications/Spectrum Licenses, except for the use rights set forth in Section 4.8(b) of the ATN Disclosure Letter.  There are no existing applications, petitions to deny or complaints or proceedings (other than proceedings affecting the wireless industry generally) pending before any Governmental Entity having jurisdiction over BDC relating to the right of BDC to hold any of the applicable Required Telecommunications/Spectrum Licenses.  Except as set forth in Section 4.8(b) of the ATN Disclosure Letter, BDC has not received any notice of any claim of default by it with respect to any of the applicable Required Telecommunications/Spectrum Licenses.  Except as set forth in Section 4.8(b) of the ATN Disclosure Letter, BDC has not entered into any obligation, agreement, arrangement or understanding to sell, transfer, deliver, convey, assign or otherwise dispose of any applicable Required Telecommunications/Spectrum Licenses or that would affect BDC’s ownership or use of any applicable Required Telecommunications/Spectrum Licenses after the Closing.

(c)                                  Except as set forth in Section 4.8(c) of the ATN Disclosure Letter, BDC is in compliance in all material respects with the terms and conditions of each applicable Required Telecommunications/Spectrum License.  Except as set forth in Section 4.8(c) of the ATN Disclosure Letter and except for proceedings affecting the wireless industry generally, there is not pending or, to the Knowledge of ATN, threatened against BDC, and ATN has no Knowledge of any basis for, any application, action, complaint, claim, investigation, suit, notice of violation, petition, objection or other pleading, or any proceeding against BDC by any Governmental Entity, which questions or contests the validity of, or seeks the revocation, cancellation, forfeiture, non-renewal or suspension of, any applicable Required Telecommunications/Spectrum License, or which seeks the imposition of any modification or amendment with respect thereto, or the payment of a fine, sanction, penalty, damages or contribution in connection with the use of any applicable Required Telecommunications/Spectrum Licenses.

(d)                                 All documents required to be filed with the relevant Governmental Entity during BDCs ownership or holding of the applicable Required Telecommunications/Spectrum Licenses have been timely filed or the time period for such filing has not lapsed, except where such failure to timely file would not reasonably be expected to result in the revocation, cancellation, forfeiture, non-renewal or suspension of relevant governmental authorization or the imposition of any material monetary forfeiture.  All of such filings are complete and correct in all material respects.  No applicable Required Telecommunications/Spectrum License is subject to any conditions other than those appearing on its face and those generally applicable to such Required Telecommunications/Spectrum Licenses.  All payment obligations of BDC with respect to the applicable Required Telecommunications/Spectrum Licenses, including those to the relevant Governmental Entity, have been timely paid, or paid within permitted grace periods, including any associated late payment fees, and no such material amounts are owing.  ATN has furnished or made available to KeyTech copies of all correspondence listed in Section 4.8(d) of the ATN Disclosure Letter with the relevant Governmental Entity with respect to the applicable Required Telecommunications/Spectrum Licenses.  ATN is not aware of any reasons why BDC would not qualify for an extension of the applicable Required Telecommunications/Spectrum Licenses other than matters similarly affecting holders of such Required Telecommunications/Spectrum Licenses generally.

(e)                                  No other telecommunications license (other than the Required Telecommunications/Spectrum Licenses) is owned or held for use by BDC other than licenses held by third parties and used by BDC in connection with its ordinary course roaming and interconnection agreements.

Section 4.9                                    Insurance Matters.  Section 4.9 of the ATN Disclosure Letter sets forth a correct and complete list, as of the date hereof, of all material insurance policies and coverage (including self-insurance programs) maintained by or otherwise relating to BDC and its properties, assets and businesses, including, for each, the amount and type of coverage, carrier, term and annual premiums.  Section 4.9 of the ATN Disclosure Letter also sets forth a correct and complete list, as of the date hereof, of all material claims made by BDC (or any Affiliate of BDC in connection with the properties, assets or businesses of BDC) under any such insurance policy or coverage since January 1, 2013.  Each such policy is in full force and effect.  All premiums due and payable thereunder have been paid in full, and none of BDC or Affiliate thereof is in default with respect to the obligations under any such policies or has otherwise failed to comply in any material respect with the terms and conditions of such policies.  To the Knowledge of ATN, BDC has not received any notice of cancellation or non-renewal with respect to any such policy or coverage, and no insurer under any such policy or coverage has questioned, disputed or denied or, to the Knowledge of ATN, threatened to question, dispute or deny any material claim thereunder.

Section 4.10                             BDC Material Contracts.

(a)                                 Section 4.10(a) of the ATN Disclosure Letter sets forth a correct and complete list as of the date hereof of the following Contracts to which BDC is party or by which BDC or its assets or properties are bound (collectively, the “BDC Material Contracts”):

(i)                                     any Contract pursuant to which BDC may be entitled to receive or obligated to pay more than $100,000 in any calendar year;

(ii)                                  any Contract that requires any Person to purchase its total requirements of any product or service from any other Person or contains “take or pay” or similar provisions;

(iii)                               any Contract that contains a “most-favored-nation” clause or similar term that provides preferential pricing or treatment;

(iv)                              any Contract that limits or purports to limit (or that following the Closing could limit) the ability of BDC to (A) compete in any line of business, with any Person, in any geographic area or during any period of time, including by limiting the ability to sell any particular services or products to any Persons, or (B) solicit any customers or individuals for employment;

(v)                                 any Contract requiring or otherwise relating to any future capital expenditures by BDC;

(vi)                              any Contract relating to the creation, incurrence, assumption or guarantee of any Indebtedness;

(vii)                           any Contract that provides for the indemnification or assumption of any Liability of any Person by BDC;

(viii)                        any Contract that relates to the acquisition or disposition of any business, a material amount of stock or assets of any Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(ix)                              any Contract that provides for the establishment or operation of any joint venture, partnership, joint development, strategic alliance or similar arrangement;

(x)                                 any broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting or advertising Contract;

(xi)                              any Contract to which a Governmental Entity is a party;

(xii)                           any Contract involving any resolution or settlement of any actual or threatened Legal Proceeding with a value in excess of $25,000 or that provides for any injunctive or other non-monetary relief;

(xiii)                        any hedging, swap, derivative or similar Contract;

(xiv)                       any contract relating to real property leased to or by BDC and any contract relating to real property reflected as an asset in the books and financial statements of BDC;

(xv)                          any Contract or other document pertaining to the ICOLs and/or other regulatory licenses or Permits;

(xvi)                       any Contract in respect of the Intellectual Property used or licensed by BDC, other than generic “shrink wrap” third party licenses with an annual payment not in excess of $25,000;

(xvii)                    any employment contracts and similar arrangements between BDC and its directors, officers, employees, independent contractors, advisors or consultants with an annual or one-off value in excess of $100,000, and all contracts, plans and arrangements pursuant to which BDC is obligated to make any payment or confer any benefit upon any of its directors, officers, employees, independent contractors, advisors or consultants as a result of or in connection with any of the transactions contemplated by this Agreement or any transaction or transactions resulting in a change of control of BDC including, without limitation, in respect of the issuance of shares, options or warrants on BDC Ordinary Shares or any other right to acquire BDC Ordinary Shares;

(xviii)                 any insurance policies required to be set forth in Section 4.9 of the ATN Disclosure Letter;

(xix)                       any nondisclosure agreement, confidentiality agreement or similar Contract pertaining to a material business partner of BDC;

(xx)                          any Contract that requires a Consent in connection with the transactions contemplated by this Agreement or that contains a provision relating to a change of control;

(xxi)                       any Contract that could or could reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement;

(xxii)                    any agreements to resell bulk air time with any Person, including mobile virtual network operators;

(xxiii)                 agreements which relate to the provision of any interconnection or other material telecommunications services; and

(xxiv)                any other Contract that is material to the business of BDC that is not required to be disclosed pursuant to any of the foregoing clauses of this Section 4.10(a).

(b)                                 ATN has made available to KeyTech correct and complete copies of each BDC Material Contract (including all modifications, amendments, supplements, annexes and schedules thereto and written waivers thereunder) requested to be reviewed by KeyTech.  To the Knowledge of ATN, each BDC Material Contract is in full force and effect and is a valid and binding agreement enforceable against BDC.  Except as set forth in Section 4.10(b) of the ATN Disclosure Letter, to the Knowledge of ATN, BDC is not and no other party to any BDC Material Contract is in breach of or default under, or has provided or received any notice, whether written or oral, of any intention to terminate or seek renegotiation of, any BDC Material Contract.  Except as set forth in Section 4.10(b) of the ATN Disclosure Letter, to the Knowledge of ATN, no event or circumstance has occurred that, with or without notice or lapse of time or both, would (i) constitute a breach of or event of default by, (ii) result in a right of termination for, or (iii) cause or permit the acceleration of or other changes to any right or obligation or the loss of any benefit for, in each case, any party under any BDC Material Contract.

Section 4.11                             Employee Benefits and Executive Compensation.

(a)                                 ATN has disclosed the Compensation and Benefit Plans relating to BDC in Section 4.11(a) of the ATN Disclosure Letter and it has made available, to the extent possible, before the execution of this Agreement true and complete copies of (i) each of BDC’s material Compensation and Benefit Plans, (ii) each applicable trust agreement or other funding arrangement for each such Compensation and Benefit Plan (including insurance contracts), and all amendments thereto, and (iii) the most recent summary plan description for any Compensation and Benefit Plan and summary of any material modifications thereto.

(b)                                 Each of BDC’s Compensation and Benefit Plans is in compliance in all material respects with applicable Law and has been administered in all material respects in accordance with its terms and applicable Law.  There are no Legal Proceedings pending, or, to the Knowledge of ATN, threatened (other than routine claims for benefits) relating to any of BDC’s Compensation and Benefit Plans.

(c)                                  BDC has no obligations for retiree health and retiree life benefits under any Compensation and Benefit Plan other than with respect to benefit coverage mandated by applicable Law or as otherwise set forth on Section 4.11(c) of the ATN Disclosure Letter.  There has been no amendment to, announcement by BDC relating to, or change in employee participation in coverage under, any Compensation and Benefit Plan that would reasonably be expected to materially increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(d)                                 Other than with respect to agreements set forth in Section 4.11(d) of the ATN Disclosure Letter, none of the transactions contemplated hereby will (i) result in any payment (including severance, golden parachute, or otherwise), whether or not in conjunction with a termination of employment, becoming due to any director, officer or any employee of BDC under any Compensation and Benefit Plan or otherwise, other than by operation of Law, (ii) increase any benefits otherwise payable under any Compensation and Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefit or funding (through a grantor trust or otherwise) of any such payment or benefit, (iv) limit or restrict the right of BDC to merge, amend or terminate any Compensation and Benefit Plan or any related trust.

Section 4.12                             Labor Relations and Other Employment Matters.

(a)                                 None of BDC’s employees are represented by any Labor Organization with respect to their employment by it; no Labor Organization or group of employees of BDC has made a demand for recognition or certification; and there are no representation or certification proceedings or petitions presently pending or threatened to be brought or filed with any Governmental Entity.  Since January 1, 2013, to the Knowledge of ATN, BDC has not been subject to any organizing attempts by any Labor Organization, and there have been no strikes, work stoppages, slowdowns, picketing, lockouts or other organized labor disputes or disruptions or any threats of the same.

(b)                                 No unfair labor practice charges, grievances, arbitrations, administrative charges, complaints or other actions in respect of Bermuda Employment Law are pending or, to the Knowledge of ATN, threatened against BDC.  As of the date of this Agreement, no employee of BDC at the officer level or above has given written notice to BDC that any such employee intends to terminate his or her employment with BDC.  To the Knowledge of ATN, no employee or former employee of BDC is in any respect in violation of any term of any employment contract, nondisclosure agreement (including any agreement relating to Trade Secrets or proprietary information), non-solicitation agreement, non-competition agreement, or other restrictive covenant with BDC.  BDC has complied in all material respects with applicable Laws relating to its employees, including all Laws governing the terms and conditions of employment, the termination of employment, discrimination and harassment, wages, hours, compensation, benefits, reductions in force, mass layoffs and facility closings and has remitted all contributions or other amounts required to be paid thereunder.

(c)                                  ATN has made available before the execution of this Agreement true and complete copies of all Contracts and similar arrangements between BDC and senior management or other key employees.

(d)                                 BDC’s employees have all work permits, immigration permits, visas or other authorizations required by Law for such employee given the duties and nature of such employee’s employment and Section 4.12(d) of the ATN Disclosure Letter sets forth a true and complete list of such work permits, immigration permits, visas or other authorizations currently held by BDC’s employees.

(e)                                  BDC is in material compliance with and has remitted all contributions or other amounts required to be made under the applicable Laws relating to its employees.  As of the date hereof, there is no actual, pending or, to the Knowledge of ATN, threatened Legal Proceeding under or in respect of the applicable Laws relating to BDC’s employees and, to the Knowledge of ATN, there is no fact, matter or circumstance which would be likely to give rise to such Legal Proceeding.

Section 4.13                             Intellectual Property.

(a)                                 Except as set forth in Section 4.13(a) in the ATN Disclosure Letter, BDC has sufficient rights to use all of the Intellectual Property used in BDC’s business as it is presently conducted and as it will be conducted as at Closing.  The Intellectual Property owned by BDC is: (i) owned free and clear of any Encumbrance (other than Permitted Encumbrances) and (ii) valid and subsisting, and is not subject to any Order adversely affecting its use thereof, or rights thereto;

(b)                                 all of the rights in the Intellectual Property created by BDC’s employees or independent contractors during the course of their employment have been validly and irrevocably assigned to it or, if required by contract, the owner of such Intellectual Property;

(c)                                  BDC has taken all reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by it, and, to the Knowledge of ATN, such Trade Secrets have not been used, disclosed to or discovered by any Person except under valid and appropriate non-disclosure agreements that have not been materially breached;

(d)                                 BDC has implemented reasonable measures consistent with applicable industry standards to ensure the physical and electronic security of any information systems or data owned, used or held by BDC, from unauthorized disclosure, use or modification.  To the Knowledge of ATN, during the five year period immediately preceding the date of this Agreement, there has been no material breach of security involving any such systems or data;

(e)                                  to the Knowledge of ATN, as of the date of this Agreement, BDC has not infringed, misappropriated or otherwise violated the Intellectual Property rights of any third party during the three year period immediately preceding the date of this Agreement;

(f)                                   there is no material litigation, opposition, cancellation, proceeding, reexamination, objection or claim pending, asserted or, to the Knowledge of ATN, threatened against BDC concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property;

(g)                                  except as set forth in Section 4.13(g) in the ATN Disclosure Letter, to the Knowledge of ATN, as of the date of this Agreement, no valid basis exists for any such litigation, opposition, cancellation, proceeding, reexamination, objection or claim;

(h)                                 to the Knowledge of ATN, as of the date of this Agreement, no Person is infringing, misappropriating or otherwise violating any of BDC’s rights in any Intellectual Property owned by BDC, and BDC has not asserted or threatened to assert a claim of such infringement, misappropriation, or violation against any third party during the three year period immediately preceding the date of this Agreement; and

(i)                                     BDC has each complied in all material respects with (i) all applicable Laws, rules and regulations regarding data protection and the privacy and security of personal information and (ii) their respective privacy policies or commitments to their customers and consumers.

Section 4.14                             Properties.  Except as set forth in Section 4.14 of the ATN Disclosure Letter:

(a)                                 BDC has (i) a good and valid title, leasehold or sublease interest or other comparable contract right in the real property that BDC (x) leases, subleases or otherwise occupies without owning

(each such real property, a “BDC Leased Real Property” and each such lease, sublease or comparable right, a “BDC Lease”) or (y) owns (each such real property, an “BDC Owned Real Property”), and (ii) good, valid and marketable title to, or a valid leasehold, sublease interest or other comparable contract right in, the other tangible assets and properties necessary to the conduct of its business as currently conducted, in each of clauses (i) and (ii), free and clear of all Encumbrances except for Permitted Encumbrances.

(b)                                 BDC is in compliance in all material respects with the terms of all BDC Leases, and all BDC Leases are in full force and effect.  BDC has not received any written notice that it is in default under any BDC Lease or any notification of disputes with any third party relating to any BDC Lease, nor, to the Knowledge of ATN, is any other party to such BDC Lease in default thereunder.  No event has occurred, which, after the giving of notice, with lapse of time or both, would constitute a default by BDC under any BDC Lease or, to the Knowledge of ATN, any other party under such BDC Lease.

(c)                                  There has been no material breach by BDC of any applicable Law, bye-law or Permit in connection with the properties.

(d)                                 No “development” as defined in the Planning Act has been carried out on the BDC Owned Real Properties without planning permission first having been granted, or otherwise in contravention of the Planning Act or any condition contained in any planning permission granted for such development.

Section 4.15                             Environmental Matters.  To the Knowledge of ATN, (i) BDC is in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required under Environmental Laws, (ii) all such Permits were validly issued, are in full force and effect and contain no terms or conditions that will require material changes or limitations on the activities and operations of BDC, (iii) there is no investigation, request for information, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of ATN, threatened against or affecting BDC or any real property currently or formerly owned, operated or leased by BDC, (iv) BDC has not received any notice of or is subject to any obligation, Liability, Order or settlement relating to or arising under Environmental Laws, (v) BDC has not used, generated, stored or handled any Hazardous Substance on, in, at, under, around or affecting any property currently or formerly owned, operated, occupied or leased by BDC, except in compliance with all Environmental Laws, (vi) BDC has not treated, disposed of or otherwise released any Hazardous Substance on, in, at, under, around or affecting any property currently or formerly owned, operated, occupied or leased by BDC, and (vii) to ATN’s Knowledge, no facts, circumstances or conditions exist with respect to BDC or any property currently or formerly owned, operated or leased by BDC or any property to or at which BDC transported or arranged for the disposal or treatment of Hazardous Substance that could reasonably be expected to result in BDC incurring Liabilities under Environmental Laws or in any Encumbrance being imposed on any of their properties.

Section 4.16                             Anticorruption Matters.  BDC nor, to ATN’s Knowledge any director, officer, agent, independent contractor, employee or Affiliate of BDC has taken any action, directly or indirectly, that would constitute a violation in any material respect by such persons of any applicable Anticorruption Law, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any public official or employee, political party or campaign, official or employee of any public international organization, or official or employee of any government-owned enterprise or institution to obtain or retain business or to secure an improper advantage, or that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any employee, agent or representative of another company or entity in the course of their business dealings with BDC, in order to induce such person to act against the best interest of his or her employer or principal.

Section 4.17                             Brokers or Finders.  Other than Bank of America Merrill Lynch, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee that is contingent on the consummation of any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ABH, any of its Subsidiaries or, to the Knowledge of ATN, BDC.

Section 4.18                             Transactions with Affiliates.  Except as set forth in Section 4.18 of the ATN Disclosure Letter, no Affiliate of BDC (a) owns any asset, properties or rights, tangible or intangible, used in the business of BDC, (b) initiated or, to the Knowledge of ATN, threatened to bring any Legal Proceeding against BDC during the past two (2) years, (c) provides goods or services to, or receives goods or services from, BDC, (d) owes any Indebtedness to, or is owed any Indebtedness by, BDC, or (e) has engaged in any non-ordinary course transaction with BDC during the past two (2) years.

Section 4.19                             Assets, Obligations and Liabilities of ABH.  Other than the shares of BWIV Ltd., a company organized under the Laws of the Turks & Caicos Islands, and its Subsidiary, Islandcom Telecommunications Ltd., a company organized under the Laws of the Turks & Caicos Islands (together, the “Retained ABH Subsidiaries”), and the BDC Ordinary Shares, ABH holds no businesses, assets or properties and upon consummation of the ATN Carve-Out and ATN Contribution, ABH shall only hold the Cash Amount and the BDC Ordinary Shares.  ABH has and will have no Liabilities of any nature other than those incident to its formation or as necessary to carry out its obligations under this Agreement.  Except for this Agreement, ABH is not a party to or bound by any material Contract not otherwise contemplated by this Agreement.

Section 4.20                             Full Disclosure.  No representation or warranty or other statement made by ATN in this Agreement or the ATN Disclosure Letter or any certificate or other document furnished or to be furnished to KeyTech pursuant to this Agreement contains any untrue statement or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1                                    Conduct of Business.

(a)                                 During the period commencing on the date of this Agreement and ending on the earlier of the termination of this Agreement in accordance with its terms and the Closing Date (the “Pre-Closing Period”) (i), KeyTech shall, and shall cause itself and its Subsidiaries to, (A) operate its business and that of its Subsidiaries in the ordinary course of business consistent with past practice; (B) maintain and preserve the present business organizations, assets and technology of KeyTech and its Subsidiaries; (C) keep available the services of the employees of KeyTech and its Subsidiaries; and (D) maintain and preserve the relationships and good will of KeyTech and its Subsidiaries with those Persons having business dealings with KeyTech and its Subsidiaries; and (ii) except as may be approved by the KeyTech Designees at the level of the board of directors of BDC, ATN shall procure that BDC shall (w) operate its business in the ordinary course of business consistent with past practice; (x) maintain and preserve the present business organizations, assets and technology of BDC; (y) keep available the services of the employees of BDC; and (z) maintain and preserve the relationships and goodwill of BDC with those Persons having business dealings with BDC.

(b)                                 During the Pre-Closing Period, except as required by any Law applicable to BDC, ATN shall procure that BDC shall not make any capital expenditures other than expressly provided for in the budget of BDC, as was most recently presented to the board of directors of BDC.

(c)                                  Without limiting the generality of the foregoing Section 5.1(a), during the Pre-Closing Period, except as (x) otherwise expressly provided herein, or (y) as required by any Law applicable to KeyTech or any of its Subsidiaries, KeyTech shall not, and shall cause its Subsidiaries not to, take any of the following actions without the prior written consent of ATN:

(i)                                     make or propose any amendment to (A) the memorandum of association of KeyTech or the KeyTech Bye-Laws or the equivalent organizational documents of KeyTech or any of its Subsidiaries or (B) waive any requirement thereof;

(ii)                                  other than the issuance of KeyTech Common Shares upon the exercise of options, warrants or other rights to acquire such shares issued or otherwise in effect on the date hereof and disclosed in Section 3.2(a) of the KeyTech Disclosure Letter, issue, sell, grant, pledge or otherwise dispose of or grant or suffer to exist any Encumbrance with respect to any of KeyTech’s or any of its Subsidiaries’ share capital of any class, or grant any options, warrants or other rights to acquire any such share capital, KeyTech Voting Debt or other interest or any instrument convertible into or exchangeable or exercisable for any such capital stock or other interest;

(iii)                               adopt any plan of merger, amalgamation, scheme of arrangement, consolidation, reorganization, liquidation or dissolution of KeyTech or any or its Subsidiaries, file a petition in bankruptcy under any provisions of bankruptcy Law on behalf of KeyTech or any of its Subsidiaries or consent to the filing of any bankruptcy petition against KeyTech or any of its Subsidiaries under any similar Law, except that KeyTech may deregister Bahamas Data & Media Limited from the appropriate corporate registry in The Bahamas;

(iv)                              create or transfer any Subsidiary of KeyTech or any of its Subsidiaries;

(v)                                 (A) other than the KeyTech Dividend, declare, accrue, set aside or pay any dividend or make any other distribution on or in respect of KeyTech or any of its Subsidiaries share capital or other securities (other than to KeyTech or any of its Subsidiaries) or (B) redeem, repurchase or otherwise reacquire, split, combine or reclassify any share capital of KeyTech or any of its Subsidiaries or otherwise change the capital structure of KeyTech or any of its Subsidiaries;

(vi)                              make any changes in any accounting methods, principles or practices except as required by a change in IFRS;

(vii)                           change in any material respect the policies or practices regarding accounts receivable or accounts payable or fail to manage working capital in accordance with past practices;

(viii)                        (A) accelerate, terminate, cancel, renew, amend, grant a waiver under or otherwise modify any Material Contract or any Contract that would constitute a Material Contract if in effect as of the date hereof or (B) enter into any Contract that would constitute a Material Contract if in effect as of the date hereof;

(ix)                              make any capital expenditures other than expressly provided for in the budget of KeyTech and its Subsidiaries, a correct and complete copy of which has been provided to ATN at least five (5) Business Days prior to the date hereof and which is set forth in Section 5.1(c)(ix) of the KeyTech Disclosure Letter (the “Budget”);

(x)                                 incur, assume or guarantee any Indebtedness or Liability of any other Person;

(xi)                              grant or suffer to exist any Encumbrance, other than any Permitted Encumbrances, on any properties or assets, tangible or intangible, of KeyTech or any of its Subsidiaries;

(xii)                           make any capital investment in, or make or forgive any loan to, any other Person;

(xiii)                        sell, lease, pledge, abandon, assign or otherwise dispose of any of the assets, properties or rights of KeyTech or any of its Subsidiaries except sales of assets in the ordinary course of business consistent with past practice not in excess of $25,000 individually or $100,000 in the aggregate;

(xiv)                       purchase or acquire, directly or indirectly (including by merger, amalgamation, scheme of arrangement, consolidation, or acquisition of stock or assets or any other business combination), any corporation, partnership, other business organization or division thereof or any other business or any equity interest in any Person;

(xv)                          purchase, lease or otherwise acquire any property or assets for an amount in excess of $50,000 individually or $200,000 in the aggregate, except for purchases of inventory or supplies in the ordinary course of business consistent with past practice or other than as expressly provided for in the Budget;

(xvi)                       enter into a new line of business or abandon or discontinue any existing line of business;

(xvii)                    settle, pay, discharge or satisfy any Legal Proceeding, dispute or conflict, that is now existing or that may arise during the Pre-Closing Period, where such settlement, payment, discharge or satisfaction would impose any monetary or other obligations, restrictions or limitations upon the operations or business of KeyTech or any of its Subsidiaries or upon the third party being involved in such Legal Proceeding, dispute or conflict, whether before or after the Closing;

(xviii)                 commence any Legal Proceeding other than for the routine collection of invoices or as expressly contemplated by this Agreement;

(xix)                       (A) increase in any manner the compensation of any of its current or former directors, officers, employees, independent contractors, advisors or consultants or enter into, establish, amend or terminate any collective bargaining agreement or Compensation and Benefit Plan (or any plan, program or arrangement that would be a Compensation and Benefit Plan if in effect as of the date hereof) with, for or in respect of, any current or former director, officer, employee, independent contractor, advisor, consultant or Affiliate, other than as required pursuant to applicable Law, (B) terminate the employment of any director, officer, employee, independent contractor, advisor or consultant without just cause, or encourage any employee to resign from the KeyTech or any of its Subsidiaries, or (C) hire or engage any new employee, director, independent contractor, advisor or consultant, unless any such person’s employment or services may be terminated at the option of KeyTech or any of its Subsidiaries without notice, penalty or the payment of any severance or other similar consideration;

(xx)                          fail to pay any maintenance, royalty, license or similar fees, or fail to take any other appropriate actions as necessary to prevent the abandonment, loss or impairment of any Intellectual Property;

(xxi)                       subject to any Encumbrance or otherwise encumber or, except for Permitted Encumbrances, permit, allow or suffer to be encumbered, any Intellectual Property;

(xxii)                    sell, assign, license (exclusively or non-exclusively), transfer, convey, lease, otherwise dispose of or encumber any of the Intellectual Property;

(xxiii)                 make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(xxiv)                enter into any transaction with any stockholder, director, officer or employee of KeyTech or any of its Subsidiaries;

(xxv)                   terminate, let lapse or materially amend or modify any insurance policy maintained by KeyTech or any of its Subsidiaries unless such policy is replaced by a reasonably comparable policy;

(xxvi)                except in accordance with Section 6.4 or Article VIII, take any action with the knowledge and intent that it would (i) result in any of the conditions to the transactions contemplated hereby and set forth in Article VII not being satisfied or (ii) materially adversely affect the ability of the parties to obtain any of the Transaction Approvals without the imposition of a Burdensome Condition; or

(xxvii)             authorize, resolve, commit, agree (by Contract or otherwise) or otherwise become obligated to take any of the actions in the foregoing clauses (i) through (xxvi).

ARTICLE VI

ADDITIONAL COVENANTS

Section 6.1                                    Preparation of KeyTech Shareholders’ Circular and Other Filings; KeyTech Shareholder Meeting.

(a)                                 As promptly as practicable and in no event later than five (5) Business Days following the date of this Agreement, KeyTech shall prepare and submit the shareholders’ circular (the “KeyTech Shareholders’ Circular”) to the BSX for review and authorization, and shall, as promptly as practicable, and in no event later than ten (10) Business Days, after such BSX review and authorization, issue the same to shareholders or other persons, as applicable, and KeyTech shall, and shall cause its respective Subsidiaries to, as promptly as practicable, prepare and file with the BSX for review and authorization prior to issuing the same to shareholders as promptly as practicable, all other documents required to be filed by KeyTech under applicable Law in connection with the transactions contemplated by this Agreement (the “Other KeyTech Filings”).  Without limiting the generality of the foregoing, (A) KeyTech shall, and shall cause its respective Representatives to, provide ATN and its Representatives with a reasonable opportunity, in advance of initial filing or any amendment or filing of any supplement thereto, to review and comment on the KeyTech Shareholders’ Circular and shall address or include, as applicable, in such documents comments reasonably proposed by ATN, (B) KeyTech shall, and shall cause its Representatives to, provide ATN and its Representatives with a reasonable opportunity, in advance of initial filing or any amendment or filing of any supplement thereto, to review and comment on the Other KeyTech Filings and shall address or include, as applicable, in such documents comments reasonably proposed by ATN and (C) ATN shall upon reasonable prior written notice provide KeyTech the information relating to it and its Affiliates required by the Companies Act and the Listing Regulations of the BSX or as the BSX may reasonably request to be set forth in the KeyTech Shareholders’ Circular or the Other KeyTech Filings.  KeyTech shall cause the Other KeyTech Filings to be made by it or its Subsidiaries and KeyTech shall cause the KeyTech Shareholders’ Circular to comply as to form and substance in all material respects with the requirements of (1) the Companies Act and (2) the rules and regulations of the BSX, as applicable.  KeyTech shall also take any action reasonably required to be taken under the Companies Act or any applicable securities Laws and the continuing obligations of the BSX in connection with the issuance of KeyTech Common Shares in the Sales.

(b)                                 KeyTech shall use its reasonable best efforts, after consultation with ATN, to resolve all BSX comments with respect to the KeyTech Shareholders’ Circular and all other comments on the Other KeyTech Filings as promptly as practicable after receipt thereof.  To the extent legally permitted, KeyTech shall promptly notify ATN in writing of the receipt of any written or oral comments from or other correspondence with respect to the KeyTech Shareholders’ Circular and Other KeyTech Filings and any request for amendments or supplements to the Other KeyTech Filings or for additional information and shall promptly supply ATN with copies of all correspondence between it and any of its Representatives or Affiliates, on the one hand, and an applicable Governmental Entity, on the other hand, with respect to the Other KeyTech Filings.  If at any time before receipt of the Required KeyTech Vote there shall occur any event that is required to be set forth in an amendment or supplement to the KeyTech Shareholders’ Circular or Other KeyTech Filings: (i) KeyTech shall promptly prepare such an amendment or supplement; and (ii) KeyTech shall promptly mail to its respective shareholders such amendment or supplement.  Without limiting the generality of the foregoing, to the extent legally permitted, KeyTech shall, and shall cause its respective Representatives to, provide ATN and its Representatives with a reasonable opportunity, in advance of the filing of any response by KeyTech to BSX or other Governmental Entity comments, to participate in the response of KeyTech to any BSX or other Governmental Entity comments with respect to the KeyTech Shareholders’ Circular and Other KeyTech Filings and to review and comment on any such response and shall address or include, as applicable, in such response comments reasonably proposed by ATN, including by participating with KeyTech and its Representatives in any meetings or discussions with the BSX or other Governmental Entity.

(c)                                  KeyTech shall, in accordance with its memorandum of association, the KeyTech Bye-Laws, the Listing Regulations of the BSX and applicable Law, as promptly as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the “KeyTech Shareholder Meeting”) for the purpose of seeking the approval and adoption of the KeyTech Amendments, the KeyTech Share Increase, the KeyTech Share Issuances, the

listing on the BSX of the new KeyTech Common Shares issued pursuant to such KeyTech Share Issuances, and the KeyTech Board Reorganization.  KeyTech shall use its reasonable best efforts to cause the KeyTech Shareholders’ Circular to be mailed to the shareholders of KeyTech as promptly as practicable.  Subject to Section 6.4(c), KeyTech shall include in the KeyTech Shareholders’ Circular the recommendation of the board of directors that the shareholders of KeyTech vote in favor of the approval and adoption of the KeyTech Amendments, the KeyTech Share Increase, the KeyTech Share Issuances, the listing on the BSX of the new KeyTech Common Shares issued pursuant to such KeyTech Share Issuances, and the KeyTech Board Reorganization (the “KeyTech Recommendation”).

(d)                                 Unless the KeyTech Board shall effect a Recommendation Withdrawal in accordance with Section 6.4(c) (but in all cases still subject to Section 6.4(e)), KeyTech shall use its reasonable best efforts to solicit from its shareholders proxies for purposes of obtaining the necessary quorum required for the KeyTech Shareholder Meeting.

(e)                                  Notwithstanding anything to the contrary set forth in this Agreement, KeyTech, after consultation with ATN, may (but shall not be required to) adjourn or postpone the KeyTech Shareholder Meeting if (i) any amendment or supplement to the KeyTech Shareholders’ Circular required to be provided to its shareholders has not been so provided or (ii) as of the time for which the applicable shareholder meeting is originally scheduled there are insufficient KeyTech Common Shares represented (either in person or by proxy) at the KeyTech Shareholder Meeting to constitute a quorum necessary to conduct the business of the KeyTech Shareholder Meeting.  Following the shareholder meetings and at or before the Closing, KeyTech shall deliver to the corporate secretary of ATN a certificate setting forth the voting results from the KeyTech Shareholder Meeting.

Section 6.2                                    Access to Information; Confidentiality.

(a)                                 Upon reasonable notice, each of KeyTech, on the one hand, and ABH or New ABH, on the other hand, shall (and shall cause each of its Subsidiaries to) (i) afford to Representatives of the other party, access, during normal business hours to all its properties, books, contracts, records, officers, data and information (including all financial information and reports regarding or otherwise relating to KeyTech and its Subsidiaries, including any audited consolidated balance sheets, and the related statements of operations, of comprehensive income (loss), of changes in equity and cash flows) during the period (A) before the earlier of the termination of this Agreement and the Merger Effective Time or (B) from and following the Merger Effective Time and (ii) during such periods, make available all other information concerning its business, properties and personnel, in each case, as such other party may reasonably request for the purpose of preparing consolidated financial statements in accordance with applicable securities Laws and GAAP or IFRS, as the case may be. Notwithstanding anything in this Section 6.2 or in Section 6.3 to the contrary, neither party nor any of its Subsidiaries shall be (i) required to provide access to or to disclose information where such access or disclosure would jeopardize any legally recognized privilege applicable to such information or violate or contravene any applicable Laws or binding agreement entered into before the execution of this Agreement (including any Laws relating to privacy); or (ii) be required to incur any third-party Expenses in connection with the provision of such information.  The parties will take appropriate actions as are necessary to permit disclosure, including entering into a joint defense agreement or other arrangement to avoid loss of the attorney-client privilege, or make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply, including adopting additional specific procedures to protect the confidentiality of certain sensitive material and to ensure compliance with applicable Law, and, if necessary, restricting review of certain sensitive material to the receiving party’s financial advisors or outside legal counsel.  No information or knowledge obtained in any investigation under this Section 6.2 shall affect or be deemed to modify any representation or warranty made by any party hereunder.

(b)                                 During the Pre-Closing Period, KeyTech shall cause its Chief Executive Officer, Chief Financial Officer, Chief Technology Officer and General Counsel to make themselves available during weekly conference calls, the timing of which is to be agreed between Representatives of KeyTech and Representatives of ATN, to discuss with Representatives of ATN any business, operational, regulatory or other matter relating to the course of business of KeyTech and its Subsidiaries and the consummation of the Transactions and the other transactions contemplated hereby as the Representatives of ATN may reasonably require.

(c)                                  No information or knowledge obtained in any investigation by ABH or other information received by ABH pursuant to Section 6.2(a) shall operate as a waiver or be deemed to modify or otherwise affect any representation, warranty or agreement contained herein or certificate, document or other instrument delivered in connection herewith, the conditions to the obligations of the parties to consummate the Closing in Article VII or otherwise prejudice in any way the rights and remedies of ATN or ABH hereunder, nor shall any such information, knowledge or investigation be deemed to affect or modify ATN or ABH’s reliance on the representations, warranties, covenants and agreements made by KeyTech herein.

(d)                                 The parties will hold any such information in confidence to the extent required by, and in accordance with the provisions of the Confidentiality Agreement, which Confidentiality Agreement will remain in full force and effect as provided under Section 10.4(a) up to and until the Closing.  The parties agree that the Confidentiality Agreement shall terminate immediately upon the Closing.

Section 6.3                                    Reasonable Best Efforts; Transaction Approvals; Consents.

(a)                                 Subject to the other terms and conditions of this Agreement, each of ATN and KeyTech shall, KeyTech shall cause its Subsidiaries and ATN shall cause its Subsidiaries and BDC to, use its reasonable best efforts (unless with respect to any action, another standard of performance is expressly provided for herein) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law to consummate and make effective the Sales and the other transactions contemplated by this Agreement and the Merger Agreement, including satisfaction (but not waiver) of the conditions to the Closing set forth in Article VII.

(b)                                 Subject to the other terms and conditions of this Agreement, during the Pre-Closing Period, each of ATN and KeyTech shall, KeyTech shall cause its Subsidiaries and ATN shall cause its Subsidiaries and BDC to, use reasonable best efforts to (i) (A) obtain, or cause to be obtained, all Consents from Governmental Entities that may be or become necessary in connection with the consummation of the transactions contemplated by this Agreement or (B) give all notices to and obtain all Consents from all Persons required pursuant to (x) any Contract to which KeyTech or any of its Subsidiaries is a party or by which any of the assets or properties (including any Material Contract) of KeyTech or any of its Subsidiaries are bound or (y) any Permit of KeyTech or any of its Subsidiaries, (ii) respond to any requests for information made by any Governmental Entity and (iii) cooperate with the other party in seeking to obtain all such Consents.  KeyTech shall pay all filing fees payable in connection with the notifications, filings, registrations, submissions or other materials contemplated by this Section 6.3(b) and all reasonable costs and expenses payable to any private party in connection with obtaining such Consents.

(c)                                  To the extent permissible under applicable Law and in each case regarding the Sales or any of the other transactions contemplated by this Agreement and the Merger Agreement, each of ATN and KeyTech shall, in connection with the efforts referenced above to obtain the Transaction Approvals from Governmental Entities, to the extent legally permitted, use its reasonable best efforts to: (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly inform the other party of any written or oral communication received by such party from, or given by such party to, any Governmental Entity and of any communication received or given in connection with any proceeding by a private party; (iii) give the other party, or the other party’s legal counsel, reasonable opportunity, in advance of the transmission thereof, to review and comment on any communication (and shall address or include, as applicable, in such communication comments reasonably proposed by the other party) given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Entity or, in connection with any proceeding by a private party, with any other Person; and (iv) unless prohibited by a Governmental Entity or other Person, give the other party and its legal counsel the opportunity to attend and participate in such meetings and conferences.  .

(d)                                 KeyTech shall give ATN the reasonable opportunity to participate in the defense of any Legal Proceedings against KeyTech or its directors or officers relating to this Agreement and the transactions contemplated hereby.

(e)                                  Notwithstanding anything in this Agreement to the contrary, ATN and KeyTech shall (and KeyTech shall cause its Subsidiaries to), use reasonable best efforts to obtain any Consents required under or in connection with any Antitrust Law, and to enable all waiting periods under any Antitrust Law to expire, and to avoid or eliminate each and every impediment under any Antitrust Law asserted by any Governmental Entity, in each case, to cause the Closing and the other transactions contemplated hereby to occur as promptly as reasonably practicable following the date of this Agreement and, in any event, prior to the Termination Date, including promptly complying with or modifying any requests or inquiries for additional information or documentation (including any second request) by any Governmental Entity.  Notwithstanding the foregoing or anything in this Agreement to the contrary, in no event shall KeyTech, any of its Subsidiaries, ATN or any of their respective Affiliates be obligated to commit to take any action pursuant to this Section 6.3(b)  the consummation of which is not conditioned on the consummation of the Closing or the consummation of which could be expected to result in a Burdensome Condition.

(f)                                   Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any necessary approval or consent from any Person (other than a Governmental Entity) with respect to the Sales or the transactions contemplated hereby, neither KeyTech or any of its Subsidiaries nor ATN or any of its Subsidiaries shall be required to pay or commit to pay to such Person whose necessary approval or consent is being solicited any material amount of cash or other consideration, make any material commitment or incur any material liability or other material obligation due to such Person, as measured with respect to KeyTech and its Subsidiaries, nor shall any party pay such amount, in each case, without the prior written consent of the other party.

Section 6.4                                    No Solicitation.

(a)                                 KeyTech agrees that it shall not, and shall cause its respective Subsidiaries not to, and shall use its reasonable best efforts to direct its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) solicit, initiate, encourage, or facilitate, any Takeover Proposal or the making, announcement or consummation thereof, (ii) enter into or otherwise participate in any discussions (except to notify a Person of the existence of the provisions of this Section 6.4) or negotiations regarding, or furnish to any Person any information (regardless of whether such information is material or already publicly available) in connection with, or in furtherance of, any Takeover Proposal, (iii) waive, terminate, modify or fail to enforce any provision of any confidentiality or “standstill” or similar obligation of any Person (other than the other party hereto) with respect to a party or any of its Subsidiaries, (iv) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Takeover Proposal or submit to the vote of its shareholders any Takeover Proposal before the termination of this Agreement, (v) enter into, or approve or recommend or publicly propose to approve or recommend the entering into of any letter of intent, memorandum of understanding, amalgamation or merger agreement or other agreement, arrangement or understanding relating to any Takeover Proposal before the termination of this Agreement (other than a confidentiality agreement referred to in the proviso to the last sentence of this Section 6.4(a)), or (vi) authorize any of, or commit or agree to do any of, the foregoing.  KeyTech (A) shall, and shall cause its respective Subsidiaries to, and shall use its reasonable best efforts to direct its and its Subsidiaries’ Representatives to, immediately cease and cause to be terminated any and all existing discussions or negotiations with any Person (other than the other party hereto and its Representatives) conducted heretofore with respect to any Takeover Proposal and (B) shall immediately take all steps necessary to terminate any approval under any confidentiality or “standstill” or similar provision that may have been heretofore given by KeyTech under any such provisions authorizing any Person to make a Takeover Proposal.  Notwithstanding the foregoing, the restrictions in clauses (i), to (v)) and, to the extent applicable thereto, (vi) of the first sentence of this Section 6.4(a) shall not prohibit KeyTech or its Subsidiaries and Representatives, at any time before obtaining the Required KeyTech Vote from participating in any discussions or negotiations regarding, furnishing to any Person any information with respect to, or waiving, modifying or electing not to enforce any confidentiality or “standstill” or similar obligation of any Person in respect of an unsolicited Takeover Proposal (including with respect to the following proviso) that has been publicly announced or otherwise communicated to its officers or its board of directors without any violation of the terms hereof, if its board of directors (or an authorized and empowered committee thereof) determines in good faith, after consultation with its outside legal counsel, that such Takeover Proposal would reasonably be likely to lead to a Superior Proposal; provided that (x) before furnishing any information to, or negotiating with, any Person with respect to a Takeover Proposal, KeyTech shall have entered into a confidentiality agreement with such Person containing confidentiality terms not less restrictive in the aggregate to such Person and its Representatives than the provisions of the

Confidentiality Agreement are to ATN and its Representatives, and (y) all such information has previously been made available to ATN and its Representatives or will be so made available substantially concurrently with the time it is provided to such Person.

(b)                                 Neither the KeyTech Board nor any committee thereof shall (i) withhold, withdraw, modify or qualify the KeyTech Recommendation in a manner adverse to ATN, (ii) fail to include the KeyTech Recommendation in the KeyTech Shareholders’ Circular, or (iii) recommend or publicly propose to recommend any Takeover Proposal (any action described in clause (i), (ii) or (iii) being referred to as a “Recommendation Withdrawal”); provided, however, that (A) the delivery by KeyTech, its board of directors or an authorized and empowered committee thereof of any notice specified in Section 6.4(d) shall not be deemed to be or constitute a Recommendation Withdrawal and (B) the provision of factual information by KeyTech to its shareholders shall not be deemed to be or constitute a Recommendation Withdrawal.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement and subject to compliance with Section 6.4(d): (i) at any time before obtaining the Required KeyTech Vote, KeyTech’s board of directors (or an authorized and empowered committee thereof) may make a Recommendation Withdrawal (A) in response to, or as a result of, an Effect, occurring after the date hereof (which Effect was not known to be reasonably likely to occur by the KeyTech’s board of directors (or applicable authorized and empowered committee thereof) as of the date hereof) (a “KeyTech Intervening Event”) or (B) in response to a Takeover Proposal that the KeyTech’s board of directors (or applicable authorized and empowered committee thereof) shall have determined in good faith, after consultation with its outside legal counsel, constitutes or is reasonably likely to lead to a Superior Proposal, in each case, if the KeyTech’s board of directors (or applicable authorized and empowered committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to violate its fiduciary duties under applicable Law.  Notwithstanding anything to the contrary contained in this Agreement, (x) no Effect that affects or relates to ATN or any of its Subsidiaries shall be deemed to be, or contribute to, any KeyTech Intervening Event unless such Effect also affects or relates to KeyTech and/or any of its Subsidiaries, and, in such case, the KeyTech Board (or applicable authorized and empowered committee thereof) shall only consider the extent to which such Effect affects or relates to KeyTech and its Subsidiaries (not including any effect on ATN and its Subsidiaries) in determining whether a Recommendation Withdrawal is appropriate in response to such KeyTech Intervening Event, and (y) no Takeover Proposal shall be deemed to be a KeyTech Intervening Event unless (1) such Takeover Proposal is bona fide and in writing, (2) such Takeover Proposal has not been obtained in breach of Section 6.4 and (3) the KeyTech Board (or applicable authorized and empowered committee thereof) has determined, in the good faith exercise of its fiduciary (or similar) duties, that it shall recommend such Takeover Proposal to its shareholders.  For purposes of this Section 6.4(c), each reference to “10% or more” in the definition of “Takeover Proposal” shall be deemed to be a reference to “more than 50%.”  For the avoidance of doubt, no increase in the share price of KeyTech Common Shares from the date hereof shall be deemed to be a KeyTech Intervening Event, provided that this limitation shall not prevent or otherwise affect a determination that any Effect underlying such increase in share price has resulted in a KeyTech Intervening Event.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, KeyTech’s board of directors (or any authorized and empowered committee thereof) shall not be entitled to make a Recommendation Withdrawal under Section 6.4(c), unless (i) KeyTech shall have provided to ATN at least five Business Days before taking such action written notice that it intends to make a Recommendation Withdrawal and specifying the reasons therefor (and, if applicable, the information required by Section 6.4(f)), (ii) during such five Business Day period, if requested by ATN, KeyTech shall have engaged in good faith negotiations with ATN regarding any amendment or waiver to this Agreement proposed by ATN which shall be kept confidential by KeyTech (except to the extent required to be disclosed under applicable Law), (iii) KeyTech has not breached its obligations under this Section 6.4 and (iv) KeyTech’s board of directors (or an authorized and empowered committee thereof) shall have determined, after taking into account all amendments and waivers to this Agreement made in response to such Takeover Proposal, and after consultation with its outside legal counsel, that such Takeover Proposal continues to constitute a Superior Proposal.  The parties agree that any amendment to the financial terms (which shall include any change in (A) the form of consideration or (B) the percentage or allocation of form of consideration) or other material terms and conditions of a Takeover Proposal described in clause (i) above shall require a party to provide new written notification and shall commence a new five Business Day period under this Section 6.4(d).

(e)                                  Notwithstanding anything to the contrary contained in this Agreement, the obligation of KeyTech to call, give notice of, convene and hold the KeyTech Shareholder Meeting and to hold a vote of its shareholders for purposes of obtaining the Required KeyTech Vote, shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Takeover Proposal (whether or not a Superior Proposal) or by a Recommendation Withdrawal made by it.  If KeyTech makes a Recommendation Withdrawal under Section 6.4(c), (i) KeyTech shall nevertheless submit the matters contemplated by the Required KeyTech Vote, to a vote of its shareholders and (ii) the KeyTech Shareholders’ Circular, as applicable, and any and all accompanying materials may include appropriate disclosure with respect to such Recommendation Withdrawal in accordance with applicable Law after consultation with outside legal counsel.

(f)                                   KeyTech shall as promptly as practicable (and in any event within 24 hours after receipt) advise ATN orally and in writing of (i) any Takeover Proposal (or any withdrawal thereof), (ii) any request for information that would reasonably be expected to lead to a Takeover Proposal and (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Takeover Proposal, such notice to include the material terms and conditions of any such Takeover Proposal, request or inquiry (including a copy of any such written Takeover Proposal, request or inquiry and any amendments or modifications thereto or if oral, a written summary thereof) and the identity of the Person making the Takeover Proposal, request or inquiry.  KeyTech shall keep ATN fully informed on a reasonably current basis of the status of any such Takeover Proposal, request or inquiry, including any changes to the material terms and conditions thereof.  KeyTech shall as promptly as practical (and in any event within 24 hours after becoming aware thereof) advise ATN orally and in writing of events, developments, occurrences or changes in circumstance that resulted in a KeyTech Intervening Event, in sufficient detail as to allow ATN to analyze and (if appropriate) respond to such event.

(g)                                  Nothing contained in this Section 6.4 shall prohibit a party or its board of directors from (i) taking and disclosing to its shareholders a position contemplated by the Companies Act or, if applicable, the Listing Regulations of the BSX, or making a statement contemplated by the Companies Act or, if applicable, the Listing Regulations of the BSX (including a “stop, look and listen” communication ) or (ii) making any disclosure to its shareholders if its board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with applicable Law or with its fiduciary duties; provided that any such action taken or statement made by a party that involves or relates to any Takeover Proposal shall be deemed to be a Recommendation Withdrawal by such party unless its board of directors simultaneously reaffirms the KeyTech Recommendation (or, in the case of a “stop, look and listen” communication, within three Business Days thereafter); and provided, further, that any Recommendation Withdrawal only may be made in accordance with Section 6.4(c) and Section 6.4(d).

(h)                                 Without limiting the generality of the foregoing, the parties hereto acknowledge and agree that any violation of the restrictions set forth in this Section 6.4 by any Representatives of KeyTech or any of its Subsidiaries, shall be deemed to be a breach of this Section 6.4 by KeyTech.

Section 6.5                                    Fees and Expenses.  Except as otherwise expressly provided in this Agreement, all Expenses of ATN, up to a maximum of $3,500,000, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by KeyTech unless this Agreement is terminated prior to the ABH Sale Effective Time, in which case all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expense.  Notwithstanding the foregoing, and subject to Section 2.1(c), KeyTech shall bear and be responsible for any stamp duties or other similar Taxes payable by KeyTech or any of its Subsidiaries arising from the KeyTech Share Issuances.

Section 6.6                                    Public Announcements.  The press release to be issued after the execution of this Agreement by all parties regarding the Sales and the transactions contemplated by this Agreement shall be a joint press release and thereafter each of KeyTech and ATN shall, except as may be required by applicable Law or pursuant to the Listing Regulations of the BSX or other similar applicable exchange requirements or by request of any Governmental Entity, give the other party and its Representatives a reasonable opportunity in advance of issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby to review and comment on any such press release or public statement (and shall address or include, as applicable, in such press release or public statement comments reasonably proposed by the other party); provided, however, that this consultation obligation shall not apply to any press release or other public statement relating to any actual or contemplated dispute among the parties to this Agreement.

Section 6.7                                    Listing; Reservation for Issuance.  KeyTech shall use its reasonable best efforts to cause all KeyTech Common Shares to be issued in the Sales to be approved for listing and quotation on the BSX, subject to official notice of issuance, no later than the Closing Date (collectively, the “Listed KeyTech Common Shares”).  KeyTech shall take all action necessary, including obtaining the consent of the BSX to the same, to reserve for issuance, before the Closing Date, any Listed KeyTech Common Shares that, by their terms and in accordance with this Agreement, will not be issued until after the Merger Effective Time.

Section 6.8                                    Tax Treatment.

(a)                                 For U.S. federal income Tax purposes, the parties intend for (1) the ABH Sale to qualify as a reorganization within the meaning of Section 368(a) of the Code, and (2) the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and no party to this agreement shall take any action that is inconsistent with such treatment, provided that this statement of intent is not a representation by any party hereto to the shareholders of BDC and does not confer any rights upon such shareholders.

(b)                                 ATN or its designee shall pay to KeyTech an amount equal to all Taxes imposed on KeyTech or its Subsidiaries on the deemed liquidation of Chancery, ABH or NewCo resulting from the U.S. tax elections described in Section 1.1(e), Section 1.1(g) and Section 1.1(i); provided, however, that this Section 6.8(b) shall not apply with respect to any Taxes imposed on the deemed liquidation of Chancery resulting from the U.S. tax election described in Section 1.1(e), if such Taxes arise as a result of facts constituting a breach by KeyTech of its representations in Section 3.7 with respect to Chancery.

Section 6.9                                    Notification.  Each of KeyTech and ATN shall promptly notify the other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) the occurrence of any event that would reasonably be expected to cause any representation or warranty of such party or any of its Subsidiaries contained in this Agreement to be untrue or inaccurate at or prior to the Closing; (c) any failure of such party to comply with any of its covenants or agreements hereunder; (d) any matter (including a breach of any representation, warranty, covenant or agreement contained in this Agreement) that would reasonably be expected to lead to the failure to satisfy any of the conditions to the Closing in Article VII, that would trigger a right of termination under Section 8.1 and (e) any Legal Proceeding commenced or threatened against such party or any of its Subsidiaries relating to or involving the transactions contemplated hereby; provided, however, that the delivery of any notice by any party and the information or knowledge obtained by the other party pursuant to this Section 6.9 shall not (i) affect or be deemed to affect or modify any representation, warranty, covenant or agreement contained herein, the conditions to the obligations of the parties to consummate the Closing in Article VII or otherwise prejudice in any way the rights and remedies of such other party hereunder, (ii) be deemed to affect or modify the other party’s reliance on the representations, warranties, covenants and agreements made in this Agreement or (iii) be deemed to amend or supplement the applicable Disclosure Letter or prevent or cure any misrepresentation, breach of warranty or breach of covenant by any party.  Failure to comply with this Section 6.9 shall not result in the failure of any condition under Article VII to be satisfied, unless such condition would have otherwise been satisfied but for such failure to comply with this Section 6.9.

Section 6.10                             Obligations of KeyTech and ATN Subsidiaries.  KeyTech shall cause Chancery, NewCo and, from the ABH Sale Effective Time, ABH to perform all of their respective obligations in connection with this Agreement and the Merger Agreement, as the case may be, including preparing and timely and properly filing an election for ABH to be treated as a disregarded entity for U.S. federal income Tax purposes, effective as of the ABH Sale Effective Time. ATN shall cause BDC, New ABH and, prior to the ABH Sale Effective Time, ABH to perform all of their respective obligations in connection with this Agreement and the Merger Agreement, as the case may be.

Section 6.11                             The KeyTech Amendments.  On the Closing Date and subject to obtaining the Required KeyTech Vote, KeyTech shall file, or cause to be filed, the KeyTech Amendments with, and subject to the KeyTech Amendments having been accepted by the Registrar, so that the KeyTech Amendments shall be in full force and effect upon the consummation of the ABH Sale.

Section 6.12                             KeyTech Board Reorganization.  KeyTech shall take all actions as may be necessary to ensure that the individuals designated by ATN (the “ATN Directors”), constitute at least 51% of the

KeyTech Board with effect as of the ABH Sale Effective Time (the “KeyTech Board Reorganization”), including (i) appointing such ATN Directors as members of the KeyTech Board until the earlier of their retirement in accordance with the KeyTech Bye-Laws, resignation or removal or until their respective successors are duly elected or appointed, (ii) obtaining the approval of the Corporate Governance Committee of the KeyTech Board (such approval not to be unreasonably withheld) and, if required, (iii) increasing the number of directors comprising the KeyTech Board.

Section 6.13                             Management Services Agreement.  On the Closing Date, KeyTech and ATN shall execute and deliver an agreement for the provision of strategic and management advisory services as well as certain network, marketing, sales, legal and regulatory support in the form attached hereto as Exhibit B (the “Management Services Agreement”).

Section 6.14                             Termination of Affiliate Arrangements.  All Contracts between KeyTech or any of its Subsidiaries, on the one hand, and any of their respective Affiliates, on the other hand, other than any Contracts (a) listed on Section 6.14 of the KeyTech Disclosure Letter or (b) to which only KeyTech or any of its Subsidiaries are party, shall be terminated as of the Closing Date, and all obligations and Liabilities thereunder shall be deemed to have been satisfied.

Section 6.15                             Additional Disclosure Right.  During the Pre-Closing Period, KeyTech shall be entitled to notify ATN of the occurrence of any event or existence of any fact or matter that, were it in existence as of the date of this Agreement, would be required to be disclosed on the KeyTech Disclosure Letter or that otherwise would reasonably be expected to qualify any representation or warranty of KeyTech or Chancery contained in Article III or cause such representation or warranty to be untrue or inaccurate at or prior to the Closing; provided, however, that the delivery of any notice by KeyTech and the information or knowledge obtained by ATN pursuant to this Section 6.15 shall not (i) affect or be deemed to affect or modify any representation, warranty, covenant or agreement contained herein, the conditions to the obligations of the parties to consummate the Closing in Article VII or otherwise prejudice in any way the rights and remedies of ATN hereunder, including pursuant to Article IX, (ii) be deemed to affect or modify ATN’s reliance on the representations, warranties, covenants and agreements made by KeyTech or Chancery contained in Article III or (iii) be deemed to amend or supplement the KeyTech Disclosure Letter or prevent or cure any misrepresentation or breach of warranty by KeyTech.

Section 6.16                             Management Provision.  For as long as there are ATN Directors sitting on the KeyTech Board, ATN shall cause such ATN Directors to refrain from participating in any discussions or deliberations and from voting on any actions or resolutions relating to such matters in which KeyTech is, may or will be acting as Indemnified Party or Indemnifying Party, as the case maybe be, pursuant to Section 9.2.

Section 6.17                             Pre-Closing KeyTech Actions.  KeyTech shall use commercial best efforts to take and perform, or cause to be taken and performed, any and all such actions, deeds and things and shall make, execute and deliver, or cause to be made, executed and delivered, such declarations, filings instruments or other documents as may be required to remedy, rectify and cure all items described in Section 6.17 of the KeyTech Disclosure Letter prior to the Closing Date, and shall for these purposes use commercial best efforts to obtain all actions or non-actions, waivers, clearances, consents, approvals, authorizations and orders as may be required, including, preparing, executing and delivering and causing to be filed such filings, consents, documents or other instruments.

Section 6.18                             Incorporation of NewCo.  Chancery shall incorporate, solely for the purpose of effecting the Merger and the other transactions contemplated by this Agreement, a Bermuda local company and wholly-owned subsidiary of Chancery (“NewCo”) prior to the Closing Date with such memorandum of association and bye-laws as may be agreed between ATN and Chancery.  The election described in Section 1.1(i) shall be prepared and filed with the IRS within 75 days of the date on which NewCo is incorporated, and to the extent reasonably possible, before the Merger Effective Time.  Following the incorporation of NewCo and until the Merger Effective Time, NewCo shall not own or hold any assets, properties or Liabilities and shall not conduct any business or carry out any operations, other than those incident to its formation or as necessary to carry out its obligations under this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1                                    Conditions to Each Party’s Obligation to Effect the ABH Sale.  The respective obligation of each party to effect the ABH Sale shall be subject to the satisfaction before the Closing of the following conditions, unless waived (if such waiver is permitted and effective under applicable Law) by both ATN and KeyTech :

(a)                                 Shareholder Approval.  KeyTech shall have obtained the Required KeyTech Vote with respect to the KeyTech Amendments, the KeyTech Share Increase, the KeyTech Share Issuances, the listing on the BSX of the new KeyTech Common Shares issued pursuant to such KeyTech Share Issuances, and the KeyTech Board Reorganization.

(b)                                 BSX Listing.  The Listed KeyTech Common Shares shall have been authorized for listing on the BSX, subject to official notice of issuance.

(c)                                  Required Regulatory Approvals.  All Transaction Approvals shall have been obtained and be in full force and effect or the waiting periods applicable thereto shall have terminated or expired, in each case, without any Burdensome Condition, and without any KeyTech Material Adverse Effect.

(d)                                 No Burdensome Condition.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order that is in effect and could be deemed to constitute or impose any Burdensome Condition.

(e)                                  No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the Transactions shall be threatened or in effect.  There shall not be any action threatened or taken, or any Law enacted, entered, enforced or made applicable to either of the Transactions, by any Governmental Entity of competent jurisdiction that makes the consummation of either of the Transactions illegal or otherwise restrains, enjoins or prohibits either of the Transactions.

(f)                                   Completion of Pre-Closing Transactions.  Each of the ATN Contribution, the ATN Carve-Out and the New ABH Contribution shall have been consummated.

Section 7.2                                    Conditions to Obligations of ATN to Effect the ABH Sale.  The obligation of ATN to effect the ABH Sale is subject to the satisfaction of the following conditions unless waived (if such waiver is permitted and effective under applicable Law) by ATN:

(a)                                 Representations and Warranties.  (i) Each of the representations and warranties of KeyTech and Chancery set forth in the Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and the Closing Date as though made on and as of the Closing Date and (ii) each of the other representations and warranties of KeyTech and Chancery set forth in Article III of this Agreement (other than the Fundamental Representations) shall be true and correct in all material respects as of the date of this Agreement and the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct in all material respects as of such date).

(b)                                 Performance of Obligations of KeyTech and Chancery.  KeyTech and Chancery shall have performed or complied in all material respects with each of the agreements and covenants required to be performed by it under this Agreement at or before the Closing Date.

(c)                                  No KeyTech Material Adverse Effect; no KeyTech Disproportionate Material Adverse Effect.  Since the date hereof, no KeyTech Material Adverse Effect and no KeyTech Disproportionate Material Adverse Effect shall have occurred.

(d)                                 Certification.  ATN shall have received a certificate signed on behalf of KeyTech by the Chief Executive Officer or the Chief Financial Officer of KeyTech, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

(e)                                  Consents.  ATN shall have received documentary evidence of receipt of consents pursuant to the Material Contracts of KeyTech set forth on Section 7.2(e) of the ATN Disclosure Letter, in form and substance reasonably acceptable to ATN.

(f)                                   Capital Structure of KeyTech.  KeyTech shall have no issued shares of equity capital, or rights thereto, other than the KeyTech Common Shares.

(g)                                  Post-Closing KeyTech Directors.  All required actions shall have been taken to effect the KeyTech Board Reorganization, provided that ATN has timely notified KeyTech of the ATN Directors.

(h)                                 Management Services Agreement.  KeyTech shall have executed and delivered a signed counterpart to the Management Services Agreement to ATN.

Section 7.3                                    Conditions to Obligations of KeyTech to Effect the ABH Sale.  The obligation of KeyTech to effect the ABH Sale is subject to the satisfaction of the following conditions unless waived (if such waiver is permitted and effective under applicable Law) by KeyTech:

(a)                                 Representations and Warranties.  Each of the representations and warranties of ATN, BDC, New ABH and ABH, as applicable, set forth in Article IV of this Agreement shall be true and correct in all material respects as of the date of this Agreement and the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct in all material respects as of such date).

(b)                                 Performance of Obligations of ATN, New ABH and ABH.  ATN, New ABH and ABH shall have performed or complied in all material respects with each of the agreements and covenants required to be performed by it under this Agreement at or before the Closing Date.

(c)                                  No ATN Material Adverse Effect; no BDC Material Adverse Effect; no BDC Disproportionate Material Adverse Effect.  Since the date hereof, no ATN Material Adverse Effect, no BDC Material Adverse Effect and no BDC Disproportionate Material Adverse Effect shall have occurred.

(d)                                 Certification.  KeyTech shall have received a certificate signed on behalf of ATN by the Chief Executive Officer or the Chief Financial Officer of ABH, certifying that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.

(e)                                  Consents.  KeyTech shall have received documentary evidence of receipt of consents pursuant to the Material Contracts of BDC set forth on Section 7.3(e) of the KeyTech Disclosure Letter, in form and substance reasonably acceptable to KeyTech.

Section 7.4                                    Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger shall be subject to the satisfaction before the Closing Continuation of the following conditions, unless waived (if such waiver is permitted and effective under applicable Law) by both ATN and KeyTech :

(a)                                 Consummation of the ABH Sale.  The ABH Sale shall have been consummated.

(b)                                 Shareholder Approvals.  Each of the Required NewCo Vote and the Required BDC Vote shall have been obtained.

(c)                                  BSX Listing.  The Listed KeyTech Common Shares shall have been authorized for listing on the BSX, subject to official notice of issuance.

(d)                                 No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the Merger shall be in effect.  There shall not be any action taken, or any Law enacted, entered, enforced or made applicable to the Merger, by any Governmental Entity of competent jurisdiction that makes the consummation of the Merger, illegal or otherwise restrains, enjoins or prohibits the Merger.

(e)                                  Completion of Pre- Merger Transactions.  Each of the ABH Dividend, the ABH Contribution and the Second Consideration Share Issuance shall have been consummated and the KeyTech Dividend shall have been declared and a record date for such dividend prior to the Closing Continuation shall have been established.

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.1                                    Termination.  This Agreement may be terminated, at any time before the ABH Sale Effective Time, by action taken or authorized by the board of directors of the terminating party or parties, whether before or after any required shareholder vote has been obtained only:

(a)                                 by mutual consent of ATN and KeyTech in a written instrument;

(b)                                 by either ATN or KeyTech, upon written notice to the other party, if:

(i)                                     (A) a Governmental Entity that is required to grant a Transaction Approval has denied such Transaction Approval and such denial has become final and non-appealable; (B) any Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting either of the Transactions, and such Order has become final and non-appealable; (C) any Governmental Entity enacts, promulgates or issues any Law that makes consummation of the Closing illegal or otherwise prohibited; provided that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to comply in any material respect with any provision of this Agreement primarily contributed to any such denial, Order or other action;

(ii)                                  if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order that is in effect or could be deemed to constitute or impose any Burdensome Condition;

(iii)                               the ABH Sale shall not have been consummated on or before the Termination Date; provided that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to any party whose failure to comply in any material respect with any provision of this Agreement was the primary contributor to the failure of the ABH Sale Effective Time to occur on or before such date; or

(iv)                              if the Required KeyTech Vote shall not have been obtained upon a vote taken thereon at the duly convened KeyTech Shareholder Meeting or any adjournment or postponement thereof at which the applicable vote was taken;

(c)                                  by KeyTech:

(i)                                     if there shall have been a breach by ATN, New ABH or ABH of any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.3 to be satisfied, (ii) KeyTech or Chancery is not then in material breach of any material provision of this Agreement and (iii) such breach by ATN, New ABH or ABH is not curable or shall not have been cured on or prior to the earlier of (A) the Termination Date and (B) three (3) days after receipt by ATN of written notice of such breach from KeyTech; provided, however, that (x) no such cure period shall be available with respect to any such breach by ATN, New ABH or ABH if such breach was intentional and (y) any such cure period shall terminate if ATN, New ABH or ABH is not exercising reasonable efforts to cure such breach);

(ii)                                  if, at any time following the date hereof, an ATN Material Adverse Effect (or any Effect that, individually or in combination with any other Effect, is or would reasonably be expected to result in, a ATN Material Adverse Effect) shall have occurred;

(iii)                               if, at any time following the date hereof, a BDC Material Adverse Effect (or any Effect that, individually or in combination with any other Effect, is or would reasonably be expected to result in, a BDC Material Adverse Effect) shall have occurred; or

(iv)                              if, at any time following the date hereof, a BDC Disproportionate Material Adverse Effect (or any Effect that, individually or in combination with any other Effect, is or would reasonably be expected to result in, a BDC Disproportionate Material Adverse Effect) shall have occurred.

(d)                                 by ATN:

(i)                                     if there shall have been a breach by KeyTech or Chancery of any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.2 to be satisfied, (ii) ATN, New ABH or ABH is not then in material breach of any material provision of this Agreement and (iii) such breach by KeyTech or Chancery is not curable or shall not have been cured on or prior to the earlier of (A) the Termination Date and (B) twenty (20) days after receipt by KeyTech of written notice of such breach from ATN; provided, however, that (x) no such cure period shall be available with respect to any such breach by KeyTech or Chancery if such breach was intentional and (y) any such cure period shall terminate if KeyTech, or Chancery is not exercising reasonable efforts to cure such breach);

(ii)                                  if, at any time following the date hereof, a KeyTech Material Adverse Effect (or any Effect that, individually or in combination with any other Effect, is or would reasonably be expected to result in, a KeyTech Material Adverse Effect) shall have occurred;

(iii)                               upon written notice to KeyTech, if the board of directors (or any authorized and empowered committee thereof) of KeyTech shall have (i) effected a Recommendation Withdrawal (including by amending or supplementing the KeyTech Shareholders’ Circular to effect a Recommendation Withdrawal), or (ii) breached its obligations under Section 6.1 or Section 6.4 (excluding in each case inadvertent breaches which are capable of being cured and are cured within three Business Days following the receipt of written notice of such breach from ATN); or

(iv)                              if, at any time following the date hereof, a KeyTech Disproportionate Material Adverse Effect (or any Effect that, individually or in combination with any other Effect, is or would reasonably be expected to result in, a KeyTech Disproportionate Material Adverse Effect) shall have occurred.

Section 8.2                                    Effect of Termination.

(a)                                 In the event of termination of this Agreement by either ATN or the KeyTech as provided in Section 8.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any party or their respective officers or directors under or arising from this Agreement, except with respect to (i) Section 6.2(b) (Confidentiality), (ii) Section 6.5 (Fees and Expenses), (iii) this Section 8.2 (Effect of Termination), (iv) Section 8.3 (Matters Relating to Termination), and (v) Article X (General Provisions), which shall survive such termination, except that no party shall be relieved or released from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s shareholders (taking into consideration relevant matters, including other combination opportunities, the time value of money, the ABH Sale Consideration and the Per Share Minority Shareholders Consideration), which shall be deemed in such event to be damages of such party) arising out of such party’s fraud.

(b)                                 If the Agreement is terminated by:

(i)                                     ATN pursuant to Section 8.1(d)(iii), then KeyTech shall, not later than the earlier of (x) six (6) months following the termination of this Agreement and (y) the consummation of a Takeover Proposal by KeyTech, pay to ATN, by wire transfer of immediately available funds, a fee intended to compensate ATN for costs incurred in connection with the transactions contemplated by this Agreement and losses resulting from the failure to consummate such transactions which fee shall be in an amount equal to $4,250,000 (the “Termination Fee”), together with the Specified Interest, accruing from the date of such termination until the date of actual payment.  For purposes of this Section

8.2(b)(i), each reference to “10% or more” in the definition of “Takeover Proposal” shall be deemed to be a reference to “more than 50%.”

(ii)                                  (A) either ATN or KeyTech pursuant to Section 8.1(b)(iii) and (B) (x) KeyTech receives a Takeover Proposal from a third party or a Takeover Proposal shall have become publicly known, in each case, after the date hereof and at or prior to such termination, and (y) within fifteen (15) months of such termination of this Agreement, (1) KeyTech enters into a definitive agreement or agreement in principle with respect to a Takeover Proposal (whether or not the same Takeover Proposal described in clause (B)(x)), or (2) a Takeover Proposal (whether or not the same Takeover Proposal described in clause (B)(x)) is consummated by KeyTech, then KeyTech shall, as promptly as reasonably practicable (and in any event not later than the consummation of such Takeover Proposal by KeyTech) pay to ATN, by wire transfer of immediately available funds, the Termination Fee, together with the Specified Interest, accruing from the date of the execution of such definitive agreement or agreement in principle until the date of actual payment.  For purposes of this Section 8.2(b)(ii), each reference to “10% or more” in the definition of “Takeover Proposal” shall be deemed to be a reference to “more than 50%.”

(iii)                               (A) either ATN or KeyTech pursuant to Section 8.1(b)(iv), then KeyTech shall not later than six (6) months following the termination of this Agreement, pay to ATN, by wire transfer of immediately available funds, an amount equal to 50% of the Termination Fee (the “KeyTech No Approval Fee”), together with the Specified Interest, accruing from the date of such termination until the date of actual payment; provided, that, if (B) (x) KeyTech receives a Takeover Proposal from a third party or a Takeover Proposal shall have become publicly known, in each case, after the date hereof and at or prior to such termination, and (y) within fifteen (15) months of such termination of this Agreement, (1) KeyTech enters into a definitive agreement or agreement in principle with respect to a Takeover Proposal (whether or not the same Takeover Proposal described in clause (B)(x)), or (2) a Takeover Proposal (whether or not the same Takeover Proposal described in clause (B)(x)) is consummated by KeyTech, then KeyTech shall, as promptly as reasonably practicable (and in any event not later than the consummation of such Takeover Proposal by KeyTech) pay to ATN, by wire transfer of immediately available funds, pay to ATN the Termination Fee (a) less, to the extent previously paid, the KeyTech No Approval Fee (without taking into account any interest paid (or payable) on the KeyTech No Approval Fee pursuant to Section 8.3) and (b) together with the Specified Interest, accruing on such additional amount from the date of the execution of such definitive agreement or agreement in principle until the date of actual payment.  For purposes of this Section 8.2(b)(iii), each reference to “10% or more” in the definition of “Takeover Proposal” shall be deemed to be a reference to “more than 50%.”

(iv)                              by ATN pursuant to Section 8.1(d)(i) as a result of a breach of representation or warranty or covenant, then KeyTech shall, not later than six (6) months following the termination of this Agreement, pay to ATN, by wire transfer of immediately available funds, the Termination Fee, together with the Specified Interest, accruing from the date of such termination until the date of actual payment.

(v)                                 by KeyTech pursuant to Section 8.1(c)(i) as a result of a breach of representation or warranty or covenant, then ATN shall, not later than six (6) months following the termination of this Agreement) pay to KeyTech an amount in cash equal to $2,625,000 (the “Reverse Termination Fee”), by wire transfer of immediately available funds, together with the Specified Interest, accruing from the date of such termination until the date of actual payment.

Section 8.3                                    Matters Relating to Termination.  The parties acknowledge and agree that the agreements contained in Section 8.2 are an integral part of the transactions contemplated hereby, and that, without these agreements, the parties would not enter into this Agreement, and that any amounts payable under Section 8.2 do not constitute a penalty.  If KeyTech fails to pay as directed in writing by ATN the Termination Fee or the KeyTech No Approval Fee due to ATN or if ATN fails to pay as directed in writing by KeyTech the Reverse Termination Fee due to KeyTech under Section 8.2 within the time periods specified in Section 8.2, KeyTech shall pay to ATN or ATN shall pay to KeyTech, as applicable, the out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) incurred by ATN or KeyTech, as applicable, in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with the Specified Interest, accruing from the date such amounts were required to be paid until the date of actual payment.  The reimbursement made hereunder shall be in addition to any payment of the Termination Fee, the KeyTech No Approval Fee or the Reverse Termination Fee, as applicable, that may become payable under Section 8.2(b) in respect of such termination.

ARTICLE IX

INDEMNIFICATION

Section 9.1                                    Survival.

(a)                                 Subject to the other terms and conditions of this Article IX, each of the representations, warranties, covenants and other agreements set forth in this Agreement, shall survive (together with any right to assert a claim under Section 9.2(a) or Section 9.2(b), as applicable) the Closing and the consummation of the transactions contemplated hereby and shall expire on the later of (i) the one (1) year anniversary of the Continued Closing Date and (ii) the date that is sixty (60) days after the completion of the first audit of the annual financial statements of KeyTech that follows the Continued Closing Date; provided, however, that the Ownership Covenant (together with any right to assert a claim in relation thereto under Section 9.2(a)) shall survive until the later of (x) the fifteen (15) year anniversary of the Continued Closing Date and (y) the date that is sixty (60) days after the expiration of the statute of limitations and provided, further, that the Fundamental Representations shall survive (together with any right to assert a claim in relation thereto under Section 9.2(a)) until the later of (x) the ten (10) year anniversary of the Continued Closing Date and (y) the date that is sixty (60) days after the expiration of the statute of limitations applicable to (A) such representations and warranties as set forth in the Limitation Act 1984 of Bermuda or (B) any claims that may be initiated by third parties and relate to the subject matter of the Fundamental Representations.

(b)                                 Notwithstanding anything to the contrary herein, (i) any claim asserted in good faith pursuant to Section 9.2 by delivery of a written notice prior to the expiration of the applicable survival period set forth in Section 9.1(a) shall survive until such claim is fully and finally resolved, and (ii) the delivery of such a written notice shall extend the applicable survival period until such claim is fully and finally resolved, provided that the party asserting such claim shall have commenced and served Legal Proceedings in respect of the relevant claim within twenty-four (24) months of delivery of such written notice.

Section 9.2                                    Indemnification.

(a)                                 KeyTech agrees to indemnify and hold harmless each of ATN and its Affiliates and each of their respective officers, directors, partners, members and employees, to the fullest extent lawful, from and against any and all Losses arising out of or resulting from (i) any inaccuracy in or breach of the representations or warranties in this Agreement made by KeyTech or Chancery, (ii) the breach by KeyTech or Chancery of any agreement or covenant made by it in this Agreement (which, for the avoidance of doubt, excludes the conditions precedent set forth in Section 7.1 and Section 7.2, as such), including the Ownership Covenant or (iii) any Employment Claims.

(b)                                 ATN agrees to indemnify and hold harmless each of KeyTech and its Affiliates and each of their respective officers, directors, partners, members and employees, to the fullest extent lawful, from and against any and all Losses arising out of or resulting from (i) any inaccuracy in or breach of the representations or warranties in this Agreement made by ATN, New ABH or ABH (which for the avoidance of doubt includes the representations and warranties in this Agreement made by ATN in respect of BDC (the “BDC Warranties”)) or (ii) the breach by ATN, New ABH or ABH of any agreement or covenant made by it in this Agreement (which, for the avoidance of doubt, excludes the conditions precedent set forth in Section 7.1 and Section 7.3, as such).

(c)                                  A party entitled to indemnification hereunder (each, an “Indemnified Party”) shall give written notice to the party indemnifying it (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 9.2 unless and only to the extent that the Indemnifying Party shall have been actually prejudiced by the failure of such Indemnified Party to so notify such party.  Such notice shall describe in reasonable detail such claim.  In case any such action, suit, claim or proceeding is brought against an Indemnified Party by a third party, the Indemnified Party shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof; provided, however, that the Indemnifying Party shall be entitled to assume and conduct the defense thereof, unless the counsel to the Indemnified Party advises such Indemnifying Party in writing that such claim involves a conflict of interest (other than one of a monetary nature) that would reasonably be expected to make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, in which case the Indemnified Party shall be entitled to retain its own counsel at the cost and expense of the Indemnifying Party (except that the Indemnifying Party shall only be liable for the legal fees and expenses of one law firm for all Indemnified Parties, taken together with respect to any single action or group of related actions).  If the Indemnifying Party assumes the defense of any claim, all Indemnified Parties shall thereafter deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim, and each Indemnified Party shall cooperate in the defense or prosecution of such claim.  Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Indemnifying Party shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, that the Indemnifying Party shall not unreasonably withhold, condition or delay its consent.  The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise includes an unconditional release of such Indemnified Party from all Liability arising out of such action, suit, claim or proceeding.

(d)                                 Any payment made pursuant to Section 9.2(a), shall be grossed up to reflect ATN’s post-Closing shareholding in the KeyTech, as follows: (i) the amount of Losses to be indemnified, multiplied by (ii) one divided by 0.51.

(e)                                  For purposes of Section 9.2(b) and following a breach of any of the BDC Warranties, ATN shall only be required to indemnify and hold harmless the Indemnified Party for an aggregate amount equal to the amount of the Losses multiplied by 0.4279.

(f)                                   For purposes of this Article IX, any qualification in any such representation or warranty as to materiality, KeyTech Material Adverse Effect or KeyTech Disproportionate Material Adverse Effect shall be disregarded, both for purposes of determining whether such representation or warranty has been breached, and, if applicable, for purposes of determining the amount of Losses arising from such breach (it being understood that the word “Material” in the defined terms “Material Contracts” and “BDC Material Contracts” and the qualifications as to “KeyTech Material Adverse Effect” and “KeyTech Disproportionate Material Adverse Effect” contained in Section 3.8 shall not be disregarded for any of such purposes).

(g)                                  For purposes of Section 9.2(a)(i) and Section 9.2(a)(iii), the Indemnifying Party shall not be required to indemnify and hold harmless the Indemnified Party (i) unless (a) the amount of each Loss or the amount of Losses that originate from the same or a series of related claims under such section exceeds $10,000 provided, that in calculating the value of Losses for the purposes of assessing whether this threshold has been met all costs, expenses and legal fees shall be excluded (the “KeyTech De Minimis Threshold”) and such Losses below the KeyTech De Minimis Threshold shall not be counted towards the KeyTech Deductible and (b) the aggregate amount of all Losses in respect of indemnification under such section exceeds $1,200,000 (the “KeyTech Deductible”), and once the KeyTech Deductible has been exceeded, the Indemnifying Party shall only be required to indemnify and hold harmless in excess of the KeyTech Deductible or (ii) for any amount of Losses in respect of indemnification under such section in excess of $23,000,000 (the “KeyTech Cap”); provided, that, none of the KeyTech De Minimis Threshold, the KeyTech Deductible or the KeyTech Cap will apply in respect of claims for any Losses resulting from, arising out of or relating to the Fundamental Representations.

(h)                                 For purposes of Section 9.2(b)(i), the Indemnifying Party shall not be required to indemnify and hold harmless the Indemnified Party (i) unless (a) the amount of each Loss or the amount of Losses that originate from the same or a series of related claims under such section exceeds

$10,000, provided, that in calculating the value of Losses for the purposes of assessing whether this threshold has been met all costs, expenses and legal fees shall be excluded (the “ATN De Minimis Threshold”) and such Losses below the ATN De Minimis Threshold shall not be counted towards the ATN Deductible and (b) the aggregate amount of all Losses in respect of indemnification under such section exceeds $600,000 (the “ATN Deductible”), and once the ATN Deductible has been exceeded, the Indemnifying Party shall only be required to indemnify and hold harmless in excess of the ATN Deductible or (ii) for any amount of Losses in respect of indemnification under such section in excess of $11,100,000 (the “ATN Cap”).

(i)                                     For purposes of Section 9.2(a)(ii), and Section 9.2(b)(ii), the Indemnifying Party shall not be required to indemnify and hold harmless the Indemnified Party unless the amount of each Loss or the amount of Losses that originate from the same or a series of related claims under such section exceeds the KeyTech De Minimis Threshold or the ATN De Minimis Threshold, as the case may be, provided, that in calculating the value of Losses for the purposes of assessing whether this threshold has been met all costs, expenses and legal fees shall be excluded.

(j)                                    The indemnity provided for in this Section 9.2 shall be the sole and exclusive monetary remedy of Indemnified Parties after the Closing for any inaccuracy of any representation or warranty or any other breach of any covenant or agreement contained in this Agreement; provided that nothing herein shall limit in any way any such party’s remedies in respect of fraud or intentional breach by any other party in connection with the transactions contemplated hereby.

(k)                                 No investigation by ATN of KeyTech or by KeyTech of ATN prior to or after the date hereof shall limit any Indemnified Party’s exercise of any right hereunder or be deemed to be a waiver of any such right and notwithstanding anything to the contrary herein, the rights and remedies of the Indemnified Parties shall not be limited by the fact that any Indemnified Party (i) had actual or constructive knowledge (other than knowledge of matters disclosed in the applicable Disclosure Letter) of any breach, event or circumstance, whether before or after the execution and delivery of this Agreement or the Closing, it being understood that information fairly and adequately disclosed in the KeyTech Disclosure Letter, in accordance with Article III, or the ATN Disclosure Letter, in accordance with Article IV, as applicable, shall be deemed to qualify, and to the extent so qualified, to avoid a breach of, such representation or warranty or (ii) waived (A) any breach of representation or compliance with any covenant or (B) any condition to the Closing set forth in Article VII.

(l)                                     Any indemnification payments pursuant to this Section 9.2 shall be treated as an adjustment to the purchase price for U.S. federal income and applicable state and local Tax purposes, unless a different treatment is required by applicable Law.

ARTICLE X

GENERAL PROVISIONS

Section 10.1                             Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally during normal business hours of the recipient during a Business Day, otherwise on the next Business Day, (b) by email, upon confirmation of receipt, or if sent during normal business hours of the recipient during a Business Day, otherwise on the next Business Day, or (c) on the date of receipt by addressee if delivered by a nationally recognized express courier service, return receipt requested, if received on a Business Day, otherwise on the next Business Day.

All notices hereunder shall be delivered as set forth below or under such other instructions as may be designated in writing by the party to receive such notice.

(i)                                     If to KeyTech or Chancery, to:

KeyTech Limited

30 Victoria Street

Hamilton HM 12

Bermuda

Attention:                                         Michael Tanglao, General Counsel
Email:                                                            mtanglao@keytech.bm

with a copy (which shall not constitute notice) to:

Appleby (Bermuda) Limited
Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

Attention:                                         Steven Rees Davies

Email:                                                            sreesdavies@applebyglobal.com

(ii)                                  If to ATN, New ABH or ABH, to:

Atlantic Tele-Network, Inc.

600 Cummings Center

Beverly MA 01915

United States

Attention:                                         General Counsel

Email:                                                            LegalNotices@atni.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
United States

Attention:                                         William A. Groll

Matthew P. Salerno
Email:                                                            wgroll@cgsh.com

msalerno@cgsh.com

and to:

Wakefield Quin Limited

Victoria Place, 31 Victoria Street,

Hamilton HM10
Bermuda

Attention:                                         Ian Stone

Email:                                                            istone@wq.bm

Section 10.2                             Interpretation.

(a)                                 The table of contents, articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  Except as otherwise indicated, all references in this Agreement to “Articles”, “Sections”, “Disclosure Letters” and “Exhibits” are intended to refer to Articles and Sections of this Agreement and Schedules and Exhibits to this Agreement.  The KeyTech Disclosure Letter, ATN Disclosure Letter and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  Any capitalized terms used in the KeyTech Disclosure Letter, ATN Disclosure Letter, any Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement unless the context otherwise requires.

(b)                                 For purposes of this Agreement: (i) “include,” “includes” or “including” shall be deemed to be followed by “without limitation”; (ii) “hereof,” “herein”, “hereby”, “hereto” and “hereunder” shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”; (iv) unless otherwise noted, “Dollars” and “$” shall mean United States Dollars; (v) the singular includes the plural and vice versa; (vi) reference to a gender includes the other gender; (vii) “any” shall mean “any and all”; (viii) “or” is used in the inclusive sense of “and/or”; (ix) reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented and modified in effect from time to time in accordance with its terms; (x) reference to any Law means such Law as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder, (xi) references to “party” or “parties” in this Agreement mean ATN, ABH, New ABH, KeyTech and Chancery, as the case may be and (xii) references to “days”, “months” or “years” shall be understood to refer to calendar days, months or years.

(c)                                  Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the KeyTech Disclosure Letter or ATN Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the KeyTech Disclosure Letter or ATN Disclosure Letter is or is not material for purposes of this Agreement.  Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the KeyTech Disclosure Letter or ATN Disclosure Letter is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the KeyTech Disclosure Letter or ATN Disclosure Letter is or is not in the ordinary course of business for purposes of this Agreement.  The parties intend that each representation, warranty, covenant and agreement contained in this Agreement will have independent significance, and the fact that any conduct or state of facts may be within the scope of two or more representations, warranties, covenants or agreements contained in this Agreement, whether relating to the same or different subject matters and regardless of the relative levels of specificity, shall not be considered in construing or interpreting this Agreement.

(d)                                 The parties have participated jointly in the negotiation and drafting of this Agreement with the benefit of competent legal representation, and the language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent.  In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any provisions hereof.

(e)                                  Any document or information shall be deemed to have been “made available” by KeyTech to ATN if such document or information was posted to the electronic data room on or before the date that is three (3) Business Days prior to the date hereof.

(f)                                   Each section or subsection of a Disclosure Letter qualifies the correspondingly numbered representation, warranty or covenant of the Agreement; provided that information disclosed in one section or subsection of a Disclosure Letter shall be deemed to be included in each other section or subsection of such Disclosure Letter in which the relevance of such information would be readily apparent on the face thereof.  Representations and warranties in Article III and Article IV that are made in reference to a party’s Disclosure Letter or “in the case of” or “with respect to” a certain party and its Subsidiaries or Affiliates are being made only by that party.

Section 10.3                             Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when each of the parties has delivered a signed counterpart to the other parties, it being understood that all parties need not sign the same counterpart.  Delivery of an executed signature page of this Agreement by facsimile transmission or electronic “.pdf” shall be effective as delivery of a manually executed counterpart hereof.

Section 10.4                             Entire Agreement; No Third Party Beneficiaries.

(a)                                 This Agreement (including the Exhibits, the KeyTech Disclosure Letter and the ATN Disclosure Letter) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement and shall terminate in accordance with its terms, or if the Closing occurs, as set forth in Section 6.2(d).

(b)                                 This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except as set forth in or contemplated by the terms and provisions of Article IX.

Section 10.5                             Governing Law.  This Agreement shall be governed by, and construed with regard to, in all respects, including as to validity, interpretation and effect, the Laws of Bermuda, without giving effect to its principles or rules of conflict of laws.

Section 10.6                             Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing a material portion of the economic benefits of the Transactions that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 10.7                             Assignment.  Other than as provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties, which may be granted or withheld in the sole discretion of the other parties.  Any attempt to make any such assignment without such consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 10.8                             Enforcement.  The parties agree that money damages would be both incalculable and an insufficient remedy and that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, subject to the discretion of the Chosen Courts, the parties shall be entitled to an injunction or other equitable relief to prevent breaches or violations of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Chosen Court, this being in addition to any other remedy to which they are entitled at law or in equity.  Moreover, and in recognition of the foregoing, each of the parties hereby waives (a) any defense in any action for specific performance of this Agreement that a remedy at law would be adequate and (b) any requirement under any law for any party to post security as a prerequisite to obtaining equitable relief.

Section 10.9                             Submission to Jurisdiction.  Each party irrevocably and unconditionally consents, agrees and submits to the exclusive jurisdiction of the Supreme Court of Bermuda (and appropriate appellate courts therefrom) (the “Chosen Courts”), for the purposes of any litigation, action, suit or other proceeding with respect to the subject matter hereof.  Each party agrees to commence any litigation, action, suit or proceeding relating hereto only in the Supreme Court of Bermuda, or if such litigation, action, suit or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in the other appellate courts therefrom or other courts of Bermuda.  Each party irrevocably and unconditionally waives any objection to the laying of venue of any litigation, action, suit or proceeding with respect to the subject matter hereof in the Chosen Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  Each party further irrevocably and unconditionally consents to and grants any such court jurisdiction over the Person of such parties and, to the extent legally effective, over the subject matter of any such dispute and agrees that mailing of process or other documents in connection with any such action or proceeding in the manner provided in Section 10.1 hereof or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.  The parties agree that a final judgment in any such litigation, action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 10.10                      Amendment.  This Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after receipt of the Required KeyTech Vote; provided that after receipt of any such vote, no amendment shall be made which by Law (or in the case of KeyTech, the rules and regulations of the BSX) requires further approval by such shareholders without obtaining such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties by their duly authorized representatives.

Section 10.11                      Extension; Waiver.  At any time before the Merger Effective Time, the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any breach of the representations or warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions contained herein.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.  The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.  No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

Section 10.12                      Defined Terms.  For purposes of this Agreement, each of the following terms shall have the meaning set forth below (with plurals of such term having the correlative meaning).

“ABH” shall have the meaning set forth in the Introduction.

“ABH Common Share” shall have the meaning set forth in Section 1.1(b).

“ABH Contribution” shall have the meaning set forth in Section 1.1(h).

“ABH Dividend” shall have the meaning set forth in Section 1.1(h).

“ABH Sale” shall have the meaning set forth in Section 1.1(f).

“ABH Sale Consideration” shall have the meaning set forth in Section 2.1.

“ABH Sale Effective Time” shall have the meaning set forth in Section 1.1(f).

“ABH Share Register” shall have the meaning set forth in Section 2.3(a).

“ABH Voting Debt” shall have the meaning set forth in Section 4.2(d).

“Affiliate” shall mean any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  As used in this Agreement, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Introduction.

“Anticorruption Laws” shall have the meaning set forth in Section 3.18.

“Antitrust Laws” shall mean all antitrust, competition or trade regulation Laws of any Governmental Entity or Laws issued by any Governmental Entity that are otherwise designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition.

“ATN” shall have the meaning set forth in the Introduction.

“ATN Cap” shall have the meaning set forth in Section 9.2(h).

“ATN Carve-Out” shall have the meaning set forth in Section 1.1(c).

“ATN Contribution” shall have the meaning set forth in the Section 1.1(b).

“ATN De Minimis Threshold” shall have the meaning set forth in Section 9.2(h).

“ATN Deductible” shall have the meaning set forth in Section 9.2(h).

“ATN Directors” shall have the meaning set forth in Section 6.12.

“ATN Disclosure Letter” shall have the meaning set forth in Article IV.

“ATN Material Adverse Effect” shall mean any Effect that, individually or in combination with any other Effect, is or would reasonably be expected to become materially adverse to the ability of ATN to perform its obligations under, and consummate the transaction contemplated by, this Agreement.

“ATN Transaction Approvals” shall have the meaning set forth in Section 4.3(d).

“Average KeyTech Share Price” shall mean, as of any measurement date, the volume weighted average price per KeyTech Common Share on the BSX (as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually agreed by the parties) for the five (5) consecutive trading days immediately preceding the second trading day before such measurement date.  For all purposes of this Agreement, the Average KeyTech Share Price shall be calculated to the nearest one-hundredth of one cent.

“BDB” shall have the meaning set forth in Section 4.8(a).

“BDC” shall have the meaning set forth in Section 1.1(h).

“BDC Certificate” shall have the meaning set forth in Section 2.2.

“BDC Disproportionate Material Adverse Effect” means any Effect that, individually or in combination with any other Effect, is or would reasonably be expected to become materially adverse to the business, condition (financial or otherwise), prospects, assets (tangible or intangible), capitalization or results of operations of BDC, arising out of or resulting from (i) changes after the date hereof in general economic or business conditions in Bermuda; (ii) changes after the date hereof in the credit, debt, financial or capital markets or changes in interest or exchange rates, in each case, in the United States or Bermuda; (iii) changes after the date hereof in conditions generally affecting the industry in which BDC operates; (iv) any outbreak of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism; (v) any hurricane, flood, tornado, earthquake or other natural disaster; (vi) changes after the date hereof in Law or GAAP; provided, that such Effect has a disproportionate impact on BDC compared to any other companies that operate in the industries in which BDC operates.

“BDC Lease” shall have the meaning set forth in Section 4.14(a).

“BDC Leased Real Property” shall have the meaning set forth in Section 4.14(a).

“BDC Material Adverse Effect” means any Effect that, individually or in combination with any other Effect, is or would reasonably be expected to become materially adverse to (a) the business, condition (financial or otherwise), prospects, assets (tangible or intangible), capitalization or results of operations of BDC; provided, however, that, in the case of clause (a) above, no Effect shall constitute a Material Adverse Effect to the extent that such Effect arises out of or results from (i) changes after the date hereof in general economic or business conditions in Bermuda; (ii) changes after the date hereof in the credit, debt, financial or capital markets or changes in interest or exchange rates, in each case, in the United States or Bermuda; (iii) changes after the date hereof in conditions generally affecting the industry in which BDC operates; (iv) any outbreak of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism; (v) any hurricane, flood, tornado, earthquake or other natural disaster; (vi) changes after the date hereof in Law or GAAP; (vii) any failure by BDC to meet any internal or external projections or forecasts (but not the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); (viii) the public announcement of this Agreement, other than for purposes of any representation or warranty set forth in Section 4.3(b) and Section 4.3(c); (ix) any action taken by BDC (1) that is expressly required by this Agreement or (2) at the specific request of KeyTech.

“BDC Material Contracts” has the meaning set forth in Section 4.10(a).

“BDC Ordinary Share” shall have the meaning set forth in Section 2.2

“BDC Owned Real Property” shall have the meaning set forth in Section 4.14(a).

“BDC Share Option” shall mean the option to purchase 12,000 BDC Ordinary Shares at a price of BD$20.00 per share pursuant to a share option agreement, dated December 1, 2009 between BDC and Maria Periera.

“BDC Share Register” shall have the meaning set forth in Section 2.3(a).

“BDC Voting Debt” shall have the meaning set forth in Section 4.2(f).

“BDC Warranties” shall have the meaning set forth in Section 9.2(b).

“Bermuda Employment Law” shall mean the Employment Act 2000, the Health Insurance Act 1970, the Contributory Pensions Act 1970, the National Pension Scheme (Occupational Pensions) Act 1998, the Occupational Safety and Health Act 1982, the Human Rights Act 1981 and the Bermuda Immigration and Protection Act 1956, in each case as amended from time to time and in each case, together with all regulations promulgated thereunder.

“BMA” shall mean the Bermuda Monetary Authority.

“Book Entry Form” shall mean the outstanding non-certificated shares to be issued pursuant to the KeyTech Share Issuances and represented by entry in the register of shareholders of the KeyTech only.

“BOTCAT Agreement” shall mean the share purchase agreement, dated as of September 3, 2014 among KeyTech, British Overseas Territory Cable & Telecommunications, Ltd. and WestTel Limited.

“BRA” shall mean the Regulatory Authority of Bermuda established pursuant to section 11 of the Regulatory Authority Act.

“BSX” shall mean the Bermuda Stock Exchange.

“BSX Consent” shall mean the consent of the Bermuda Stock Exchange to the KeyTech Amendments and the KeyTech Share Issuances.

“Budget” shall have the meaning set forth in Section 5.1(c)(ix).

“Burdensome Condition” shall mean (a) any sale, license, divestiture or other disposition of any capital stock, businesses, assets (tangible or intangible), properties or other interests of ABH or KeyTech or any of their Subsidiaries or Affiliates, (b) the imposition of any limitation, restriction or condition on the ability of ABH, New ABH, KeyTech or any of their Subsidiaries or Affiliates to conduct their respective businesses or own, acquire, hold or exercise full rights of ownership of any capital stock, businesses, assets (tangible or intangible), properties or other interests, provided, that any such limitation, restriction or condition imposed, is materially more onerous than any limitation, restriction or condition affecting ABH, New ABH, KeyTech or any of their Subsidiaries or Affiliates as at the date of this Agreement, (c) the imposition of any limitation, restriction or condition on ATN, ABH, New ABH, KeyTech or any of their Subsidiaries or Affiliates regarding the combination of the operations of their respective businesses, other than (i) a requirement that the current core business functions of such entities remain within their respective legal entities, (ii) the BRA being entitled to a prior approval of any proposed bundled telecommunications service to be provided by New ABH, KeyTech or any of their Subsidiaries or Affiliates and (iii) any limitation, restriction or condition contingent on any representation jointly made in writing by ATN and KeyTech to the BRA in connection with the transactions contemplated by this Agreement; (d) the imposition of any limitation, restriction or condition on ABH, KeyTech or any of their Subsidiaries or Affiliates under any Antitrust Law, or (e) any material modification or waiver of the terms and conditions of this Agreement required by any Governmental Entity in order to obtain any of the Transaction Approvals.

“Business Day” shall mean any date other than a Saturday, Sunday or other day on which banking institutions in New York or Bermuda are obligated by Law or executive order to be closed.

“Cash Amount” shall have the meaning set forth in Section 1.1(b).

“Certificate of Merger” shall have the meaning set forth in Section 1.1(k).

“Chancery” shall have the meaning set forth in the Introduction.

“Chancery Share Consideration” shall mean 940,443 validly issued, fully paid and non-assessable Chancery Common Shares.

“Chancery Common Share” shall mean a common share, par value $1.00, of Chancery

“Chosen Courts” shall have the meaning set forth in Section 10.9.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Continuation” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” shall have the meaning set forth in the Recitals.

“Companies Act” shall mean the Companies Act 1981, as amended.

“Compensation and Benefit Plan” shall mean any pension, retirement, profit-sharing, deferred compensation, share option, restricted shares, equity-based compensation, performance units, employee share ownership, severance pay, vacation, retention, cash bonus or other bonus or incentive plan, any other employee program or agreement, any medical, vision, dental, or other health plan, any life insurance plan, and any other employee benefit plan or fringe benefit plan, whether or not tax-qualified or otherwise tax-preferred, maintained by, sponsored in whole or in part by, or contributed to by KeyTech or it respective Subsidiaries or BDC, as the case may be, for the benefit of their employees, former employees, retirees, dependents, spouses, directors, former directors, independent contractors, or other beneficiaries and under which such employees, former employees, retirees, dependents, spouses, directors, former directors, independent contractors, or other beneficiaries are eligible to participate and any employment, retention, change in control, severance, termination, consulting or retirement agreement with their current or former employees, directors or independent contractors.

“Confidentiality Agreement” shall mean the nondisclosure agreement, dated as of April 13, 2015 KeyTech and ATN.

“Consent” shall mean any approval, authorization, consent, ratification, permission, exemption or waiver or the expiration, lapse or termination of any waiting period (including any extension thereof) under any applicable Antitrust Law.

“Continued Closing Date” shall have the meaning set forth in Section 1.2.

“Contract” shall mean any contract, agreement or other legally binding instrument, including any note, bond, mortgage, deed, indenture, insurance policy, commitment, undertaking, promise, lease, sublease, license or sublicense or joint venture, in each case whether written or oral.

“Deregistered Companies” shall have the meaning set forth in Section 3.1(b).

“Disclosure Letter” shall mean either or both the KeyTech Disclosure Letter and/or the ATN Disclosure Letter, as the case may be.

“Dissenting Holder” shall mean a holder of BDC Ordinary Shares who did not vote in favor of the Merger and who complies with all of the provisions of the Companies Act concerning the right of holders of BDC Ordinary Shares to require appraisal of their BDC Ordinary Shares under the Laws of Bermuda.

“Dissenting Shares” shall mean BDC Ordinary Shares held by a Dissenting Holder.

“Effect” shall mean a state of facts, circumstance, condition, event, change, development, occurrence, result or effect.

“Employment Claim” shall mean any claim or complaint made against KeyTech after the date hereof pursuant to the Employment Act 2000, Human Rights Act 1981, the Bermuda Constitution Order 1968, common law or any related employment law in whatever jurisdiction such claims are threatened or made including all management costs and legal costs incurred in defending such claims or threatened claims on an indemnity basis; provided, however, that any claim or complaint pursuant to (i) the Employment Act 2000 arises from events, activities or circumstances occurring in the three month period prior to Closing, (ii) the Human Rights Act 1981 arises from events, activities or circumstances occurring in the six month period prior to Closing and (iii) any other statute or common law from events, activities or circumstances occurring in the three year period prior to Closing .

“Encumbrance” shall mean any charge, claim, adverse interest, community property interest, pledge, hypothecation, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, deed of trust, encumbrance, easement, encroachment, license, sublicense, right of way, right of first refusal, preemptive right or de jure or de facto restriction or limitation of any kind, including any restriction on access, use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Law” shall mean all applicable Laws related to (a) the environment, including pollution, contamination, cleanup, preservation, protection, remediation or reclamation of the environment, (b) human health or safety or the exposure of employees and other persons to any Hazardous Substance, (c) any Release or threatened Release, including investigation, study, assessment, testing, monitoring, containment, removal, remediation, cleanup or abatement of such Release or threatened Release, (d) the management, manufacture, generation, formulation, processing, labeling, distribution, introduction into commerce, registration, use, treatment, handling, storage, disposal, transportation, re-use, recycling or reclamation of any Hazardous Substance, or (e) the physical structure or condition of a building, facility, fixture or other structure as related to environmental or health and safety impacts.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

“Expenses” shall mean all documented out-of-pocket expenses (including all fees and expenses of counsel, accountants and investment bankers, to a party hereto and its Affiliates) actually and reasonably incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation and filing of all notifications and reports required by the Transaction Approvals, the preparation, printing, filing and mailing, as the case may be, of the KeyTech Shareholders’ Circular, the Other KeyTech Materials and any amendments or supplements thereto, and the solicitation of the Required KeyTech Vote and all other matters related to the transactions contemplated hereby.

“FCC” shall mean the Federal Communications Commission.

“First Closing” shall have the meaning set forth in Section 1.2.

“First Consideration Share Issuance” shall have the meaning set forth in the Recitals.

“Fully Diluted Basis” shall mean as of any date of determination with respect to all KeyTech Common Shares, without duplication, (i) all then issued KeyTech Common Shares, (ii) the maximum number of KeyTech Common Shares issuable pursuant to this Agreement, in connection with the ABH Sale and the Merger, (iii) the maximum number of KeyTech Common Shares issuable upon the exercise or conversion of any convertible or exchangeable securities of KeyTech then issued, whether or not such conversion or similar right is at the time exercisable, convertible or exchangeable and (iv) the maximum number of KeyTech Common Shares issuable pursuant to any outstanding stock options, warrants or similar rights or contractual obligation of KeyTech then issued (including the “Deferred Shares” issued in accordance with (and as defined in) the BOTCAT Agreement), whether or not such option, warrant or similar right is at the time exercisable or convertible.

“Fundamental Representations” shall mean the representations and warranties of KeyTech and Chancery set forth in Section 3.1(a), Section 3.2, Section 3.3, Section 3.7, and Section 3.9.

“GAAP” shall mean the United States generally accepted accounting principles.

“General Registry” shall have the meaning set forth in Section 3.1(a).

“Governmental Entity” shall mean any court, administrative agency or commission or other governmental authority, body, agency, official or instrumentality, domestic or foreign, or self-regulatory organization or other similar quasi-governmental regulatory body or arbitration panel, tribunal or arbitrator.

“Hazardous Substance” shall mean any pollutant, contaminant, chemical, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, or industrial, solid, toxic, radioactive, infectious, disease-causing or hazardous substance, material, waste or agent, including, without limitation, all substances, materials, wastes or agents which are identified, regulated, the subject of liability or requirements for remediation under, or otherwise subject to, any Environmental Law.

“ICOL” shall mean an Integrated Communications Operating License issued by the BRA.

“IFRS” shall mean International Financial Reporting Standards, as issued by the International Accounting Standards Board.

“Indebtedness” of any Person at any date shall mean, without duplication, all obligations of such Person under the applicable governing documentation to settle outstanding obligations (whether in cash, in kind or by the issue of KeyTech Common Shares), pay principal, interest, penalties, fees, guarantees, reimbursements, damages, costs of unwinding and other liabilities with respect to (a) indebtedness for borrowed money, whether current or funded, fixed or contingent, secured or unsecured, (b) indebtedness evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities, (c) leases that are capitalized in accordance with IFRS under which such Person is the lessee, (d) the deferred purchase price of goods or services (other than trade payables or accruals in the ordinary course of business consistent with past practice), (e) obligations under interest rate swap, hedging or similar agreements, (f) letters of credit and (g) direct or indirect guarantees or other forms of credit support of obligations described in clauses (a) through (f) above of any Person.

“Indemnified Party” shall have the meaning set forth in Section 9.2(c).

“Indemnifying Party” shall have the meaning set forth in Section 9.2(c).

“ICTA” shall mean the Information and Communications Technology Authority established pursuant to the ICTA Law.

“ICTA Law” shall mean the Information & Communications Technology Authority Law of May 17, 2002, as amended.

“Intellectual Property” shall mean: (a) trademarks, service marks, Internet domain names, logos, trade dress, trade names, corporate names and any and every other form of trade identity or indicia of origin, and the goodwill associated therewith and symbolized thereby; (b) inventions, discoveries and patents, and the improvements thereto; (c) published and unpublished works of authorship and the copyrights therein and thereto (including databases and other compilations of information, computer and electronic data processing programs and software, in both source code and object code); (d) Trade Secrets; (e) all rights in data and data bases; (f) all other intellectual property or similar proprietary rights; and (g) any applications, registrations and renewals for the foregoing.

“IRS” shall mean the United States Internal Revenue Service.

“KeyTech” shall have the meaning set forth in the Introduction.

“KeyTech Amendments” shall mean the amendments to KeyTech’s memorandum of association and bye-laws set forth in Exhibit C and Exhibit D, respectively, including the KeyTech Share Increase.

“KeyTech Board” shall have the meaning set forth in the Recitals.

“KeyTech Board Reorganization” shall have the meaning set forth in Section 6.12.

“KeyTech Bye-Laws” means the bye-laws of KeyTech as at the date of this Agreement.

“KeyTech Cap” shall have the meaning set forth in Section 9.2(g).

“KeyTech Common Share” shall have the meaning set forth in Section 1.1(a).

“KeyTech De Minimis Threshold” shall have the meaning set forth in Section 9.2(g).

“KeyTech Deductible” shall have the meaning set forth in Section 9.2(g).

“KeyTech Designees” shall mean Leslie Rans or Lloyd Fray or such other member of the board of directors of BDC as may from time to time be nominated, designated or appointed by KeyTech or any of its Subsidiaries.

“KeyTech Disclosure Letter” shall have the meaning set forth in Article III.

“KeyTech Disproportionate Material Adverse Effect” means any Effect that, individually or in combination with any other Effect, is or would reasonably be expected to become materially adverse to (a) the business, condition (financial or otherwise), prospects, assets (tangible or intangible), capitalization or results of operations of KeyTech or any of its Subsidiaries or (b) the ability of KeyTech or any of its Subsidiaries to perform its obligations under, and consummate the transactions contemplated by, this Agreement on a timely basis, arising out of or resulting from (i) changes after the date hereof in general economic or business conditions in Bermuda; (ii) changes after the date hereof in the credit, debt, financial or capital markets or changes in interest or exchange rates, in each case, in the United States or Bermuda; (iii) changes after the date hereof in conditions generally affecting the industry in which KeyTech operates; (iv) any outbreak of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism; (v) any hurricane, flood, tornado, earthquake or other natural disaster; (vi) changes after the date hereof in Law or IFRS; provided, that such Effect has a disproportionate impact on KeyTech or any of its Subsidiaries compared to any other companies that operate in the industries in which KeyTech or any of its Subsidiaries operate.

“KeyTech Dividend” shall have the meaning set forth in Section 1.1(a).

“KeyTech Intervening Event” shall have the meaning set forth in Section 6.4(c).

“KeyTech Material Adverse Effect” means any Effect that, individually or in combination with any other Effect, is or would reasonably be expected to become materially adverse to (a) the business, condition (financial or otherwise), prospects, assets (tangible or intangible), capitalization or results of operations of KeyTech or any of its Subsidiaries or (b) the ability of KeyTech or any of its Subsidiaries to perform its obligations under, and consummate the transactions contemplated by, this Agreement on a timely basis; provided, however, that, in the case of clause (a) above, no Effect shall constitute a Material Adverse Effect to the extent that such Effect arises out of or results from (i) changes after the date hereof in general economic or business conditions in Bermuda; (ii) changes after the date hereof in the credit, debt, financial or capital markets or changes in interest or exchange rates, in each case, in the United States or Bermuda; (iii) changes after the date hereof in conditions generally affecting the industry in which KeyTech or any of its Subsidiaries operate; (iv) any outbreak of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism; (v) any hurricane, flood, tornado, earthquake or other natural disaster; (vi) changes after the date hereof in Law or IFRS; (vii) any failure by KeyTech or any of its Subsidiaries to meet any internal or external projections or forecasts (but not the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); (viii) the public announcement of this Agreement, other than for purposes of any representation or warranty set forth in Section 3.3(b) and Section 3.3(c); (ix) any action taken by KeyTech or any of its Subsidiaries (1) that is expressly required by this Agreement or (2) at the specific request of ATN (it being understood that actions taken by KeyTech or any of its Subsidiaries in compliance with Section 5.1  shall not be excluded solely by operation of this clause (ix)).

“KeyTech No Approval Fee” shall have the meaning set forth in Section 8.2(b)(iii).

“KeyTech Recommendation” shall have the meaning set forth in Section 6.1(c).

“KeyTech Reports” shall have the meaning set forth in Section 3.4(a).

“KeyTech Share Increase” shall mean an increase in the share capital of KeyTech, as included in the KeyTech Amendments necessary to facilitate the KeyTech Share Issuances.

“KeyTech Share Plans” shall have the meaning set forth in Section 3.2(a).

“KeyTech Shareholders’ Circular” shall have the meaning set forth in Section 6.1(a).

“KeyTech Shareholder Meeting” shall have the meaning set forth in Section 6.1(c).

“KeyTech Share Issuances” shall have the meaning set forth in the Recitals.

“KeyTech Transaction Approvals” shall have the meaning set forth in Section 3.3(d).

“KeyTech Voting Debt” shall have the meaning set forth in Section 3.2(c).

“Knowledge” shall mean the actual knowledge, without due inquiry, of the directors and officers of KeyTech set forth in Section 10.13(a) of the KeyTech Disclosure Letter or the officers of ATN set forth in Section 10.13(a) of the ATN Disclosure Letter, as the case may be.

“Labor Organization” shall have the meaning set forth in Section 3.14(a).

“Law” shall mean any law, statute, ordinance, arbitration award, or any rule, regulation, judgment, order, writ, injunction, decree, agency requirement or published interpretation of any Governmental Entity.

“Lease” shall have the meaning set forth in Section 3.16(a).

“Leased Real Property” shall have the meaning set forth in Section 3.16(a).

“Legal Proceeding” shall mean any claim, litigation, action, suit (whether civil, criminal, administrative, judicial or investigative), audit, hearing, investigation, binding arbitration or mediation or proceeding, in each case commenced, brought, conducted, heard before or otherwise involving any Governmental Entity, arbitrator or mediator.

“Liabilities” shall mean any and all Indebtedness, liabilities, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on or off-balance sheet, and whether arising in the past, present or future, and including those arising under any Contract, Legal Proceeding or Order.

“License Holder” shall have the meaning set forth in Section 3.10(a).

“Listed KeyTech Common Shares” shall have the meaning set forth in Section 6.7.

“Listing Regulations” shall mean the applicable listing and corporate governance rules and regulations promulgated by the BSX or any other Governmental Entity.

“Losses” shall mean all losses, damages, costs, expenses, Liabilities, interest, deficiencies, settlements, awards, judgments, fines, assessments, penalties, offsets, diminutions in value, Legal Proceedings or other charges of any kind, including reasonable attorneys’ fees, costs of investigation and costs of enforcing any right to indemnification hereunder or pursuing any insurance providers.

“Management Services Agreement” shall have the meaning set forth in Section 6.13.

“Material Contract” shall have the meaning set forth in Section 3.12(a).

“Merger” shall have the meaning set forth in Section 1.1(k).

“Merger Agreement” shall have the meaning set forth in Section 1.1(k).

“Merger Application” shall have the meaning set forth in Section 1.1(k).

“Merger Effective Time” shall have the meaning set forth in Section 1.1(k).

“Minority Share” shall have the meaning set forth in Section 2.2(a)(i).

“Minority Shareholders” shall mean the holders of BDC Ordinary Shares other than ABH and Chancery.

“Minority Shareholders Consideration” shall mean 3,761,772 validly issued, fully paid and non-assessable KeyTech Common Shares.

“Minority Shareholders Merger Consideration” shall have the meaning set forth in Section 2.2(a)(i).

“New ABH” shall have the meaning set forth in the Introduction.

“New ABH Contribution” shall have the meaning set forth in Section 1.1(d).

“NewCo” shall have the meaning set forth in Section 6.18.

“Order” shall mean any judgment, order, injunction, decision, determination, award, ruling, writ, stipulation, restriction, assessment or decree of, or entered by, with or under the supervision of, any Governmental Entity.

“Other KeyTech Filings” shall have the meaning set forth in Section 6.1(a).

“Other License Holder” shall have the meaning set forth in Section 3.10(e).

“Other Telecommunications Licenses” shall have the meaning set forth in Section 3.10(e).

“Owned Real Property” shall have the meaning set forth in Section 3.16(a).

“Ownership Covenant” shall have the meaning set forth in Section 2.1(b).

“Per Share Minority Shareholders Consideration” shall have the meaning set forth in Section 2.2(a)(i).

“Permits” shall mean permits, certifications, registrations, permissions, consents, franchises, concessions, licenses, variances, exemptions, waivers, orders, approvals and authorizations of all Governmental Entities necessary for the ownership and conduct of the business of a party or its Subsidiaries (including any insurance licenses or permissions from insurance regulatory authorities) in each of the jurisdictions in which it or its Subsidiaries currently conduct or operate its business.

“Permitted Encumbrance” shall mean (a) statutory liens securing payments not yet due, (b) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties, (c) restrictions on transfer imposed by Law, (d) assets pledged or transferred to secure reinsurance or retrocession obligations, (e) ordinary-course securities lending and short-sale transactions with a recognized creditworthy counterpart, (f) investment securities held in the name of a nominee, custodian or other record owner, (g) with respect to a party, the liens, encumbrances and restrictions set forth in Section 3.10(a) of such party’s Disclosure Letter, (h) statutory deposits or (i) deposits, or the posting, of funds, investment securities or other assets in trusts or as collateral under the terms of any policies, policy forms, binders, slips, treaties, certificates, insurance or reinsurance contracts or participation agreements and other agreements of insurance or reinsurance, whether individual or group.

“Person” shall mean an individual, a company, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Planning Act” shall have the meaning set forth in Section 3.16(d).

“Policies” shall have the meaning set forth in Section 3.11.

“Pre-Closing Period” shall have the meaning set forth in Section 5.1.

“Recommendation Withdrawal” shall have the meaning set forth in Section 6.4(b).

“Registrar” shall have the meaning set forth in Section 1.1(k).

“Regulatory Authority Act” shall mean the Regulatory Authority Act 2011 of Bermuda.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.

“Representatives” shall mean the directors, officers, employees or Affiliates or any advisors, attorneys, accountants, consultants or other representatives (acting in such capacity) retained by such party or any of its Affiliates.

“Required BDC Vote” shall have the meaning set forth in Section 1.1(k).

“Required KeyTech Vote” shall have the meaning set forth in Section 3.9(a).

“Required NewCo Vote” shall have the meaning set forth in Section 1.1(k).

“Required Telecommunications/Spectrum Licenses” shall mean (i) with respect to BDC, the licenses listed under “BDC:” in Section 4.8(a) of the ATN Disclosure Letter and (ii) with respect to KeyTech or any of its Subsidiaries, the licenses listed in Section 3.10(a) of the KeyTech Disclosure Letter.

“Retained ABH Subsidiaries” shall have the meaning set forth in Section 4.19.

“Reverse Termination Fee” shall have the meaning set forth in Section 8.2(b)(v).

“Sales” shall mean the ABH Sale and the Merger.

“Second Consideration Share Issuance” shall have the meaning set forth in the Recitals.

“Specified Interest” shall mean 6% per annum and shall, for any relevant period, be calculated on the basis of the actual days elapsed and a year of 360 days.

“Subsidiary” shall mean, as to any Person, any corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which), directly or indirectly, more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person or (c) the beneficial interest in such trust or estate, is at the time owned by such first Person, or by such first Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.  For the avoidance of doubt, BDC shall not, prior to the Closing, be considered a “Subsidiary” of (i) KeyTech or Chancery or (ii) except to the extent explicitly stated otherwise, of ATN, ABH or New ABH for purposes of this Agreement.

“Superior Proposal” shall mean a bona fide Takeover Proposal (with all references to “10% or more” in the definition of Takeover Proposal being deemed to be references to “more than 50%”), not obtained in breach of Section 6.4, made in writing (a) that is on terms that the board of directors of such party determines in good faith (after consulting with its outside legal counsel), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the Takeover Proposal and the Person making the Takeover Proposal (including any break-up fees, expense reimbursement provisions, conditions to consummation (including any conditions relating to financing, regulatory approvals or other events or conditions beyond the control of the party involving the condition) and availability of any necessary financing), is more favorable to the shareholders of such party than the transactions contemplated hereby (taking into account any written proposal to amend this Agreement by and binding upon the other party hereto which is received before the determination by a party’s board of directors) and (b) which the board of directors of such party determines is reasonably likely to be consummated.

“Surviving Company” shall have the meaning set forth in Section 1.1(k).

“Takeover Proposal” shall mean with respect to any party any proposal or offer from any Person (other than ATN or its Subsidiaries) relating to, or that would reasonably be expected to lead to, (i) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities (including any KeyTech Voting Debt) of KeyTech’s Subsidiaries) or businesses that constitute 10% or more of the assets or account for 10% or more of the net income of such party and its Subsidiaries, taken as a whole, or 10% or more of any class of equity securities (including any KeyTech Voting Debt) of KeyTech, (ii) any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 10% or more of any class of equity securities (including any KeyTech Voting Debt) of KeyTech or (iii) any merger, amalgamation, scheme of arrangement, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving such party or any of its Subsidiaries, in each case, under which any Person or the shareholders of any Person would own 10% or more of any class of equity securities (including any KeyTech Voting Debt) of KeyTech or of any resulting parent company of such party, in each case other than the Sales.

“Tax” shall mean (a) all federal, state, county, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, recording, franchise, profits, inventory, share capital, license, withholding, payroll, employment, social security, unemployment, excise, premium, severance, stamp, documentary, occupation, windfall profits, disability, highway use, alternative or add-on minimum, property and estimated taxes, customs duties, assessments and charges of any kind whatsoever, (b) all interest, penalties, fines, surcharges, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a) above, and (c) any transferee or successor liability in respect of any items described in clause (a) or (b) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

“Tax Asset” shall mean any loss, net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction, or any other credit or Tax attribute that could be carried forward or carried back to reduce Taxes.

“Tax Return” shall mean any return, report or statement filed or required to be filed with respect to any Tax (including any elections, notifications, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes KeyTech, ATN or any Subsidiaries thereof.

“Taxing Authority” shall mean the IRS or any other Governmental Entity responsible for the administration of any Tax.

“Telecommunications Laws” shall mean (i) any rules, regulations, policies or other Laws promulgated by the BRA, the ICTA, the FCC or any other Governmental Entity of Bermuda, the Cayman Islands or the United States, including the Electronic Communications Act 2011, the ICTA Law and the Communications Act of 1934 and other similar Laws and (ii) any rules, regulations, policies or other Laws promulgated by any Governmental Entity that are otherwise designed or intended to regulate the telecommunications sector.

“Termination Date” shall mean such date that is 6 months after the date hereof.

“Termination Fee” shall have the meaning set forth in Section 8.2(b)(i).

“Trade Secrets” shall mean any trade secrets, confidential business and technical information, proprietary information and any other confidential information (including ideas, research and development, know-how, formulae, calculations, algorithms, models, designs, processes, business methods, customer lists and supplier lists).

“Transaction Approvals” shall mean, collectively, the KeyTech Transaction Approvals and the ATN Transaction Approvals.

“Transactions” shall mean, collectively, the ATN Contribution, the ATN Carve-Out, the New ABH Contribution, the KeyTech Amendments, the ABH Sale, the ABH Dividend, the ABH Contribution, the Merger and the KeyTech Dividend.

“Treasury Regulation” shall mean the regulations promulgated under the Code.

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IN WITNESS WHEREOF, ATN, New ABH, ABH, KeyTech and Chancery have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

ATLANTIC TELE-NETWORK, INC.

By:	/s/ Michael T. Prior
Name: Michael T. Prior
Title: President and Chief Executive Officer

[Signature Page to the Transaction Agreement]

ATN CARIBBEAN HOLDINGS, LTD.

By:	/s/ Michael T. Prior
Name: Michael T. Prior
Title: Director

[Signature Page to the Transaction Agreement]

ATN BERMUDA HOLDINGS LIMITED

By:	/s/ Michael T. Prior
Name: Michael T. Prior
Title: Director

[Signature Page to the Transaction Agreement]

KEYTECH LIMITED

By:	/s/ Gary L. Phillips
Name: Gary L. Phillips
Title: Chairman

[Signature Page to the Transaction Agreement]

CHANCERY HOLDINGS LIMITED

By:	/s/ Gary L. Phillips
Name: Gary L. Phillips
Title: Chairman

[Signature Page to the Transaction Agreement]